As filed with the Securities and Exchange Commission on September 17, 2013

Registration No. 333- 190414

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IDEAL POWER INC.
(Exact name of registrant as specified in its charter)

Delaware		14-1999058
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

5004 Bee Creek Road, Suite 600
Spicewood, Texas 78669
(512) 264-1542
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Bundschuh
Chief Executive Officer
Ideal Power Inc.
5004 Bee Creek Road, Suite 600
Spicewood, Texas 78669
(512) 264-1542
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin Friedmann, Esq. Richardson & Patel LLP The Chrysler Building 405 Lexington Avenue, 49th Floor New York, New York 10174 Telephone: (212) 561-5559 Fax: (917) 591-6898	Scott Bartel, Esq. Eric Stiff, Esq. Locke Lord LLP 500 Capitol Mall, Suite 1800 Sacramento, California 95814 Telephone: (916) 930-2500 Fax: (916) 930-2501

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)
Title of Each Class of Securities to be Registered
Common Stock, $0.001 par value per share(2)	2,875,000		$5.00	$14,375,000	$1,960.75
Underwriter Warrant (3)(4)		$		$1,000	$0.14
Common Stock underlying Underwriter's Warrant	287,500		$6.25	$1,796,875	$245.09
Total				$16,172,875	$2,205.98

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, for the public offering and Rule 457(a) for the offering by the security holder.

(2)	Includes 375,000 shares of common stock representing 15% of the shares offered to the public that the underwriter has the option to purchase to cover over-allotments, if any.
(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(4)	Represents a warrant granted to the underwriter to purchase shares of common stock in an amount up to 10% of the number of shares sold to the public in this offering.
(5)	The registration fee was paid on August 6, 2013.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2013

 PRELIMINARY PROSPECTUS

2,500,000 Shares of Common Stock

    We are offering 2,500,000 shares of our common stock, $0.001 par value, in a firm commitment underwritten offering, which share number reflects our proposed one for 2.381 reverse stock split (the “reverse stock split”) described in this prospectus.  After the effectiveness of the registration statement, of which this prospectus is a part, and concurrently with the pricing of the offering, we will effect the reverse stock split.

 This is an initial public offering of our common stock.  We expect the public offering price to be $5.00 per share (assuming the reverse stock split).  There is presently no public market for our common stock.  We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “IPWR,” which listing we expect to occur upon consummation of this offering.  No assurance can be given that our application will be approved.  If our application to the Nasdaq Capital Market is not approved, we will not complete the offering or effect the reverse stock split.

 We are an “emerging growth company” under the federal securities laws and will have the option to use reduced public company reporting requirements.  Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MDB Capital Group, LLC is the underwriter for our initial public offering.   MDB Capital Group, LLC has rendered advisory services to us in the past and has acted as our placement agent in connection with the placement of our senior secured convertible promissory notes.  In November of 2012, MDB Capital Group LLC made an investment in our senior secured convertible promissory notes on the same terms and conditions as other investors as further described in the section of this prospectus titled “Underwriting.”

  If we sell all of the common stock we are offering, we will pay to MDB Capital Group, LLC $1,250,000, or 10%, of the gross proceeds of this offering and non-accountable expenses equal to $187,500.  For a more complete discussion of the compensation we will pay to the underwriter, please see the section of this prospectus titled “Underwriting”.  In connection with this offering, we have also agreed to issue to MDB Capital Group, LLC a warrant to purchase shares of our common stock in an amount up to 10% of the shares of common stock sold in the public offering, with an exercise price equal to 125% of the per-share public offering price.

	Per Share	Total
Public offering price	$5.00	$12,500,000.00
Underwriting discounts and commissions	$0.50	$1,250,000.00
Proceeds to us (before expenses) (1)	$4.50	$11,250,000.00

(1)
Does not include a non-accountable expense allowance equal to $187,500 payable to MDB Capital Group, LLC, the underwriter.  See “Underwriting” for a description of compensation payable to the underwriter.

    The underwriter may also purchase an additional 375,000 shares of our common stock (assuming the reverse stock split) amounting to 15% of the number of shares offered to the public, within 45 days of the date of this prospectus, to cover over-allotments, if any, on the same terms set forth above.

    The underwriter expects to deliver the shares on or about _____________________, 2013.

MDB Capital Group, LLC

The date of this prospectus is _______________, 2013.

Unless otherwise stated or the context otherwise requires, the terms “IPWR,” “we,” “us,” “our” and the “Company” refer to Ideal Power Inc.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with additional or different information.  The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

-i-

Prospectus Summary

 This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision.  You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in our common stock.  You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

 This registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and our securities.  With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

About Ideal Power Inc.

    Ideal Power Inc. develops power converters.  Power converters convert electricity from one form to another form that a user may find more useful.  There are two forms of electricity.  “AC” power uses alternating current, in which the current and voltage reverse direction many times per second.  “DC” power uses direct current, which does not reverse direction.  All electronics, such as computers, phones, video, and anything else that uses a transistor, use DC power internally.  Batteries and solar cells only provide DC power output.  However, electric utilities and power grid operators only sell AC power, so users often need to convert between AC and DC power.  Power converters provide AC-to-DC and DC-to-AC conversion, as well as voltage conversion.

    One important function of many power converters is to provide electrical isolation between the DC and AC sides of power converters.  Without isolation, a fault or short on the DC side can cause an AC fault, negatively affecting the wider power grid.  Typical power converters utilize transformers to achieve this isolation; these transformers tend to add size and weight to power conversion systems and sap system efficiency.

    Power converters that use switching transistor operations rather than transformer voltage conversion are commonly referred to as “electronic” power converters.  We design and develop technologies that aim to improve key performance characteristics of electronic power converters.  Our initial target markets will be commercial and industrial applications for solar or photovoltaic (PV) inverters, electrified vehicle DC charging, and customer-sited power grid energy storage.  A PV inverter is a type of electronic power converter that converts DC power from solar panels into AC power used by the power grid.  Electrified vehicle DC chargers convert AC power from the power grid into DC power to rapidly charge on-board vehicle batteries.  Grid energy storage applications use bi-directional battery converters; these convert AC power into DC power to store energy in a DC battery, and also convert DC power from the battery back into AC power to be used on the power grid.

    Our Power Packet Switching Architecture™ (PPSA) is a novel, patented power conversion technology.  With PPSA, all of the power flows into and is temporarily stored in an AC link magnetic storage component, thereby allowing PPSA-enabled products to provide isolation similar to transformer-based power conversion systems without the size, weight, cost, and efficiency loss of using transformers.

 We believe that PPSA can allow owners and operators of systems with a wide variety of power conversion needs to benefit from reduced costs and increased efficiency, reliability and flexibility.

 We were incorporated in Texas on May 17, 2007.  We converted to a Delaware corporation on July 15, 2013.  The address of our corporate headquarters is 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669 and our telephone number is (512) 264-1542.  Our website can be accessed at www.idealpower.com.  The information contained on, or that may be obtained from, our website is not, and shall not be deemed to be, a part of this prospectus.

The Industry

 Recent trends in the sources and uses of energy are driving demand for electronic power converters.  These trends include the migration toward intermittent renewable resources, an increased consumer demand for electrified vehicles, and a growing need to improve power grid resiliency and enable low cost off-grid renewable power systems in remote locations.  However, the power electronics systems used in these markets have limitations in size, weight, cost, safety, efficiency, flexibility and reliability.   We believe PPSA can improve upon existing technology in all of these product metrics.

 Currently, power conversion requires several bulky, inflexible devices.  These include bulk capacitors, power switches, line reactors and isolation transformers.  These components are heavy and expensive.  In addition, they are often custom-built for fixed functions, making them inflexible and not scalable.  This process also imposes high electrical and thermal stresses, which can create safety and reliability issues.

Our Proprietary Technology

 With PPSA, power flows through, and is temporarily stored in, an AC link magnetic storage component.  The power therefore moves like a packet, and the switching of that packet through the stages of the PPSA process is what gives Power Packet Switching Architecture its name.  Critically, this means that the entire process of isolated power conversion can take place in a single PPSA enabled device.  A brief outline of the process is as follows:

Stage One:  The AC Link is charged from the input

Stage Two:  The AC Link stores electrical energy and switches (rotates) the input voltage/current to match the output voltage/current requirements

Stage Three: The AC Link releases power to the output

      We believe PPSA provides several benefits, many of which stem from the fact that PPSA requires fewer hardware components than conventional designs:

·
Improved power-to-weight ratio.  This is another way of saying that PPSA can deliver the same power as a traditional inverter in a much smaller form factor and lower weight.  Lower weight using standard materials can lower material and manufacturing costs, as well as logistic costs of shipping, installation and maintenance.   There are three types of PV inverters   on the market today: transformer-based PV inverters, conventional transformer-less PV inverters, and our PPSA-enabled inverters.  The PPSA-enabled PV inverter is also transformer-less, but it behaves as if it has a transformer by providing beneficial isolation between the PV array and the AC grid.   Our initial 30kW PPSA-enabled PV inverter offers a power-to-weight ratio approximately 10 times higher than transformer-based PV inverters of similar power (which also offer beneficial isolation).  Conventional transformer-less inverters do not provide isolation; one of the key benefits they provide over traditional inverters is that they are smaller. Even so, our PV inverter offers a power-to-weight ratio approximately two times higher than transformer-less PV inverters that lack electrical isolation.   For example, Power One (one of the leaders in the power conversion space) currently offers a 27.6kW conventional transformer-less inverter that weighs 168 lbs., for a power-to-weight ratio of approximately 164 Watts/lb.  Our 30 kW inverter weighs only 97 lbs., for a power-to-weight ratio of approximately 309 Watts/lb.

·
Best-of-class safety without significant additional safeguards.   The PPSA process provides electrical isolation between the input and the output without a transformer.  This isolation means that PPSA systems can be grounded, so they achieve the same safety benefit as transformer-based inverters.   Conventional transformer-less PV inverters generally cannot be grounded, and therefore must use other safeguards, increasing system expense.  Note that it is only in the PV inverter space that we believe transformer-less inverters are even viable; in our other target markets (grid-storage battery converters and electrified vehicle DC charging), we believe that isolation will be a requirement.  PPSA can provide this isolation without the size, weight, cost, and efficiency loss of using a transformer.

·
Greater efficiency.  Efficiency is the measure of power out of the inverter as a percentage of the power into the inverter.  Thus, high efficiency PV inverters use less power in the conversion process and supply more power for use.  Our PPSA PV inverter was tested for efficiency by Intertek, a leading Nationally Recognized Testing Laboratory (NRTL).  Intertek’s results showed that our initial PV inverter product has a power conversion efficiency, defined as output power divided by input power, of 96.5% during normal operation.  This ranks among the highest efficiencies of any PV inverter providing electrical isolation, based on published results from the California Energy Commission.  In several of our emerging markets, such as electrified vehicle DC charging and grid-storage battery conversion, competing systems may have power conversion losses twice as high as our PPSA products.

·
Greater scalability/flexibility.  The electronic power converter market is fragmented, both by application (i.e., PV, grid energy storage, etc.) and by system power capacity (i.e., residential scale, commercial scale, and utility scale).  We believe that PPSA, which uses a common hardware design with flexible embedded software, has the capacity to address different markets, such as PV inverters and grid-storage battery converters.  Based on our research and testing, we believe our PPSA technology can be scaled down to systems with power capacity as small as 10kW and below, which could be used in a home that requires conversion of DC power coming from a photovoltaic panel into AC current that is compatible with residential use and the utility grid power, or scaled up to utility-size systems of more than 1MW.  Our current 30kW products are ideal for U.S. commercial and industrial applications, and are typically wall-mounted either indoors or outdoors.

·
Greater reliability.  Because PPSA uses no electrolytic capacitors, it eliminates that critical point of failure of conventional systems.  We believe this and other design features will lead to increased product robustness and reliability.  We are working with Intertek to subject our products to industry standard reliability tests.  These tests are partly funded by the U.S. Navy.

 We are continuing to develop and extend the PPSA platform.  This includes development work focused on bi-directional insulated gate bipolar transistors (BD-IGBTs) and other bi-directional power switches .  We believe that using BD-IGBTs in our PPSA solution should yield further improvements in power density, manufacturing cost, and efficiency.  The Department of Energy has awarded us  a $2.5 million Advanced Research Projects Agency-Energy (ARPA-E) grant to develop and commercialize BD-IGBT power switches to improve the performance of our solutions.   We believe this funding will be sufficient to demonstrate the potential product improvements from this new power switch component technology.  We have filed three provisional patent applications on a new technology approach to bi-directional switches optimized for PPSA.

           In conjunction with the ARPA-E grant we received from the Department of Energy, we granted to the United States a license which:

•	covers inventions that are related to the BD-IGBT and are made within the scope of the grant;

•	is non-exclusive, nontransferable, irrevocable, and paid-up; and

•	allows the United States to practice or have practiced (for or on behalf of the United States) such inventions.

If we fail to disclose to the Department of Energy an invention made with grant funds that we disclose to patent counsel or for publication, or if we elect not to retain title to the invention, the United States may request that title to the subject invention be transferred to it.  Any products that embody or use inventions conceived under the award must be manufactured substantially in the United States for any use or sale in the United States unless we can show, to the satisfaction of the Department of Energy, that it is not commercially feasible to do so.  For a complete discussion of the rights reserved by the United States in this product, please see the discussion in the section of this prospectus titled, “Business-Rights of the United States”.

Our Business Model

 Our business model is to license PPSA to original equipment manufacturers (OEMs).   The types of OEMs that might be interested in using our products include subcontractors that would build our product designs for customers under license from us, as well as large commercial and industrial companies licensed by us to build the products to be sold under their own brands.  Our goal is to share in the overall economic benefit with these OEMs; we expect this approach will allow us to save on staffing and working capital requirements.

We have already designed and built our first two products: a 30kW PV inverter and a 30kW battery converter.  These products demonstrate the capabilities of PPSA and can be licensed to OEMs.  These products have met rigorous industry standards and, as of June 30, 2013, have been purchased by 18 commercial and government customers.  Since our inception, our top ten customers measured by aggregate dollar value of purchase orders for our products have been Powin Energy, Ontility, Meridian Solar, Texas Solar Power Company, Lighthouse Solar, Saddleback Church, U.S. Navy, Sharp, CED Electric Supply and the National Renewable Energy Laboratory (NREL). We are in the process of developing two more products that we plan to make available to OEMs: a 30kW 3-port hybrid converter and a 30kW micro-grid converter.

Our Target Markets

Our initial focus will be on three strategic markets: PV, distributed grid energy storage using large batteries , and electrified vehicle DC charging.  We have chosen these initial markets based on their size and growth and our time-to-market.

·
Solar PV inverter market: The PV inverter market is already large and still growing; industry analysts estimate it at $7.1 billion in 2012, with growth in the installed base from 30GW in 2012 to over 58GW in 2017 (a CAGR of 13.8%). Due to the oversupply of PV modules, both module costs and installed PV system costs have declined sharply in the past few years. The decline in PV installation costs has increased demand for PV installations and for other system components such as PV inverters. The declining system costs and increasing volume of PV installations have also reduced the need for government subsidies and incentive programs, and have prompted many countries to reduce or end their incentive programs faster than originally planned. In a growing number of applications and regions, PV is cost-effective when used in conjunction with conventional power generation even without subsidies. This is particularly true for distributed power generation systems whose owners will also consume the electricity they generate. In this case, the demand for distributed PV is not only to reduce costs, but also to secure more independence from the power grid.

·
Our product for this market is our 30kW PV inverter . Our 30kW PV inverter weighs 97 pounds compared to 1200 pounds for a typical transformer-based PV inverter.  It also weighs about half as much as typical transformer-less PV inverters, which do not provide isolation and therefore need additional safeguards to meet US regulatory guidelines.  This reduced weight means that our 30kW PV inverter can be manufactured at lower costs as compared with our competition and it also means that it is cheaper to ship and install. As of June 30, 2013, we have sold this product to 13 different PV inverter installation companies.

·
Distributed grid energy storage market:  This market is also growing extremely fast; industry analysts estimate that the North American market will grow from 1.4MW of PV systems with integrated storage in 2012 to 900MW in 2017, a CAGR of 264%.

Our 30kW battery converter is our first product for this market.  It is suitable for several emerging storage applications, including peak demand reduction.  Our early customers for this application include Sharp and Powin Energy.   We have also made commercial off the shelf sales to government customers including NREL and the U.S. Navy.

Our next product for this market will be our 3-port hybrid converter, which will integrate PV with grid energy storage.  We also plan to develop a 3-port micro-grid converter (expected Q4 2014) that will require new embedded software supporting emergency power and off-grid power capabilities.  Although these products are still in development, we expect they will allow our customers to use our systems to lower the cost of combined PV and batteries for emergency backup power or to operate them in remote off-grid installations.

-
Electrified vehicle DC charging market:  The DC charging market is sometimes called the fast-charging market, as it can reduce charge time for a standard electric vehicle from 8 hours to 30 minutes.  This market is growing quickly , spurred on by EV manufacturers such as Tesla and Nissan; industry analysts estimate that EV DC or fast charger shipments will grow from 9,000 in 2012 to 98,000 in 2020.

Our 30kW battery converter is our first product for this market.  NREL in Colorado, along with several early commercial customers in pilot installations, are using this product to buffer or reduce the intermittency of high power loads seen by the utility grid. We believe the efficiency, flexibility and cost benefits of PPSA will contribute to the spread of DC charging stations.  Our next product for this market will be a 30kW hybrid converter, which we will design to exploit the multi-port capabilities of PPSA and to integrate DC charging with PV or stationary battery storage.

NRG Energy, Inc. (NRG) is the largest competitive generator of electricity in the U.S., with 47GW of generation assets. Through NRG’s agreement with the California Public Utilities Commission (CPUC), NRG anticipates investing $100 million over the next four years in the eVgo California charging network including 200 Freedom Stations with DC charging, and a Technology Demonstration Program. On July 3, 2013 NRG submitted a $1.9 million proposal for a Modular Micro-Grid DC Charging Technology Demonstration Program to the CPUC.  This proposal contemplates developing and demonstrating a new EV DC charging solution using our 30kW 2-port battery converter and 3-port hybrid converter.  After successful technical and economic demonstration, NRG intends to deploy these solutions, including our 3-port hybrid converter, into its broad EV charging station rollout.

We believe there is strong market demand to cost effectively integrate buffer batteries and distributed PV generation with EV charging infrastructure.  NRG’s proposal to the CPUC states that the modular micro-grid platform using our 3-port hybrid converter and our micro-grid converter will save installation costs, operational costs and create new value streams for the host and power grid operator.  According to NRG, the additional flexibility and functionality of this platform should lower total lifetime cost of ownership of electrified vehicle DC charging infrastructure, thereby accelerating NRG’s deployment of charging infrastructure and customer adoption of electrified vehicles.

-
Other markets:  We plan to continue to evaluate new markets for PPSA based on their size and growth and our time-to-market.  We are studying PPSA’s applicability to markets such as variable frequency drives (VFDs) for AC motors, uninterruptible power supply (UPS), combined utility-scale PV and grid energy storage systems, and solid state transformers.

Reverse Stock Split and Offering Requirements

 We will close this offering only if our listing application is approved by the Nasdaq Capital Market.  If we are unable to meet this requirement , we will terminate the offering.

 On June 13, 2013, our board of directors, and on July 5, 2013, stockholders holding a majority of our outstanding voting power, approved resolutions authorizing our board of directors to effect a reverse split of our common stock at an exchange ratio of between one-for-two and one-for-ten, with our board of directors retaining the discretion as to whether to implement the reverse split and which exchange ratio to implement.  The reverse stock split is intended to allow us to meet the minimum share price requirement of The Nasdaq Capital Market.  During August 2013, our board of directors determined that following the effectiveness of the registration statement, of which this prospectus is a part, and prior to the closing of this offering, the board of directors will effect the reverse stock split at a ratio of 1 share for each 2.381 shares.

Except as otherwise indicated and except in our financial statements, all information regarding share amounts of common stock and prices per share of common stock contained in this prospectus assume the consummation of the reverse stock split to be effected following effectiveness of the registration statement, of which this prospectus is a part, and prior to the closing of this offering.

Status as an Emerging Growth Company

 We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act (the “JOBS Act”).  Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act) are required to comply with the new or revised financial accounting standard.  The JOBS Act also provides that a company can elect to opt out of the extended transition period provided by Section 102(b)(1) of the JOBS Act and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.  We have irrevocably elected to opt out of this extended transition period provided by Section 102(b)(1) of the JOBS Act, and we have not utilized any provisions of the JOBS Act to date.  Even though we have elected to opt out of the extended transition period, we may still take advantage of all of the other provisions of the JOBS Act.

Ability to Continue our Operations

We experienced net losses of $4,647,219 and $1,750,939 for the years ended December 31, 2012 and 2011, respectively.  At December 31, 2012, our net loss from inception was $7,200,514.   Net loss for the six month period ended June 30, 2013 was $3,811,961, which increased our accumulated net losses from inception to $11,012,475 as of June 30, 2013.

We will need financing to continue our operations, particularly for the support of our research and development efforts.  We have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all.  The failure to satisfy our capital requirements will adversely affect our business, financial condition, results of operations and prospects.

Unless we raise funds in this offering, we will not have sufficient capital to continue our operations for the next 12 months.  Even if we raise funds in this offering, they may be insufficient to sustain our operations for the next 12 months if our costs are higher than projected or unforeseen expenses arise.

Convertible Promissory Notes

We have issued $750,000 in senior secured convertible promissory notes that must be paid or converted into shares of our common stock on or before July 29, 2014, $4 million in senior secured convertible promissory notes that must be paid or converted into shares of our common stock on or before November 21, 2013, and $1.355 million in convertible promissory notes that must be paid or converted into shares of our common stock on or before December 31, 2013.  Collectively, we refer to these promissory notes as the “Convertible Notes” in this prospectus.   Upon consummation of a public offering of our common stock yielding gross proceeds of at least $10 million in this offering, all of the Convertible Notes mandatorily will be converted in full into shares of our common stock, therefore, our disclosures in this prospectus assume full conversion of the Convertible Notes into 1,688,711 shares of our common stock.

Risks Related to Our Business

Our business is subject to a number of risks.  You should understand these risks before making an investment decision.  If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected.  In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment.  Below is a summary of some of the principal risks we face.  The risks are discussed more fully in the section of this prospectus below titled “Risk Factors.”

•
We have a limited operating history and it is uncertain whether we will ever be profitable.  We anticipate future losses and negative cash flow, which may limit or delay our ability to become profitable.

•
We may raise additional financing by issuing new securities that may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock and our business.

•
If we do not receive additional financing when and as needed in the future, we may not be able to continue our research and development efforts or accelerate the commercialization of our technology and materials.

•	If we are unable to keep up with rapid technological changes, our technology may become obsolete.

•	We may be unable to protect our intellectual property.

•	We may not be able to reach production scales that are required to maintain manufacturing costs low enough to become profitable.

•	We may not be able to convince customers to buy or to license our products due to our limited history.

•	We may have significant reliability problems with our products, requiring extensive recalls and repair costs.

•	We will face extensive competition from better-established power converter manufacturers.

THE OFFERING

The following summary contains basic information about our initial public offering and our common stock and is not intended to be complete.  It does not contain all of the information that may be important to you.  For a more complete understanding of our common stock, please refer to the section of this prospectus titled “Description of Capital Stock.”

Issuer	Ideal Power Inc., a Delaware corporation.

Common Stock Offered By Us	2,500,000 shares of common stock, par value $0.001 per share.

Over-allotment Option	We have granted an option to our underwriter to purchase up to an additional 375,000 shares of common stock within 45 days of the date of this prospectus in order to cover over-allotments, if any.

Common Stock Outstanding Prior To This Offering	1,480,262 shares of common stock (1)

Common Stock Outstanding After This Offering	5,694,143 shares of common stock (1)(2)(3)

Use of Proceeds
We intend to use the net proceeds from our sale of common stock in this offering as follows: approximately $4.5 million will be used for new product research and development, approximately $2 million will be used for existing product development and commercialization, approximately $1 million will be used for the protection of our intellectual property, approximately $1 million will be used for the purchase of equipment and software, and the balance of the funds will be used for general corporate purposes.  See “Use of Proceeds” and “Plan of Operation” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Market And Trading Symbol For The Common Stock	There is currently no market for our common stock. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “IPWR”.

Underwriter Common Stock Purchase Warrant
In connection with this offering, we have also agreed to sell to MDB Capital Group, LLC and its designees a warrant to purchase up to 10% of the shares of common stock sold in this offering.  If this warrant is exercised, each share may be purchased by MDB Capital Group, LLC at $6.25 per share (125% of the price of the shares sold in this offering.)   This warrant will have a five-year term and be subject to a six month lock-up.  See “Underwriting” for additional information.

Lock-Up Agreements
Excluding holders of our senior secured convertible promissory notes, our officers, directors and employees, and 5% or greater holders of our equity securities as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, will have the securities they own locked up until the first anniversary of the Underwriting Agreement we will enter into with MDB Capital Group, LLC in conjunction with this offering (the “One Year Lock-Up”).  The purchasers of our senior secured convertible promissory notes, including MDB Capital Group, LLC, are subject to lock-up requirements for periods that may last no more than 180 days following the date of this prospectus (the “ 180 Days Lock-Up ”).  The number of currently outstanding shares of common stock subject to the One Year Lock-Up totals 1,256,492 shares and the number of shares underlying options, warrants, and convertible promissory notes subject to the One Year Lock-Up as of June 30, 2013, totals 747,325 shares.  The number of shares of common stock to be issued to, or that may be acquired by, the holders of our senior secured convertible promissory notes and MDB Capital Group, LLC that will be subject to the 180 Days Lock-Up totals 2,164,223 shares.  For more information about the lock-up agreements and requirements, see the section titled “Underwriting - Lock-Up Agreements” in this prospectus.

Offering Termination	If we fail to obtain approval from The Nasdaq Stock Market to list our common stock on the Nasdaq Capital Market, we will not complete the offering.

(1)	The number of shares of our common stock to be outstanding both before and after this offering is based on the number of shares outstanding as of June 30, 2013 and excludes:

●
158,108 shares of our common stock reserved for issuance under outstanding option agreements and 352,270 shares of our common stock reserved for issuance under option agreements that have been approved by the Compensation Committee of the Board of Directors but have not yet been issued;

● ●
487,713 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan;

1,524,095 shares of our common stock reserved for issuance under outstanding warrant agreements; and

●	250,000 shares of our common stock issuable upon exercise of the warrant issued to MDB Capital Group, LLC.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of the outstanding options or warrants to purchase shares of our common stock are exercised.
(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option.
(3)
This number includes 2,500,000 shares of common stock that will be issued in this offering, 1,688,711 shares of common stock that will be issued to the holders of the Convertible Notes upon the completion of this offering, and 25,170 shares of common stock to be issued to our independent directors as compensation for their services.

SUMMARY SELECTED FINANCIAL INFORMATION

The table below includes historical selected financial data for each of the years ended December 31, 2012 and 2011, derived from our audited financial statements included elsewhere in this prospectus.  The table below also includes historical financial data for the six-month period ended June 30, 2013 and 2012, derived from our unaudited financial statements included elsewhere in this prospectus.

You should read the historical selected financial information presented below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and the notes to those financial statements included elsewhere in this prospectus.  Historical results are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2012	2011	2013	2012
			unaudited	unaudited

STATEMENT OF OPERATIONS:
Revenue	$1,126,907	$860,771	$1,030,419	$247,113
Costs of revenues	957,641	757,393	1,000,074	178,230
Gross Profit	169,266	103,378	30,345	68,883
Operating expenses	3,207,573	1,616,060	1,675,447	1,117,533
Loss from operations	(3,038,307)	(1,512,682)	(1,645,102)	(1,048,650)
Interest expense, net	(1,608,912)	(238,257)	(2,166,859)	(162,336)
Net loss	$(4,647,219)	$(1,750,939)	(3,811,961)	$(1,210,986)
Basic and diluted net loss per share	$(1.33)	$(0.53)	$(1.08)	$(0.35)
Weighted average number of basic and diluted common shares outstanding	3,489,963	3,282,520	3,524,505	3,478,362
Pro forma basic and diluted net loss per share - after reverse stock split	$(3.17)	$(1.27)	$(2.58)	$(0.83)
Pro forma weighted average number of basic and diluted common shares outstanding - after reverse stock split	1,465,755	1,378,631	1,480,262	1,460,883

	December 31, 2012	December 31, 2011	June 30, 2013 (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$1,972,301	$100,675	$372,538
Working capital (deficit)	528,603	(61,437)	(3,248,536)
Total assets	3,207,003	579,853	2,000,794
Total liabilities	3,308,397	1,750,750	5,803,677
Total stockholders’ deficit	(101,394)	(1,170,897)	(3,802,883)

RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations.  An investment in our common stock is speculative and involves a high degree of risk.  In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus.

If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected.  In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares.  The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We lack an established operating history on which to evaluate our business and determine if we will be able to execute our business plan, and we can give no assurance that our operations will result in profits.

We were formed in Texas on May 17, 2007 and converted to a Delaware corporation on July 15, 2013; therefore we have a limited operating history that makes it difficult to evaluate our business.  We have been granted patents by the United States of America and we have currently pending patent applications with the United States Patent and Trademark Office and equivalent offices in the European Union, India, Malaysia, Singapore, the Philippines, South Korea, China, Brazil and Canada for a power converter technology and our methods of operation , as well as various improvements on and applications of our basic power converter design.  We have also had our designs validated by UL certifications from Intertek (a Nationally Recognized Test Laboratory), the California Energy Commission, and several PV inverter installations.  However, we have only recently begun sales of our products, and we cannot say with certainty when we will begin to achieve profitability.  No assurance can be made that we will ever become profitable.

We have incurred losses in prior periods and expect to incur losses in the future.  We may never be profitable.

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern.  This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” and Note 2 to our financial statements included elsewhere in this prospectus.

Since our inception on May 17, 2007 through December 31, 2012, we sustained $7,200,514 in net losses and we had net losses at December 31, 2012 and 2011 of $4,647,219 and $1,750,939, respectively.  We expect to continue to sustain losses for the foreseeable future.  Net loss for the six months ended June 30, 2013 was $3,811,961, which increased the accumulated net losses to $11,012,475 as of June 30, 2013.

We began product sales in 2011 and shipped 14 units for $165,000.  In 2012 we shipped 25 units for $266,000.  During the first six months of 2013, we shipped 15 units for $129,700.  We also sold $20,000 in PV combiners.   As sales of our products have generated minimal operating revenues, we have relied on sales of our debt securities to continue our operations.  If we are unable to raise funds through sales of our securities, there can be no assurance that we will be able to implement our business plan, generate sustainable revenue or ever achieve profitable operations.  We expect to have operating losses until such time as we develop a substantial and stable revenue base.  We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.

To date we have had a limited number of customers.  We cannot assure you that our customer base will increase.

       Two customers, the Department of Energy (ARPA-E) and Lockheed Martin Corporation (LMC), from which we have received, since inception, approximately $1,344,000 and $1,251,000, respectively, in revenues, and in 2012 $694,000 and $153,900, respectively, accounted for 75% of net revenue for the year ended December 31, 2012.  Two customers, LMC and Meridian Solar, from which we received $669,000 and $82,250, respectively, in net revenues, accounted for 87% of net revenues for the year ended December 31, 2011.  The contract revenue from LMC declined in 2012, since the project required lower levels of our services.  We had five contracts with LMC pursuant to which we provided technical support and test products to its staff.  We completed the last of the contracts in the first half of 2012; no additional contract work from LMC is anticipated.  Separate from the work for the Department of Energy and LMC, the Company sold its products to eleven customers in 2012.

We may not be able to meet our product development and commercialization milestones.

Product development and testing are subject to unanticipated and significant delays, expenses and technical or other problems. We cannot guarantee that we will successfully achieve our milestones within our planned timeframe or ever.  Our plans and ability to achieve profitability depend on acceptance of our technology and our products by key market participants, such as vendors and marketing partners, and potential end-users of our products.  We continue to educate designers and manufacturers about our solar PV inverters, grid-battery converters, and electric vehicle charging infrastructure.  More generally, the commercialization of our products may also be adversely affected by many factors not within our control, including:

•	the willingness of market participants to try a new product and the perceptions of these market participants of the safety, reliability, functionality and cost effectiveness of our products;

•	the emergence of newer, possibly more effective technologies;

•	the future cost and availability of the raw materials and components needed to manufacture and use our products; and

•	the adoption of new regulatory or industry standards that may adversely affect the use or cost of our products.

Accordingly, we cannot predict that our products will be accepted on a scale sufficient to support development of mass markets for them.

We must achieve design wins to retain our existing customers and to obtain new customers, although design wins achieved do not necessarily result in substantial sales.

The constantly changing nature of technology in the markets we serve causes equipment manufacturers to continually design new systems.  We must work with these manufacturers early in their design cycles to modify our equipment or design new equipment to meet the requirements of their new systems.  Manufacturers typically choose one or two vendors to provide the components for use with the early system shipments.  Selection as one of these vendors is called a design win.  It is critical that we achieve these design wins in order to retain existing customers and to obtain new customers.

We believe that equipment manufacturers often select their suppliers based on factors including long-term relationships and end user demand.  Accordingly, we may have difficulty achieving design wins from equipment manufacturers who are not currently our customers.  In addition, we must compete for design wins for new systems and products of our existing customers, including those with whom we have had long-term relationships.  Our efforts to achieve design wins are time consuming, expensive, and may not be successful.  If we are not successful in achieving design wins, or if we do achieve design wins but our customers’ systems that utilize our products are not successful, our business, financial condition, and results of operations could be materially and adversely impacted.

Once a manufacturer chooses a component for use in a particular product, it is likely to retain that component for the life of that product.  Our sales and growth could experience material and prolonged adverse effects if we fail to achieve design wins.  However, design wins do not always result in substantial sales, as sales of our products are dependent upon our customers’ sales of their products.

The prototype of our new 3-port hybrid converter may not provide the results we expect, may prove to be too expensive to produce and market, or may uncover problems of which we are currently not aware, any of which could harm our business and prospects.

We are currently developing our prototype of a 3-port hybrid converter, which is an integrated solar PV inverter and battery charger/inverter, based on improvements to our current PV inverter products.  We do not yet know if the prototype will produce positive results consistent with our expectations.  The prototype may also cost significantly more than expected, and the prototype design and construction process may uncover problems of which we are currently not aware.  These and other prototypes of emerging products are a material part of our business plan, and if they are not proven to be successful, our business and prospects could be harmed.

We expect to license our technology in the future; however the terms of these agreements may not prove to be advantageous to us.  If the license agreements we enter into do not prove to be advantageous to us, our business and results of operations will be adversely affected.

Ultimately, our goal is to license our technology to our customers.  However, we may not be able to secure license agreements with customers on terms that are advantageous to us.  Furthermore, the timing and volume of revenue earned from license agreements will be outside of our control.  If the license agreements we enter into do not prove to be advantageous to us, our business and results of operations will be adversely affected.

We have not devoted significant resources towards the marketing and sale of our products and we continue to rely on the marketing and sales efforts of third parties whom we do not control.

To date, we have sold low volumes of our solar PV inverter and battery converter products and, even after adding industry veterans to our staff, we continue to experience a learning curve in the marketing and sale of products on a commercial basis.  We expect that the marketing and sale of these products will continue to be conducted by a combination of independent manufacturers’ representatives, third-party strategic partners, distributors, or OEMs.  Consequently, commercial success of our products will depend to a great extent on the efforts of others.  We intend to enter into strategic marketing and distribution agreements or other collaborative relationships to market and sell our solar PV inverter, battery converter and other value added products.   However, we have not entered into any strategic marketing or material distribution agreements at this time.  We have entered into one distribution agreement with a large electrical equipment distributor, but have not sold any products through that distributor thus far.  We may not be able to identify or establish appropriate relationships in the near term or in the future.  We can give no assurance that these distributors or OEMs will focus adequate resources on selling our products or will be successful in selling them.  In addition, third-party distributors or OEMs have or may require us to provide volume price discounts and other allowances, customize our products or provide other concessions that could reduce the potential profitability of these relationships.  Failure to develop sufficient distribution and marketing relationships in our target markets will adversely affect our commercialization schedule and to the extent we have entered or enter into such relationships, the failure of our distributors and other third parties to assist us with the marketing and distribution of our products, or to meet their monetary obligations to us, may adversely affect our financial condition and results of operations.

A material part of our success depends on our ability to manage our suppliers and manufacturers.  Our failure to manage our suppliers and manufacturers could materially and adversely affect our results of operations and relations with our customers.

We rely upon suppliers to provide the components necessary to build our products and on contract manufacturers to produce our products.  There can be no assurance that key suppliers and manufacturers will provide components or products in a timely and cost efficient manner or otherwise meet our needs and expectations.  Our ability to manage such relationships and timely replace suppliers and manufacturers, if necessary, is critical to our success.  Our failure to timely replace our contract manufacturers and suppliers, should that become necessary, could materially and adversely affect our results of operations and relations with our customers.

We may in the future add production capabilities that would subject us to numerous additional risks and could adversely affect our business, financial condition, results of operations and prospects.

We currently rely on third parties to produce our products, but we may in the future add production capabilities and produce products ourselves.  Adding production to our operations would subject us to numerous additional risks, including:

•	the need to use significant capital resources for equipment purchases;

•	increases to our operating expenses to add personnel and expertise to effectively and efficiently manufacture products;

•	inaccurate estimates of customer demand for our products and the resources needed to meet customer demand; and

•	diversion of management’s attention from other aspects of our business.

If we expand our business to produce our own products, we cannot assure you that we will be able to produce our products in a profitable manner or at all.  If we add production capabilities and any of the risks above are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our business is dependent upon our ability to obtain financing.  If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flows in the future.  We will require additional financing in order to sell our current products and to continue the research and development required to produce our next generation of products.  We anticipate that we will need approximately $5 million during the next 12 months to sustain our business operations, including our research and development activities.  We may not be able to obtain financing on commercially reasonable terms or at all.  If we do not obtain such financing, our business could fail and investors could lose their entire investment.

In conjunction with an award we received through the State of Texas, we have granted the Office of the Governor, Economic Development and Tourism (“OOGEDT”), a security interest in all of our assets.  If we breach the award agreement and do not repay the award funds, the OOGEDT will be entitled to exercise its right to foreclose on our assets.  If that were to happen, your investment would become worthless.

On October 1, 2010, we received a Texas Emerging Technology Fund Award in the amount of $1 million through the Office of the Governor, Economic Development and Tourism (“OOGEDT”).  If we are in breach of the terms of the award because, for example, we move our operations to a jurisdiction other than Texas, we fail to continue our business, or because the Office of the Governor finds that we made false or misleading statements to the OOGEDT to induce that office to make the award, the OOGEDT may demand repayment of the award funds that have been disbursed, which currently total $1,172,690 as of June 30, 2013.  The OOGEDT has taken a security interest in our assets to secure the repayment of the funds in the event that we breach the terms of the award.  If we breach the terms of the award and fail to repay the award funds, the OOGEDT would be entitled to exercise its right to foreclose on our assets.  If that were to happen, your investment would become worthless.

The economic downturn in the United States has adversely affected, and is likely to continue affecting, our ability to raise capital, which may potentially impact our ability to continue our operations.

As a company that is still in the process of developing its technology, we must rely on raising funds from investors to support our research and development activities and our operations.  The economic downturn in the United States has resulted in a tightening of the credit markets, which has made it more difficult to raise capital.  If we are unable to raise funds as and when we need them, we may be forced to curtail our operations or even cease operating altogether.

We are subject to credit risks.

Some of our customers may experience financial difficulties and/or may fail to meet their financial obligations to us.  As a result, we may incur charges for bad debt provisions related to some trade receivables.  In certain cases where our end customers utilize contract manufacturers or distributors, our accounts receivable risk may lie with the contract manufacturer or distributor and may not be guaranteed by the end customer.  In addition, in connection with the growth of the renewable energy market, we are gaining a substantial number of new customers, some of which have relatively short histories of operations or are newly formed companies.  As a result, it is difficult to ascertain financial information in order to appropriately extend credit to these customers.  Further, the volatility in the renewable energy market may put additional pressure on our customers’ financial positions, as they may be required to respond to large swings in revenue.  The renewable energy industry has also seen an increasing amount of bankruptcies and reorganizations as the availability of financing has diminished.

If customers fail to meet their financial obligations to us, or if the assumptions underlying our recorded bad debt provisions with respect to receivables obligations do not accurately reflect our customers’ financial conditions and payment levels, we could incur write-offs of receivables in excess of our provisions, which could have a material adverse effect on our cash flow and operating results.

We may not be able to control our warranty exposure, which could increase our expenses.

We currently offer and expect to continue to offer a warranty with respect to our power converters and we expect to offer a warranty with each of our future product applications.  If the cost of warranty claims exceeds any reserves we may establish for such claims, our results of operations and financial condition could be adversely affected.

We may be exposed to lawsuits and other claims if our products malfunction, which could increase our expenses, harm our reputation and prevent us from growing our business.

Any liability for damages resulting from malfunctions of our products could be substantial, increase our expenses and prevent us from growing or continuing our business.  Potential customers may rely on our products for critical needs, such as backup power.  A malfunction of our products could result in warranty claims or other product liability.  In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products.  This could result in a decline in demand for our products, which would reduce revenue and harm our business.  Further, since our products are used in devices that are made by other manufacturers, we may be subject to product liability claims even if our products do not malfunction.

We are highly dependent on certain key members of our executive management team.  Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends, to a critical extent, on the continued efforts and services of Paul Bundschuh (Chief Executive Officer) and William Alexander (Chief Technology Officer).  If we lose the services of either of these persons, we would likely be forced to expend significant time and money in the pursuit of replacements, which may result in a delay in the implementation of our business plan and plan of operations.  We can give no assurance that we could find satisfactory replacements for these individuals on terms that would not be unduly expensive or burdensome to us.  We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of either of these executives.

Any failure by management to properly manage our expected rapid growth could have a material adverse effect on our business, operating results and financial condition.

If our business develops as expected, we anticipate that we will grow rapidly in the near future.  Our failure to properly manage our expected rapid growth could have a material adverse effect on our ability to retain key personnel.  Our expansion could also place significant demands on our management, operations, systems, accounting, internal controls and financial resources.  If we experience difficulties in any of these areas, we may not be able to expand our business successfully or effectively manage our growth.  Any failure by management to manage growth and to respond to changes in our business could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Industry

Our industry is intensely competitive.  We cannot guarantee you that we can compete successfully.

We will be competing against providers of power converter systems that are highly established and have substantially greater manufacturing, marketing, management and financial resources including very substantial market position and name recognition. The competitors for our PV inverter products include ABB, Advanced Energy, Satcon, SMA and Chint Solar.  All aspects of our business, including pricing, financing and servicing, as well as the general quality, efficiency and reliability of our products, are significant competitive factors.  Our ability to successfully compete with respect to each of these factors is material to the acceptance of our products and our future profitability.  In addition, the solar power industry may tend to be resistant to change and to new products from suppliers that are not major names in the field.  Our competitors will use their established position to their competitive advantage.  If our innovations are successful, our competitors may seek to adopt and copy our ideas, designs and features.  Our competitors may develop or offer technologies and products that may be more effective or popular than our products and they may be more successful in marketing their products than we are in marketing ours.  Pricing competition could result in lower margins for our products.

We expect to compete on the basis of our products’ significantly lower cost, smaller footprint, and higher efficiency.  Technological advances in alternative energy products or other power converter technologies may negatively affect the development of our products or make our products non-competitive or obsolete prior to commercialization or afterwards.

We cannot assure you that we will be able to compete successfully in our markets, or compete effectively against current and new competitors as our industry continues to evolve.

The reduction or elimination of government subsidies and economic incentives for energy-related technologies could harm our business.

We believe that near-term growth of energy-related technologies, including power converter technology, relies on the availability and size of government and economic incentives and grants (including, but not limited to, the U.S. federal Investment Tax Credit and various state and local incentive programs).  These incentive programs could be challenged by utility companies, or for other reasons found to be unconstitutional, and/or could be reduced or discontinued for other reasons.  The reduction, elimination, or expiration of government subsidies and economic incentives could delay the development of our technology and harm our business.

Changes to the National Electrical Codes (NEC)  could adversely affect our technology and products.

Our products are installed by system integrators that must meet the NEC standards , including using equipment that meets industry standards such as UL1741.  The NEC standards address the safety of these systems.  The NEC standards, along with  the UL1741 and IEEE1547 requirements, continue to evolve and are subject to change.  If we respond to these changing standards and requirements more slowly than our competitors, or if we are unable to meet new standards and requirements, our products will be less competitive.

New technologies in the alternative energy industry may supplant solar PV inverter devices (including our current products for which we have patents and pending patent applications), which would harm our business and operations.

The alternative energy industry is subject to rapid technological change.  Our future success will depend on the cutting edge relevance of our technology, and thereafter on our ability to appropriately respond to changing technologies and changes in function of products and quality.  If new technologies supplant our power converter technology, our business would be adversely affected and we will have to revise our plan of operation.

Businesses, consumers, and utilities might not adopt alternative energy solutions as a means for providing or obtaining their electricity and power needs.

On-site distributed power generation solutions that utilize our inverter products (such as  PV systems) provide an alternative means for obtaining electricity and are relatively new methods of obtaining electrical power.  There is a risk that businesses, consumers, and utilities may not adopt these new methods at levels sufficient to grow our business.  Traditional electricity distribution is based on the regulated industry model whereby businesses and consumers obtain their electricity from a government regulated utility.  For alternative methods of distributed power to succeed, businesses, consumers and utilities must adopt new purchasing practices and must be willing to rely upon less traditional means of providing and purchasing electricity.  As larger solar projects come online, utilities are becoming increasingly concerned with grid stability, power management and the predictable loading of such power onto the grid.

We cannot be certain that businesses, consumers, and utilities will choose to utilize on-site distributed power at levels sufficient to sustain our business.  The development of a mass market for our products may be impacted by many factors which are out of our control, including:

•	market acceptance of photovoltaic systems that incorporate our products;

•	the cost competitiveness of these systems;

•	regulatory requirements; and

•	the emergence of newer, more competitive technologies and products.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the costs we will have incurred to develop these products.

The industries in which we compete are subject to volatile and unpredictable cycles.

As a supplier to the solar, grid energy  storage, electrified vehicle charging infrastructure, wind, electric motor and related industries, we are subject to business cycles . The timing, length, and volatility of these business cycles  can be difficult to predict.  These industries historically have been cyclical due to sudden changes in customers’ manufacturing capacity requirements and spending, which depend in part on capacity utilization, demand for customers’ products, inventory levels relative to demand, and access to affordable capital.  These changes have affected the timing and amounts of customers’ purchases and investments in technology, and affect our orders, net sales, operating expenses, and net income.  In addition, we may not be able to respond adequately or quickly to the declines in demand by reducing our costs.  We may be required to record significant reserves for excess and obsolete inventory as demand for our products changes.

To meet rapidly changing demand in each of the industries we serve, we must effectively manage our resources and production capacity.  During periods of decreasing demand for our products, we must be able to appropriately align our cost structure with prevailing market conditions, effectively manage our supply chain, and motivate and retain key employees.  During periods of increasing demand, we must have sufficient manufacturing capacity and inventory to fulfill customer orders, effectively manage our supply chain, and attract, retain, and motivate a sufficient number of qualified individuals.  If we are not able to timely and appropriately adapt to changes in our business environment or to accurately assess where we are positioned within a business cycle, our business, financial condition, or results of operations may be materially and adversely affected.

Risks Related to this Offering and Owning Our Common Stock

Prior to the completion of our initial public offering, there was no public trading market for our common stock.

The offering under this prospectus is an initial public offering of our securities.  Prior to the closing of the offering, there will have been no public market for our common stock.  While we plan to list our common stock on the Nasdaq Capital Market, we cannot assure you that our listing application will be approved, and that a public market for our common stock will develop.  If our Nasdaq listing application is not approved, we will not complete the offering.

We are an "emerging growth company" under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.  At present, we do not intend to take advantage of these exemptions, other than as they apply to all other “smaller reporting companies,” though we may do so at some point in the future.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

If a public market for our common stock develops, it may be volatile.  This may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

If a market for our common stock develops, the market price for the shares may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the alternative energy industry, and changes in state or federal regulations affecting us and our industry.  Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies.  Such broad market fluctuations may adversely affect the market price of our common stock, if a market for it develops.

Conversion of the Convertible Notes together with the exercise of outstanding warrants will result in substantial dilution to the investors in this offering.

Prior to the completion of this offering, we will have outstanding approximately $6.1 million in Convertible Notes with interest accrued, for the purpose of this discussion, through June 30, 2013.  The Convertible Notes will be paid with 1,688,711 shares of our common stock.  An additional 1,524,095 shares of our common stock may be purchased through the exercise of warrants and a right to purchase issued to the Office of the Governor, Economic Development and Tourism, in conjunction with the award we received from the Texas Emerging Technology Fund.  Conversion of the notes and, if it occurs, exercise of all of the warrants, will result in substantial dilution to the investors in this offering.

We are required to register the shares of common stock underlying our senior secured convertible promissory notes and the warrants that were issued with them.  The sale of these shares could cause the market price of our common stock to decline.

We have granted registration rights to the holders of our senior secured convertible promissory notes.  Registration of the 1,373,143 shares of common stock underlying our senior secured convertible promissory notes and the 791,080 shares of common stock underlying the warrants issued with them could have the effect of driving down the price of our common stock in the market.

We have the right to issue shares of preferred stock.  If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors.  Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock.  The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering.  The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock offered hereby.  We cannot assure you that we will not, under certain circumstances, issue shares of our preferred stock.

We have not paid dividends in the past and have no immediate plans to pay dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to market our products and to cover operating costs and to otherwise become and remain competitive.  We do not plan to pay any cash dividends with respect to our securities in the foreseeable future.  We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend.  Therefore, you should not expect to receive cash dividends on the common stock we are offering.

Management of our Company is within the control of the board of directors and the officers. You should not purchase our common stock unless you are willing to entrust management of our Company to these individuals.

All decisions with respect to the management of the Company will be made by our board of directors and our officers, who, before this offering, beneficially own 56.5% of our common stock, as calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934.  After the issuance of our common stock in this offering and the conversion of the Convertible Notes, management will beneficially own 17.6% of our common stock, as calculated in accordance with Rule 13d-3.  Holders of the common stock who purchase in this offering will not obtain majority control of the Company.  Therefore, management will retain significant influence in electing a majority of the board of directors who shall, in turn, have the power to appoint the officers of the Company and to determine, in accordance with their fiduciary duties and the business judgment rule, the direction, objectives and policies of the Company including, without limitation, the purchase of businesses or assets; the sale of all or a substantial portion of the assets of the Company; the merger or consolidation of the Company with another corporation; raising additional capital through financing and/or equity sources; the retention of cash reserves for future product development, expansion of our business and/or acquisitions; the filing of registration statements with the Securities and Exchange Commission for offerings of our capital stock; and transactions that may cause or prevent a change in control of the Company or its winding up and dissolution.  Accordingly, no investor should purchase the common stock we are offering unless such investor is willing to entrust all aspects of the management of the Company to such individuals.

We have options for the purchase of 510,378 shares of our common stock outstanding and we may grant additional options in the future to employees, officers, directors, independent contractors and agents. Sales of the underlying shares of common stock could adversely affect the market price of our common stock.

We currently have outstanding options for the purchase of 510,378 shares of common stock.  Of this amount, options for the purchase of 207,604 shares are held by non-affiliates.  Once our common stock is publicly traded, non-affiliate holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale.  If our stock price rises, the holders may exercise their options and sell a large number of shares.  This could cause the market price of our common stock to decline.

We will incur significant increased costs as a result of becoming a public company that reports to the Securities and Exchange Commission and our management will be required to devote substantial time to meet compliance obligations.

As a public company reporting to the Securities and Exchange Commission, we will incur significant legal, accounting and other expenses that we did not incur as a private company.  We will be subject to reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission that impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices.  In addition, on July 21, 2010, the Dodd-Frank Wall Street Reform and Protection Act was enacted.  There are significant corporate governance and executive compensation-related provisions in the Dodd-Frank Act that are expected to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources.  Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives.  In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Failure to build our finance infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we will operate in an increasingly demanding regulatory environment, which requires us to comply with applicable provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, and the related rules and regulations of the Securities and Exchange Commission, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules.  Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures.  Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  We will need to hire or outsource additional finance personnel and build our financial infrastructure as we transition to operating as a public company, including complying with the applicable requirements of Section 404 of the Sarbanes-Oxley Act.  We may be unable to do so on a timely basis.  Until we are able to expand our finance and administrative capabilities and establish necessary financial reporting infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with the applicable provisions of the Sarbanes-Oxley Act or existing or new reporting requirements.  If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

Assuming a market for our common stock develops, shares eligible for future sale may adversely affect the market for our common stock.

            To date we have issued approximately $6.1 million in principal amount of Convertible Notes.  The Convertible Notes mandatorily will be converted in full into shares of our common stock upon consummation of a public offering of our common stock yielding gross proceeds of at least $10 million at a conversion price equal to either the price per share in this offering or a discount to the price per share in this offering.  Therefore, assuming an offering price of $5.00 per share, the principal and interest accrued through June 30, 2013 under the Convertible Notes will be converted into 1,626,814 shares of our common stock upon the consummation of this offering.  We have also issued warrants for the purchase of 1,524,095 shares of our common stock.  We have agreed to register for resale 1,373,143 shares of common stock together with 791,080 shares of common stock underlying the warrants issued in conjunction with our senior secured convertible promissory notes.

Furthermore, from time to time after we become subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) for at least 90 days, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations.  In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year).  Of the 1,480,262 shares of our common stock outstanding as of September 16, 2013 , approximately 509,094 shares are held by “non-affiliates” and will be freely tradable without restriction pursuant to Rule 144, although 217,471 shares of common stock held by non-affiliates will be subject to a one year lock-up that will end on the first anniversary of the execution of the underwriting agreement entered into in connection with this offering.

Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

We may allocate the net proceeds from this offering in ways that differ from the estimates discussed in the section titled "Use of Proceeds" and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, and our future revenues and expenditures.  The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth.  We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.  Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below.  You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds.  As a result, you and other stockholders may not agree with our decisions.  See “Use of Proceeds” for additional information.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will experience substantial dilution in the net tangible book value of the common stock you purchase in this offering.  Based on an assumed offering price of $5.00 per share, if you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $3.25 per share in the net tangible book value of the common stock at June 30, 2013.   See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable.

Upon the closing of this offering, provisions of our Certificate of Incorporation (“Certificate”) and bylaws and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.  The provisions in our Certificate and bylaws:

•
authorize our board of directors to issue preferred stock without stockholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	limit who may call stockholder meetings;

•	do not permit stockholders to act by written consent;

•	do not provide for cumulative voting rights; and

•	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, once we become a publicly traded corporation, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied.  This restriction lasts for a period of three years following the share acquisition.  These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices.  This potential inability to obtain a control premium could reduce the price of our common stock. See “Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents” for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus.  These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in this prospectus, as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products, applications, customers, technologies, future performance or results of anticipated products, expenses, and financial results.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and a history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology;

●	customer demand for the products and services we develop;

●	the impact of competitive or alternative products, technologies and pricing;

●	our ability to manufacture any products we develop;

●	general economic conditions and events and the impact they may have on us and our potential customers;

●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;

●	our ability to obtain adequate financing in the future;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in the “Risk Factors” section of this prospectus.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.  Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under the section entitled “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, we cannot assure you that the forward-looking statements contained in this prospectus will in fact occur.  You should not place undue reliance on these forward-looking statements.

BUSINESS

Our Company

We believe we are a leader in the development of an innovative electronic power conversion technology called Power Packet Switching Architecture (PPSA), based on our 19 issued United States patents related to this technology.  PPSA is a radically new universal power conversion technology intended to improve upon current power conversion technology in key product metrics, such as weight, size, cost, efficiency and flexibility.  PPSA utilizes standardized hardware with customizable software.  We have already placed significant patent protections on PPSA, and are continuing to build an intellectual property portfolio around it.

Electronic power converters change the form of electrical energy to optimize generation, distribution, consumption or storage.  This conversion may include changing between direct current (DC) and alternative current (AC) forms of electricity or changing the voltage and current.

The change in sources and uses of energy is driving a need for new energy infrastructure and technology. Renewables in particular are driving the need for significant change, for example, they create a need for energy storage to reduce the detrimental effect to the grid from the intermittency of renewable energy generation.  Distributed power conversion plays a central role in this new infrastructure.  Inverters are used to convert DC power from renewable solar and wind generators to AC power.  Bi-directional inverters/chargers are needed for large-scale battery storage and fast electrified vehicle charging.  Power conversion for distributed grid energy storage can also improve grid power resiliency and create remote micro-grids to bring distributed power systems to remote communities without power grids. In short, power converters play a crucial role in ensuring the most efficient form of power is available across the electricity spectrum from generation through distribution to storage and ultimately consumption.

In the marketplace, there are currently two main varieties of large-scale inverters:  traditional inverters and transformer-less inverters.  Traditional inverters rely on transformers, which are big and heavy.  Thus, inverters with transformers are costly to ship, install and manufacture.

Alternatively, transformer-less inverters are lighter, smaller and more efficient than transformer-based inverters.  The main problem with conventional transformer-less inverters is that they do not provide electrical isolation.  This means the system cannot be grounded, which creates additional safety concerns compared with non-grounded systems such as typical PV arrays. The US National Electrical Code prohibited the use of non-grounded systems until 2005, and still imposes stringent regulation for systems with transformer-less inverters.  These regulations may require installers to use double jacketed PV wire, overcurrent protection, and disconnect devices on both the positive and negative conductors.  These additional requirements raise system cost.

PPSA enables a size and weight profile even smaller than a transformer-less inverter while simultaneously providing isolation.  Consequently, PPSA has the potential to impact several fast-growing markets.

Though we intend to ultimately generate revenues primarily by licensing our technology to original equipment manufacturers (OEMs), we have begun by developing and selling our products to demonstrate the capabilities of our technology to organizations in both the public and the private sectors.  Our primary business strategy is (1) to search for and evaluate prospective licensing and partnership agreements with established companies in the industry vertical markets for which we have developed PPSA products; (2) to develop new PPSA products that extend our capabilities and address additional market sectors; and (3) to further develop the PPSA technology platform.  Our first efforts are focused on the photovoltaic (PV) inverter, distributed grid energy storage and electrified vehicle DC charging markets.  We have completed products for the PV inverter and distributed grid energy storage markets, and are working to develop a related product for the electrified vehicle DC charging market.

We believe our product for the PV inverter market is the only technology capable of offering a transformer-less inverter with isolation. We have also developed a bi-directional battery converter product for several emerging grid-storage markets .

We are also evaluating related market applications for PPSA.  We believe the combination of our technological expertise and our intellectual property enables us to form relationships with established companies in our target markets and should enable us to share in the economic benefits that we believe our technology can unlock.  We also believe that our unique technology will allow us to deliver solutions to new high-growth emerging markets before competitors, and that this will allow us to capture early market opportunities that may arise in these markets.

Our Technology

In our PPSA technology , power flows through and is temporarily stored in an AC link magnetic storage component.  This power packet switching is the heart of our technology.  After the AC link is charged, it is disconnected from both input and output, providing isolation without a transformer.

Figure 1:  Schematic of PPSA Process

Traditional inverter technology uses several magnetic components and capacitors that are heavy and expensive, have custom hardware for fixed functions that are inflexible and costly, and have high electrical and thermal stresses that significantly increase failure rates and reduce efficiency.  Our technology eliminates the majority of the passive components of traditional power converters, including transformers, inductors and capacitors.  PPSA technology can provide isolated power conversion in a single device, which provides clear advantages over traditional technologies .  Among them are:

• Weight: PPSA architecture reduces weight by eliminating passive components such as transformers, inductors and bulk capacitors. Our 30kW PV inverter weighs 97 pounds.  By contrast, competing 30kW PV inverters with transformers weigh approximately 1,200 pounds, and transformer-less inverters (which do not provide isolation) weigh around 170 pounds.

Figure 2:  PPSA Weight Comparison

• Cost: Reduced weight results in lower manufacturing costs.  PPSA technology uses off-the-shelf components and standard materials.  In addition, lighter weight components save end customers on transportation and installation costs.

• Safety: Since PPSA provides isolation, it allows the systems in which it is used to be grounded.  Non-grounded systems require additional safeguards to pass U.S. safety regulations, which increase system cost and reduce efficiency.

• Inverter Efficiency: Efficiency is the measure of power out of the inverter as a percentage of the power into the inverter.  Thus, high efficiency PV inverters use less power in the conversion process and supply more power for use.  In the California Energy Commission (CEC) weighted efficiency test, our 30kW PV inverter efficiency is 96.5% as measured by Intertek, a leading Nationally Recognized Testing Laboratory (NRTL).  This is one of the highest PV inverter efficiencies shown on the CEC website for approved PV inverters with isolation.  In addition, our battery converter has achieved efficiencies of over 96%, which we believe is superior to competing systems, particularly at a lower percentage of peak power capacity.

Figure 3:  PPSA Efficiency Comparison

• Scalability/Flexibility: PPSA technology uses standardized hardware with application specific software, thus providing more scalability that we believe will allow us, and our licensees, to rapidly develop products for new applications.   PPSA’s flexibility enables uses from small commercial-scale at below 10kW to utility-scale at over 1MW.

• Reliability: The end result of our technology is a simplified product that eliminates several common failure modes.  Our products use no electrolytic capacitors.  We believe that this design feature, together with our other design improvements, increases overall reliability.

We are currently working on a next generation Bidirectional Insulated Gate Bipolar Transistor (BD-IGBT) with funds from a U.S. Department of Energy’s $2.5 million ARPA-E grant.   We believe this funding is sufficient to demonstrate the capability of our bi-directional power switch technology and build prototypes of our PPSA products with these switches.   If successful, we believe these new BD-IGBTs will further improve our key technology metrics. We have leading research universities and commercial vendors working on this project under our direction.

Rights of the United States

In conjunction with the ARPA-E grant we received from the Department of Energy, we granted to the United States a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States inventions related to the BD-IGBT and made within the scope of the grant. This license includes the right of the United States to sublicense these inventions to foreign governments, their nationals and international organizations pursuant to the United Nations Framework Convention on Climate Change and the Copenhagen Accord.  The United States also has the right to unilaterally amend the award to identify specific treaties or international agreements entered into by the United States and to effectuate those licenses or other rights that are necessary for the United States to meet its obligations to foreign governments, their nationals, and international organizations under treaties or international agreements.

Any products that embody or use inventions conceived under the award must be manufactured substantially in the United States, if for any use or sale in the United States, unless we can show, to the satisfaction of the Department of Energy, that it is not commercially feasible to do so.

        We also have certain disclosure and patent filing obligations under the grant.  If we fail to disclose to the Department of Energy an invention made with grant funds that we disclose to patent counsel or for publication, or if we elect not to retain title to the invention, the United States may request that title to the subject invention be transferred to it.  Aside from applying for patent protection in the United States, we are also required to file patent applications on such inventions in additional countries or international patent offices.  If we do not file those applications, we can be required to convey title to the United States.  If we were to convey title to the invention to the United States, we would retain a non-exclusive royalty-free license throughout the world in the invention, unless we failed to disclose the invention to the United States in accordance with the terms of the grant.  To the best of our knowledge, we have made the required disclosures and met the patent filing obligations required to retain title to the BD-IGBT.

       We also granted “march-in-rights” to the United States in connection with the BD-IGBT inventions in which we choose not to retain title, if those inventions are made under the ARPA-E grant. Pursuant to the march-in-rights, the United States has the right to require us, any person to whom we have assigned our rights, or any exclusive licensee to grant a non-exclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant upon terms that are reasonable.  If the license is not granted as requested, the United States has the right to grant the license if it determines that we have not achieved practical application of the invention in the field of use, the action is necessary to alleviate health or safety needs, the action is necessary to meet requirements for public use specified by Federal regulations and such requirements have not been satisfied, or the action is necessary because an agreement to manufacture the invention in the United States has not been obtained or waived or because any such agreement has been breached.

Business Strategy

Our business strategy is to promote and expand the uses of our PPSA platform technology initially through product sales, followed by licensing these product designs to OEMs and also through strategic development relationships to expand the range of markets serviced with our technology.

Licensing Approach:  We are focused on licensing our proprietary power conversion PPSA technology to OEMs.  We will seek license fees and royalties from OEMs based on the sales of their products integrating PPSA technology. We believe that OEMs could achieve higher margins by providing PPSA-enabled products to system integrators. We are targeting leading OEMs in the PV inverter, distributed grid energy storage converter, and electrified vehicle DC charging markets as potential commercial licensees of our PPSA technology.  We believe strategic relationships with key OEM licensees would enable us to reap the benefits of our technology much faster than by manufacturing, distributing or installing products ourselves.  We believe this business model will also allow us to concentrate our efforts and resources on projects more in line with our expertise. As we develop new applications for our technology, we expect to target new strategic relationships in different market sectors.

Products:  We believe that our products demonstrate the advantages of our technology for OEMs with whom we seek to form strategic development relationships.  As noted above, we have completed development of our first two products, a 30kW photovoltaic inverter (for the PV market) and a 30kW battery converter (for the distributed grid energy storage market).  At Intertek, these products have passed UL1741, a rigorous set of performance and safety tests required for connection to the power grid in the U.S. and several other countries.

Our next planned product is a 30kW 3-port hybrid converter, intended for integrating PV, grid energy storage, and DC charging systems.  We believe this product will improve energy and cost-efficiency over conventional solutions. After that, we intend to develop a 30kW micro-grid converter that we expect will add new capabilities to support off grid and emergency back-up power applications.

We have budgeted $4.5 million from the proceeds of this offering for new product research and development.  The development of the hybrid converter and micro-grid converter will be our largest new product development effort.   We estimate that each product may cost $1.5 million to develop and commercialize.  We are pursuing incremental funding for this development through Department of Energy grants, which we may or may not receive.  We received a Department of Energy Small Business Innovation Research (SBIR) Phase I grant in the amount of $150,000, which we used for funding development of the new hardware design.  We successfully completed the work funded by the grant in May 2013, when we delivered proof-of-concept prototype samples of the hybrid converter to NREL for evaluation.  We have also applied for a $1,000,000 SBIR Phase II grant that, if awarded, would provide additional funding for the product development beginning in December 2013.

The first step of the development process was to create a new 3-port hardware design to be used for both products.   This was completed in May 2013; however, we expect to make some incremental hardware design improvements based on initial hardware testing.

For the hybrid converter, we will first develop enhanced embedded control software that will control multi-port power flow.  When this is completed, we plan to sell sample products to early customers, and then make incremental hardware and software improvements based on feedback from these early customers.  After these improvements are implemented, we expect to work with Intertek on industry certification, including UL1741 compliance.

We expect that the micro-grid converter development process will be broadly similar to that of the hybrid converter.  We plan to refine the embedded control software in order to enable the micro-grid converter to support off-grid operation or to be used as a battery backup power system during grid faults.  We then plan to sell samples to early customers in order to gather feedback to further improve the product.  Finally, the micro-grid converter will also require certification.

Figure 4:  Planned Product Pipeline

We are focusing our long-term development efforts on our next-generation BD-IGBT.  Uni-directional IGBTs are widely used in power converters.  Conventional power converters and IGBT power switches conduct and block current in a single direction.  Currently, we successfully use these standard uni-directional IGBTs in our PPSA systems.

Bi-directional power switches conduct and block current in both directions; if we are able to successfully design and build these, we believe they would enhance several key metrics of the PPSA platform.  In addition, if we redesign our products to utilize these bi-directional switches, we believe we will be able reduce the number of components in our system, which may further reduce material costs and improve efficiency. We have budgeted $1.5 million from our new product research and development budget for this redesign effort.

Figure 5:  Potential Benefits of BD-IGBT Power Switch Components

*Expected date for BG-IGBT to be developed.

Our BD-IGBT development effort is being funded by the U.S. Department of Energy’s $2.5 million ARPA-E grant.  We believe the Department of Energy grant will be sufficient to prove this technology’s capability and build a prototype PPSA product with these switches.

We intend to pursue upgrades to the PPSA platform to continuously improve the value proposition of our technology.

Intellectual Property:  As a company primarily focused on licensing, we expect that our most valuable asset will be our intellectual property. This includes U.S. and foreign patents, patent applications and know-how. We are pursuing an aggressive intellectual property strategy.  Thus far we have identified more than 50 specific inventions we believe to be novel and patentable.

We have 19 issued U.S. patents and 41 additional pending U.S. patents and provisional patent applications. We have 12 pending foreign patent applications which, barring unforeseen problems, are expected to provide patent protection in 45 additional countries including the European Union, China, India, Korea, Malaysia, the Philippines, Singapore and Brazil.  We expect to file a significant number of additional patent applications as our technology matures.   The issue date and expiration date of our patents is included in the table below:

Title	Number	Issued	Expires
Universal Power Converter	7,599,196	6-Oct-09	6-Oct-2028
Universal Power Converter Methods	7,778,045	17-Aug-10	5-Jun-2029
Power Conversion with Added Pseudo-Phase	8,295,069	23-Oct-12	17-Aug-2030
Converter For Enhanced Efficiency Power Conversion	8,300,426	30-Oct-12	30-Mar-2028
Universal Power Converter with Bidirectional Switching Devices	8,345,452	1-Jan-13	6-Jun-2027
Power Transfer Devices, Methods, and Systems with Crowbar Switch Shunting Energy-Transfer Reactance	8,391,033	5-Mar-13	29-Jun-2030
Buck-Boost Power Converter Circuits, Methods and Systems	8,395,910	12-Mar-13	6-Jun-2027
Universal Power Converter with Two Input Drive Operations During Each Half-Cycle	8,400,800	19-Mar-13	6-Jun-2027
Power Conversion with Added Pseudo-Phase	8,406,025	26-Mar-13	17-Aug-2030
Power Transfer Devices, Methods, and Systems with Crowbar Switch Shunting Energy-Transfer Reactance	8,432,711	30-Apr-13	29-Jun-2030
Power Transfer Devices, Methods, and Systems with Crowbar Switch Shunting Energy-Transfer Reactance	8,441,819	14-May-13	29-Jun-2030
PV Array Systems, Methods, and Devices with Improved Diagnostics and Monitoring	8,446,042	21-May-13	30-Nov-2031
PV Array Systems, Methods, and Devices with Improved Diagnostics and Monitoring	8,446,043	21-May-13	30-Nov-2031
Power Transfer Devices, Methods, and Systems with Crowbar Switch Shunting Energy-Transfer Reactance	8,446,705	21-May-13	29-Jun-2030
Power Transfer Devices, Methods, and Systems with Crowbar Switch Shunting Energy-Transfer Reactance	8,451,637	28-May-13	29-Jun-2030
Photovoltaic Array Systems, Methods, and Devices with Bidirectional Converter	8,461,718	11-Jun-13	30-Nov-2031
Photovoltaic Array Systems, Methods, and Devices with Bidirectional Converter	8,471,408	25-Jun-13	30-Nov-2031
Power Conversion with Added Pseudo-Phase	8,514,601	20-Aug-13	17-Aug-2030
Power Conversion with Current Sensing Coupled through Saturating Element	8,531,858	10-Sep-13	30-Nov-2031

Our background research has not identified any public information, such as patents or published articles, relating to our technology that would affect our freedom to operate.

We rely on a combination of patent filings, laws that protect intellectual property, confidentiality procedures, and contractual restrictions with our employees and others, to establish and protect our intellectual property rights.  In addition, the software that is shipped with our products is encrypted, which  makes it very difficult for potential patent infringers to reverse-engineer our products.

Target Markets

We believe that our PPSA technology has the potential to transform large global markets that currently rely upon high-power electronic power converters, including photovoltaic inverters, electrified vehicle charging infrastructure, grid-storage battery converters and micro-grids.  Several of these are already multi-billion dollar global markets and others are projected to grow at more than one hundred percent annually for the next several years.  We are carefully selecting which market segments to participate in based on time-to-market for our PPSA platform, market size/growth rate, and the size of the customer benefit that we expect to deliver.  We are currently targeting the following three market segments.

PV Inverter Market

The U.S. Energy Information Administration forecasts solar capacity to grow by more than 1000% from 2011 to 2040, representing an increase in power production of 46GW.  Industry analysts estimated the global PV inverter market at approximately $7.1 billion in 2012 .  Analysts also forecast significant growth in the installed base of PV inverters, from 30GW in 2012 to over 58GW in 2017, representing a CAGR of 13.8%.

The rapid growth in solar installations is due to a mix of declining system prices, subsidies and increasing environmental initiatives.  Since 2008, module prices have fallen by 80%. Balance of system costs — which include PV inverters, installation cost, shipping cost, regulatory costs, and cabling and wiring systems — are becoming more important as their proportional share of total overall cost has risen over the years.

Our product for the PV market is a 30kW PV inverter.  We believe that it is the only technology capable of offering a transformer-less inverter with isolation at reasonable economics.  We believe our PV inverter product validates our unique technology in one of its simplest implementations.  We believe PPSA-based converters provide the following advantages:

•  Lighter weight and smaller size, reducing logistics and installation cost as well as footprint

•  Higher efficiencies, thereby increasing energy production

•  Flexibility of installation

•  Electrical isolation

Our current 30kW PV inverter with electrical isolation weighs 97 pounds compared to about 1,200 pounds for typical PV inverters that provide comparable electrical isolation.  The product supports standard grounded PV arrays (with both unipolar and bipolar configurations) without requiring an internal or external transformer.  Its small, lightweight design allows simple installation indoors or outdoors.  The PV inverter completed industry certifications in May 2012 , and has industry standard features.   As of June 30, 2013, we have sold initial production units to 13 different PV inverter installation companies with installations in Texas, California, Oregon and Colorado.

Figure 6:  Seven of our 30kW PV inverters in use at the University of Texas- Austin

Distributed Grid Energy Storage Market

One key reason some customers have been slow to adopt renewable sources is that power is not necessarily produced when customers need it.  PV only produces energy when the sun is shining, and wind turbines only when the wind is blowing.  Consequently, customers who cannot use the power produced at those times may waste the excess power.  This hurts the value proposition of using renewables.

Some utility jurisdictions have a “net metering” policy, which allows customers to sell their excess electric power to the utility and then purchase it back when needed at the same price.  In effect, the local utility and power grid act as a remote battery system for energy consumers in these jurisdictions.  As the penetration of renewables increases, utilities will be under financial pressure to reduce or discontinue net metering policies, as they receive no compensation for this service.   Thus, we believe that utilities will seek to reduce or discontinue net-metering policies, and by doing so, create market demand for local energy storage systems.In the United States, a key driver for the use of energy storage is to reduce utility demand charges.  Peak demand charges can account for a significant portion of the electricity bill for commercial and industrial customers.  Therefore, it may be financially attractive for commercial buildings, for example, to reduce peak loads in order to limit peak demand charges.

In the United States, avoiding peak demand charges can make installation of commercial energy storage systems financially attractive with 2013 utility rate schedules.  In many cases the payback time for the end user can be quicker than with grid-connected residential or utility-scale systems.  Therefore, there is great potential for suppliers to target combined commercial-scale PV and grid energy storage systems in the U.S.

The Americas are predicted to remain the largest market for energy storage in grid-connected commercial PV systems over the next five years, increasing from an estimated 1.4MW of PV systems with installed storage in 2012 to 900MW in 2017, a CAGR of 264%.

This is one of the high value, high growth markets that we are targeting with our PPSA products.  We have achieved early design wins from leading customers with our 2-port battery converter.

Our product for this market is a 30kW battery converter.  It is suitable for several emerging grid energy storage applications including commercial peak demand reduction, utility load shifting buffering high power electrified vehicle DC chargers and bidirectional DC chargers.

The battery converter for this usage completed industry certification in January 2013.  As of June 30, 2013, we have sold this product to 6 different customers in California, Colorado, Washington, Wisconsin, Ohio, and Oregon.  We have made commercial sales to Sharp, Powin Energy and others.  We have made Commercial Off The Shelf (COTS) government sales to the National Renewable Energy Laboratory and the U.S. Navy.

We plan to migrate early customer designs from our 2-port battery converter to our 3-port hybrid converter when it becomes available.  We believe this will allow a lower cost, more efficient integrated solution for supporting both commercial-scale grid energy storage and PV inverter functions.  We plan to further develop a 3-port micro-grid converter that could use similar hardware to the hybrid converter but may also provide new capabilities to provide emergency backup power or operate off-grid.  This will allow our customers to add emergency backup power capabilities to these systems or operate them in remote off-grid installations.

Figure 7:  Our 30kW battery converter used for containerized grid energy storage undergoing testing at the Bonneville Power Authority, Washington

DC Charging Market

Alternatives to gas-powered cars have historically comprised a small portion of the overall automotive market.  We believe this is changing rapidly.  Based on industry reports, consumers will soon have a greater selection of electrified vehicles including both plug-in hybrid electric vehicles (PHEV) and fully electric vehicles (EV) from car manufacturers.

A major limitation of electrified vehicles is their limited driving range on batteries and the recharging time to extend this range.  EVs and PHEVs have an on-board charger that converts the low voltage AC power in a home to the DC power needed for charging EV batteries.  The on-board charger is typically small and light, to enable it to fit inside the car.  Because of these limitations, the charger takes about 8 hours for a full charge (which provides a driving range of about 100 miles).

A DC charger or fast charger contains a high-powered charger located outside the car.  This off-board charger has the potential to fully charge a car in about 30 minutes.  EV fast chargers are used to extend the driving range without the long charging time of low power on-board chargers and can also improve charging efficiency. Navigant Research (2013) forecasts the shipments of DC chargers increasing from 9,000 in 2013 to 98,000 in 2020.

DC chargers can incur high demand charges, which translate into high operating costs for DC charging stations.  A typical 50kW DC charger in Southern California can fully charge a Nissan Leaf for less than $4 per vehicle, but the utility peak demand charges on the installation can be more than $1000/month.

We have a 30KW battery charger for this market that exhibits the characteristics of our PPSA technology. Our PPSA-enabled battery charger is 95% efficient.  Competing chargers have approximately 90% efficiency, which means that they may waste twice as much energy as our products do.  We believe our system is more efficient, since competing EV DC chargers may require an isolation transformer, while our system provides the necessary isolation without a transformer.  This improved efficiency should result in lower electricity expense.

We believe that our hybrid converter product can be a disruptive technology.  We believe that it could have a major impact on the DC charging market by integrating efficient buffer battery storage to reduce demand charges, and PV to allow efficient charging directly from distributed resources.  We expect the efficiency, flexibility, and cost benefits of our technologies to contribute to the spread of DC charging stations; as such, we are seeking to establish early leadership in the DC fast charging infrastructure market.

NRG Energy, Inc. (NRG) is planning a $1.9 million Modular Micro-Grid DC Charging Technology Demonstration Program to develop and demonstrate a new EV DC charging solution using our 30kW 2-port battery converter and 3-port hybrid converter.  After successful technical and economic demonstration, NRG intends to deploy these solutions, including the hybrid converter, into its broad EV charging station rollout.  NRG believes that our power converter systems will reduce installation and operational costs and create new value streams for the commercial building owners hosting the EV charging infrastructure and grid operator.  The additional flexibility and functionality of this platform can lower total lifetime cost of ownership of electrified vehicle DC charging infrastructure.

We are currently developing a 30kW 3-port hybrid converter, which is our product for this market.  We expect this to be our first product to exploit the single-stage multi-port capabilities of our technology.  We are designing this product to include two DC ports and one AC grid port that will combine the capabilities of our existing PV inverter and battery converter. We believe, if the product performs as planned, it would perform at lower cost and higher efficiency than other hybrid converters.

Figure 8:  Our 30kW battery converter used for bi-directional DC charging at the National Renewable Energy Laboratory, Colorado

Other Markets

As mentioned above, our technology may be applicable to a wide variety of power conversion needs.  This may include, among others, the VFD motor drive market, uninterruptible power supply market, or the solid-state transformer market.  We will continue to evaluate new markets to determine  their fit with the criteria we outlined above:  time-to-market for our PPSA platform, market size/growth rate, and the size of the customer benefit that we expect to deliver.

Early Development Relationships

PPSA has gained early validation from licensing and development arrangements with leading organizations in both the private and public sectors.

Lockheed Martin Corporation : We received approximately $1.3 million in early revenues from LMC from a License Agreement and a Subcontractor Development Agreement, both of which were entered into in December 2009.  We received approximately $1.1 million from a subcontract project to develop hardware and provide technical support for LMC’s Hybrid Intelligent Power development contract from the U.S. Army Communications-Electronics Research, Development and Engineering Center.  We completed this work in early 2012 and do not expect additional revenues for subcontract development.

Pursuant to the License Agreement, LMC has the exclusive right to use our initial patents for government applications and the non-exclusive right to use our initial patents for mobile applications.  Mobile applications are defined in the License Agreement as “products contained in an air, ground, water or space vehicle or that are intended to be transported from time to time from one location to another.”  We retain the right to sell COTS products to any customer, including the U.S. Department of Defense.

LMC is required to pay us a royalty of 3% on sales of any products that leverage our technology.  Additionally, LMC is required to pay us minimum annual royalties in order to retain its exclusive rights for government applications. The minimum annual royalty for exclusive government applications increases to $200,000 in 2014, and thereafter by an additional $100,000 each year, until it reaches $500,000 per year.  LMC may choose not to pay the minimum annual royalty, in which case it would lose the exclusive rights to our technology for government applications. We have earned $0.16 million in annual licensing revenues from LMC through June 2013.

Department of Energy: We have been awarded two significant grants from the U.S. Department of Energy.  We have received approximately $1.5 million in revenue from these grants.  These grants provided funding for long-term research and next generation product development. We expect to receive additional revenue from these grants until they are completed.  We plan to apply for additional government grants in the future.

We received an award of $2.5 million from ARPA-E.  As of June 30, 2013 we recognized revenue of $1,344,000, leaving $1,156,000 of the contact value remaining for the next year and a half.  We are using this award to develop and commercialize our BD-IGBT technology.  While we currently successfully use commodity silicon IGBT and diode components in our products, we are developing BD-IGBT components that we believe could significantly improve the efficiency, weight, and manufacturing costs of our products.   Leading research universities and commercial vendors are working under our direction and are receiving the majority of the ARPA-E program funding.  We believe this funding will be sufficient to develop and demonstrate the BD-IGBT power switch in a PPSA prototype system.

Our second Department of Energy award was a $150,000 Phase I SBIR grant.  We used this grant to develop early prototypes of a 3-port hybrid converter.  We completed this project in May 2013.  We have applied for a $1 million Phase II grant to fund further development of this concept.  If awarded, we expect to use this funding to help develop the hybrid converter and micro-grid converter capabilities including off-grid and battery backup support.

National Renewable Energy Laboratory: On May 13, 2013 we announced a Cooperative Research and Development Agreement to use our technology to develop and test next generation electric vehicle DC charging infrastructure solutions.  The goal of this effort is to create standard reference designs using our patented technology in the 3-port hybrid converter that can readily be adopted by commercial and municipal EV fleets, military installations, and public infrastructure.  These reference designs seek to improve the cost, efficiency and reliability of power conversion between EVs, solar panels, storage batteries and electric grid, as well as provide grid energy storage and emergency backup power capabilities.

Competition

      We compete against well-established incumbent power conversion technologies.  We believe that, for the markets we have identified, our technology provides significant competitive advantages, however, we do not currently have a significant competitive presence in our industry.

Transformer Based Technologies :   Transformer-based inverters are the conservative choice , as they have been in the market longer than any other system.  They provide isolation, but are big and heavy.  There have been significant improvements in the efficiency of transformer-based inverters over the years, but we believe further improvements are limited because of the transformer requirements.  The major suppliers in this market include: SMA, Advanced Energy, and Schneider Electric.

Transformer-Less Technologies : Transformer-less inverters are the norm in the European market for photovoltaic applications; they are lighter and more efficient than transformer based inverters.  They have been obtaining market share in the U.S. market because of these characteristics. The drawback of transformer-less inverters is that they provide no electrical isolation. SMA, Power One (acquired by ABB), REFUsol (acquired by Advanced Energy), Kaco, and Fronius compete in this market.

Inverter with High Frequency Transformers: Inverters with high frequency transformers provide isolation without the weight of a transformer-based inverter.  However, high frequency (HF) inverters lose competiveness as they scale-up in power.  This is because in contrast to traditional inverters, HF inverters do not become more efficient or less costly per amount of power they convert.  Power One and SMA are the key suppliers in this market.

Micro Inverters: In a string of PV modules connected to a string inverter, if one of the modules is in the shade, that one low-performing module constrains the output of the whole string. The problem is resolved by using micro inverters connected to each module.  However, large arrays of microinverters are expensive to produce and install, which mainly relegates their use to the residential market.  The leader in micro inverters is Enphase.

Research and Development Costs

        During the years ended December 31, 2012 and December 31, 2011, we incurred $1,127,192 and $914,851 in research and development expense.  During the six months ended June 30, 2013 and June 30, 2012, we incurred $553,651 and $555,739 in research and development expense.

Manufacturing

We currently use a subcontractor to assemble and test our product from our designs using commodity materials and components.

Employees

As of September 1 , 2013, we had 10 full-time employees, two full-time contract employees and two part-time contract employees.  None of these employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good.  We also employ consultants, including technical advisors, on an as-needed basis to supplement existing staff.  Consultants and technical advisors provide us with expertise in mechanical engineering, electrical engineering, and other specialized areas of engineering and science.

Industry Certifications

Industry certifications are generally required for our products.  The main certification requirement is UL1741, which tests and guarantees grid safety and product safety for distributed generation sources including PV inverters, battery converters, and bi-directional electrified vehicle chargers.  A National Recognized Testing Laboratory (NRTL) must complete the certification before our customers may install and use our products in the United States.

We have worked with Intertek, a leading NRTL, for these certifications and have successfully completed testing and received authorization to use their ETL mark on our 30kW PV inverter and 30kW battery converter.  While we have been able to rapidly and timely complete these certifications, which we believe is indicative of our commitment to the development of our technology, we may not be as successful in completing certification in a timely manner on future products, such as our 3-port hybrid converter, which could limit our ability to bring such products to market.

Europe and Japan have different certification test procedures, but generally test for similar capabilities.  We do not have familiarity with these other grid safety certifications; however, such certifications are likely to be required to sell our products in these regions.  Geographic regions outside of North America, Europe and Japan generally do not have specific certification requirements, but may require one or more of the other regional certifications before products are approved for sale.

Government Regulation

Government approval is not required for us to sell our products.  However government support for renewable energy, improved grid efficiency, and EVs will impact growing markets that we service.  Utility regulations and support for these markets may also impact these end markets.  Government and utility support for these markets is generally required near term for these markets to grow and changes in policy by governments or utilities may limit the market opportunities for our products.

Properties

Our principal office is located at 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669.  We currently lease approximately 4,000 square feet of office and laboratory space under a triple net lease that is due to expire in May 2014. The rent is approximately $3,200 per month.

Legal Proceedings

We are not a party to any pending legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section of this prospectus titled “Summary Selected Financial Information” and our financial statements and related notes appearing elsewhere in this prospectus.  In addition to historical information, this discussion and analysis here and throughout this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

We are located near Austin, Texas.  We were formed to develop and commercialize our Power Packet Switching Architecture (PPSA) technology that improves the performance, size, weight and manufacturing cost of electronic power converters for several large vertical markets.

We were founded on May 17, 2007.  To date, our operations have been funded through the sale of our common stock and convertible debt, through technology licensing revenue, and through U.S. Department of Energy grants.  Our total revenue generated from inception to date as of June 30, 2013 is $3,421,097, with the majority of that revenue coming from events such as engineering fees and government grants.  We have successfully applied these revenues to research and product development, reducing our capital requirements.  We will continue to pursue research and development grants, where available, for the purpose of performing the necessary research and development of our products.  We can make no assurances that additional grants will be available in the future.

We have completed development and industry certification of our first two products, a 30kW PV inverter and a 30kW battery converter, both using the same Universal Power Converter hardware design with different embedded software.  We are currently developing our third product, which is a 30kW 3-port hybrid converter.

These are products that we plan to use to promote long term licensing opportunities for the Company.  As a result, we believe the revenue from our early product sales is not the most important metric of our growing success.  We believe the quality and the level of interest from prospective strategic customers and potential licensees is the most important metric, although we cannot provide any assurance that such prospective customers and potential licensees will materialize for us.

We are currently focused on three vertical markets – PV inverters, distributed grid energy storage, and electrified vehicle DC charging.  The PV inverter market is the largest and most mature, but it is also in a hypercompetitive state with slow growth and an increasing number of suppliers.  Our initial PV inverter product is highly innovative and was developed as the first implementation of PPSA in order to validate our technology.  We continue to leverage the PV inverter market for valuable product refinement feedback, including feature and performance requirements as well as improving the quality and robustness of our product designs.  We plan to integrate our proven PV inverter functionality with grid energy storage and/or DC charging functionality to create high value hybrid and micro-grid systems.

The distributed grid energy storage market is a new evolving market.  We believe that this market will grow quickly, but is currently limited by the lack of commercially available, certified solutions.  We believe our battery converter is highly competitive in this market.  We have achieved several design wins with strategic customers that we believe can generate product sales and may be converted to licensing agreements longer term.  Most of our initial battery converter sales have been to potential licensees as they evaluate our converters for possible integration into their commercial grid energy storage market products.  We are currently negotiating a strategic supplier agreement with an industry leader in this market, although we cannot provide any assurance that this potential agreement will be consummated.  We believe our ability to negotiate attractive licensing terms would improve if high market demand is established for our products.

We believe the electrified vehicle DC charging market may be one of our fastest-growing market opportunities .  Our approach to this market offers features to reduce installation costs, operational costs, and create new value-added capabilities.  Similar to the distributed grid energy storage market, we are working with several strategic customers to achieve design wins and help them integrate our product into their solutions.  Our initial focus is on the California DC charging market and we believe we can achieve design wins and ecosystem partners in this space

We also continue to develop next generation products, including our 3-port hybrid converter, micro-grid converter, and new power switch components that we believe will further extend the differentiation and value of our products.  We estimate that the 3-port hybrid converter and the micro-grid converter may each cost $1.5 million to develop and commercialize.  We developed a new 3-port hardware design that will be used for both products, although we expect to make some incremental hardware design improvements based on initial hardware testing.  Our next step will be to develop enhanced embedded control software for these products.  When that step is complete, we plan to sell sample products to early customers, and then make incremental hardware and software improvements based on feedback from them.  After these improvements are implemented, we expect to work with Intertek on industry certification, including UL1741 compliance.  As discussed below, the development of new power switch components is being funded by the U.S. Department of Energy’s $2.5 million ARPA-E grant.  We believe the Department of Energy grant will be sufficient to prove this technology’s capability and build a prototype PPSA product with these switches.  After the bi-directional power switch technology is proven, we plan to redesign our growing number of products to use these new components.  We have budgeted $1.5 million from our new product research and development budget for this redesign effort.

We have released and are selling our first two commercial products, which have generated limited revenue to date.   We expect these products to generate additional revenues; however, in the near term, these revenues may not be adequate to cover the costs of our operations.

Our financial statements contemplate the continuation of our business as a going concern.  We are subject to the risks and uncertainties associated with a new business, including lack of operating capital, lack of personnel and lack of demand for our products.  We have no established source of capital, we have limited commercial product revenue and we have incurred significant debt and significant losses from operations since inception.  These matters raise substantial doubt about our ability to continue as a going concern.

Plan of Operation

Our strategy is to continue to commercialize our technology though the development of a variety of products and licensing.  We have completed development of our first two products, we are developing additional products and we will continue making improvements to all of our products based on customer feedback from system installations.  Our goal is to have these products validate our technology and lay the foundation for licensing our technology platform into applications across the global power converter marketplace.

We expect to use the net proceeds received from this offering to continue our new product research, continue our new product and existing product development and the commercialization of our existing products, protect our intellectual property, purchase equipment and software and for working capital and other general corporate purposes, such as exploring market opportunities.   The net proceeds from this offering are anticipated to be approximately $10.5 million, which is expected to be sufficient to fund our activities for the two years following the offering.  Our anticipated costs include employee salaries and benefits, compensation paid to consultants, capital costs for research and other equipment, costs associated with development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an early stage, publicly-traded technology company.  We anticipate increasing the number of employees by up to approximately 15-25 employees; however, this is highly dependent on the nature of our development efforts.  We anticipate adding employees in the areas of research and development, sales and marketing, and general and administrative functions required to support our efforts.  We expect to incur consulting expenses related to technology development and other efforts as well as legal and related expenses to protect our intellectual property.  We expect capital expenditures to be approximately $1.0 million for purchase of equipment and software during the two years following this offering, but these are highly dependent on the nature of the operations where co-development activities are ongoing.  We also have issued $4 million in senior secured convertible promissory notes that must be paid on November 21, 2013, $750,000 in senior secured convertible promissory notes that must be paid on July 29, 2014, and $1. 355 million in convertible promissory notes that must be paid on December 31, 2013, if the notes are not converted to shares of our common stock prior to their maturity dates.

The amounts that we actually spend for any specific purpose may vary significantly and will depend on a number of factors including, but not limited to, the pace of progress of our commercialization and development efforts, actual needs with respect to product testing, development and research, market conditions, and changes in or revisions to our marketing strategies.  In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses; however, we do not have plans for any acquisitions at this time.  We will have significant discretion in the use of any net proceeds.  Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock.

We received an award of $2.5 million from ARPA-E.  As of June 30, 2013, we recognized revenue of $1,344,000, leaving $1,156,000 of the contract value remaining for the next year and a half.  This award is being used to develop and commercialize our BD-IGBT power switch.  While we currently successfully use commodity silicon IGBT and diode components in our products, we are developing BD-IGBT components that we believe could significantly improve the efficiency, weight, and manufacturing costs of our products.  Leading research universities and commercial vendors are working under our direction and are receiving the majority of the ARPA-E program funding.  We believe this funding will be sufficient to develop and demonstrate the BD-IGBT power switch in a PPSA prototype system.

Our second Department of Energy award was a $150,000 Phase I SBIR grant.  This grant has been used to develop early prototypes of a 3-port hybrid converter.  We completed this project in May 2013.  We have applied for a $1 million Phase II grant to fund further development of this concept.  If awarded, we hope to further develop the hybrid converter and micro-grid converter capabilities including off-grid and battery backup support.

While we received approximately $1.1 million in early revenues from LMC for subcontract work to develop hardware and provide technical support for LMC’s Hybrid Intelligent Power development contract from the U.S. Army Communications-Electronics Research, Development and Engineering Center, we completed this work in early 2012 and do not expect additional revenues for subcontract development.

CRITICAL ACCOUNTING POLICIES

The following discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America.  Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control.  As a result, they are subject to an inherent degree of uncertainty.  In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates.  Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.  Please see Note 2 to our financial statements for a more complete description of our significant accounting policies.

Revenue Recognition.  Revenue from product sales is recognized when the risks of loss and title pass to the customer, as specified in (1) the respective sales agreements and (2) other revenue recognition criteria as prescribed by Staff Accounting Bulletin (SAB) No. 101 (SAB 101), “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”.  We generally sell our products freight-on-board shipping and recognize revenue when products are shipped.  Revenue from service contracts is recognized using the completed-performance or proportional-performance method depending on the terms of the service agreement.  When there are acceptance provisions based on customer-specified subjective criteria, the completed-performance method is used.  For contracts where the services performed in the last series of acts is very significant, in relation to the entire contract, performance is not deemed to have occurred until the final act is completed.  Once customer acceptance has been received, or the last significant act is performed, revenue is recognized.  We use the proportional-performance method when a service contract specifies a number of acts to be performed and we have the ability to determine the pattern and value in which service is provided to the customer.

The Company receives payments from government entities in the form of government grants.  Government grants are agreements that generally provide the Company with cost reimbursement for certain type of research and development activities over a contractually defined period.  Revenues from government grants are recognized in the period during which the related costs are incurred, provided that the conditions under which the government grants were provided have been met.  Costs incurred related to the grants are recorded as cost of revenues.

Royalty income is recognized as earned based on the terms of the contractual agreements.

Research and Development.  The cost of research and development is expensed as incurred.

Patents.  The Company capitalizes legal costs and filing fees associated with obtaining patents on its new inventions. Once the patents have been issued, the Company amortizes these costs over the shorter of the legal life of the patent (generally a maximum of 20 years) or its estimated economic life using the straight-line method.

Income Taxes. We account for income taxes using an asset and liability approach that allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before we are able to realize their benefits, or that future deductibility is uncertain.  Tax benefits from an uncertain tax position are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.

Stock-Based Compensation.  The Company applies Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, “Stock Compensation,” when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the commonly used Black-Scholes option valuation model. The assumptions used in the Black-Scholes model are as follows:

Risk-free interest rate - The risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant

Expected lives - As permitted by SAB 107, due to the Company’s insufficient history of option activity, the management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding

Expected volatility – is determined based on management’s estimate or historical volatilities of comparable companies

Expected dividend yield - is based on current yield at the grant date or the average dividend yield over the historical period.  The Company has never declared or paid dividends and has no plans to do so in the foreseeable future

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees.” FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

The aggregate intrinsic value, the difference between the exercise value and the IPO price value, related to stock options was approximately $383,000 as of June 30, 2013. There were no stock options issued during the twelve months prior to June 30, 2013.

Convertible Promissory Notes and Warrants.  The warrants and embedded conversion feature of convertible promissory notes are classified as equity under FASB ASC Topic 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity.” The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date.  The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined using the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital.  The Company utilized the Black-Scholes option valuation model using the same valuation assumptions as described above for stock-based compensation. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt – Debt with Conversion and Other Options”.  The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes.  For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

RESULTS OF OPERATIONS

Comparison of the six months ended June 30, 2013 to the six months ended June 30, 2012

Revenues.  Revenues for the six months ended June 30, 2013 of $1,030,419 were $783,306 or 317% higher than the $247,113 we earned in revenues for the six months ended June 30, 2012.  The increase in revenue was due to a $676,986 increase in grant revenues and $106,320 from an increase in the sale of products.  Total grant revenues for the six months ended June 30, 2013 of $796,449 were from the ARPA-E grant and a Department of Energy SBIR grant. Revenues related to the ARPA-E project increased as the project was fully underway for the six months ended June 30, 2013.  Revenues from royalties from Lockheed for both six month periods remained the same at $50,000.  In the first six months of 2013, revenue from the sale of products and services was $183,973 which was from the sale of 4 battery units, 15 inverters and 6 combiners. In the six month period ended 2012, revenue from the sale of products and services was $77,650, of which $53,900 was for work performed for LMC and $23,750 was from the sale of products. The service revenue related to a subcontract to develop hardware and provide technical support for the U.S. Army Communications-Electronics Research, Development and Engineering Center; we do not expect additional revenues for subcontract development.

Cost of Revenues.  As a result of the increase in grant project costs and the cost of sales of our products, cost of revenues increased for the six months ended June 30, 2013, to $1,000,074 from $178,230 for the six months ended June 30, 2012, an increase of $821,844 or approximately 461%.  The increase in cost of revenues was due to a $705,988 increase in grant costs, and $115,856 in cost of revenues for sale of product and services.  The increase in grant costs came from our ARPA-E grant and SBIR grant.  The APRA-E grant requires that we contribute to cost sharing.  We are not required to contribute cost sharing for the SBIR grant.  In the six month period ended 2012, the cost of revenues from the sale of products and services was $67,277 of which $13,283 was for work performed for Lockheed and $53,994 was for the sale of products.  In the first six months of 2013, cost of revenues from the sale of products and services was $183,133.

Gross profit.  Gross profit for the six months ended June 30, 2013 and 2012 was $30,345 and $68,883, respectively.  Gross profit for the six months ended June 30, 2012 was higher than gross profit for the six months ended June 30, 2013 because of higher margins on contract services for LMC and because net losses on the grants were $15,583 higher in the six months ended June 30, 2013.  In the six months ended June 30, 2012, grant costs exceeded revenues by $4,909 while for the six months ended June 30, 2013 the costs exceeded revenues by $20,492.

Operating Expenses.  Operating expenses consist of general and administrative activities, research and development, and sales and marketing, which increased by $557,914 during the six months ended June 30, 2013, to $1,675,447 as compared to operating expenses of $1,117,533 for the same period in 2012.  General and administrative costs increased by $521,864, research and development expense decreased by $2,088 and sales and marketing costs increased by $38,138 for the comparable periods.  General and administrative costs were higher as they included $87,000 in compensation for directors, $279,000 in higher payroll costs as we added staff, and $148,000 in professional fees for legal and auditing.

Loss from Operations.  Due to the increase in our operating expenses, our loss from operations for the six months ended June 30, 2013 was $1,645,102 or 57% higher than the $1,048,650 loss from operations for the same period in 2012.

Interest Expense.  Interest expense increased from $162,336 for the six months ended June 30, 2012 to $2,166,859 for the same period 2013, an increase of $2,004,523, of which $1,970,695 was due to an increase in amortization of debt discount.

Net Loss.  Primarily as a result of the increase in our operating expenses and interest expense, our net loss for the six months ended June 30, 2013, was $3,811,961 as compared to a net loss of $1,210,986 for the same period in 2012, an increase of $2,600,975.

Comparison of Years Ending December 31, 2012 and 2011

Revenues.  During 2012 and 2011, our revenues totaled $1,126,907 and $860,771, respectively, an increase of $266,136 or approximately 31%.  Revenues from grants totaled $707,357 and $26,581 in 2012 and 2011, respectively.  Of the $707,357 of grant revenue received in 2012, $693,938 was from the $2.5 million ARPA-E grant for research and development from the Department of Energy.  The project and revenues started in February of 2012.  Revenues from royalty income totaled $100,000 and $20,000 in 2012 and 2011, respectively, pursuant to the minimum licensing fees required by our licensing agreement with LMC.  Revenues from the sale of product and services totaled $319,550 and $814,190 in 2012 and 2011 respectively.  The sale of product and services included contract revenues from LMC of $53,900 and $649,440 in 2012 and 2011, respectively.  The contract revenue from LMC declined in 2012, since the project required lower levels of our services. We had five contracts with LMC, pursuant to which we provided technical support and test products to its staff.  We completed the last of the contracts in the first half of 2012; no additional contract work from LMC is anticipated.  Sales of converter products totaled $265,650 for 25 units in 2012 and $164,750 for 14 units in 2011.

Cost of Revenues.  As a result of the increase in sales of our products, cost of revenues increased for the year ended December 31, 2012, to $957,641 from $757,393 for the year ended December 31, 2011, an increase of $200,248 or approximately 26%.  Gross margin increased from 12% to 15% in 2012, largely due to an additional $80,000 in royalty income received in 2012.

Operating Expenses.  Operating expenses, consisting of general and administrative expenses, research and development, and sales and marketing, increased by $1,591,513 during the year ended December 31, 2012, to $3,207,573 as compared to operating expenses of $1,616,060 for the year ended December 31, 2011.  The most significant increase was related to the increase in professional services, which totaled $1,139,886 for the year ended December 31, 2012, as compared to $147,356 for the year ended December 31, 2011.  This increase resulted primarily from the payment for business consulting and legal services. These services included consulting costs relating to intellectual property management and protection as well as assistance with board development and other advisory services provided by MDB Capital Group, LLC valued at $671,000.  The professional services also included $83,000 in intellectual property work done by our patent attorney and $78,000 in consulting fees, including public relations.  Other costs included audit and accounting fees of $45,000 and more than $150,000 in legal expenses related to the preparation of financing documents and the documentation of other corporate transactions.  Both research and development and general and administrative expense also increased as a result of an increase in full time equivalent employees from 6.5 during the year ended December 31, 2011, to 9 during the year ended December 31, 2012.  The general administration costs increased due to the increase in personnel and also because of increases in the compensation paid to certain employees.  We also implemented a health care benefit plan mid-year in 2011, so we had at least two times more in heath care expense in 2012 than we had in 2011.  If our operations grow as expected, we anticipate that the number of our employees will continue to increase.

Loss from Operations.  Due to the increase in our operating expenses, our loss from operations increased during 2012 by $1,525,625 or approximately 100%, to $3,038,307 for the year ended December 31, 2012, as compared to $1,512,682 for the year ended December 31, 2011.

Interest Expense.  Interest expense increased from $238,257 in 2011 to $1,608,912 in 2012 due to an increase of $1,295,920 in amortization of the debt discount.

Net Loss.  Primarily as a result of the increase in our operating expenses and interest expense, our net loss for the year ended December 31, 2012, was $4,647,219 as compared to a net loss of $1,750,939 for the year ended December 31, 2011, an increase of $2,896,280.

Liquidity and Capital Resources

Although our revenues have increased every year from the date of our inception, we do not generate enough revenue to sustain our operations.  Our revenues are derived from sales of our products and from grants we have received for the development of our technology.  We have funded our operations through the sale of our common stock, preferred stock (later converted to common) and debt securities.

As of June 30, 2013, and December 31, 2012, we had cash and cash equivalents of $372,538 and $1,972,301, respectively.

Our net working capital decreased from a positive $528,603 as of December 31, 2012, to a working capital deficit of $3,248,536 as of June 30, 2013, mainly due to the increase in our current portion of long term debt from $1,313,146 to $3,387,919 due to the cash expended for operating activities.

Operating activities in the six months ended June 30, 2013 resulted in cash outflows of $1,471,492, which were due primarily to the net loss for the period of $3,811,961, offset by amortization of total debt discount in the amount of $2,074,772.

Investing activities during the six months ended June 30, 2013 and 2012 resulted in cash outflows of $128,271 and $62,467, respectively, for development of patents and acquisition of fixed assets.

During the six months ended June 30, 2013, the note payable to the Texas Emerging Technology Fund increased by $40,000 on account of interest payable.  In the six months ended June 30, 2012, we raised $697,150 in gross proceeds from the sale of convertible promissory notes in the amount of $645,150 and $52,000 from the sale of stock and repaid a line of credit in the amount of $20,000.

During the year ended December 31, 2012, we raised $4 million in gross proceeds from the sale of our senior secured convertible promissory notes, $695,000 in other convertible promissory notes, and $52,000 from the sale of stock.  We have no committed sources of financing and, in the near term, we do not expect to earn enough revenues from the sale of our products to support our operations.  The report from our independent registered public accounting firm states that there is a substantial doubt about the Company’s ability to continue as a going concern.

At December 31, 2012 and 2011, we had $1,972,301 and $100,675 in cash and cash equivalents, respectively.   Our net working capital increased $590,040 in 2012 from a negative $61,437 as of December 31, 2011, to a positive $528,603 in December 31, 2012, due to debt financing.

Operating activities in 2012 resulted in cash outflows of $2,251,489, which were due primarily to the loss for the year of $4,647,219 offset by amortization of debt discount in the amount of $1,472,904 and the fair value of warrants issued for consulting services in the amount of $670,947.

Investing activities during 2012 and 2011 resulted in cash outflows of $309,035 and $150,811, respectively, for the development of patents and acquisition of fixed assets.

Financing activities during 2012 and 2011 generated $4,432,150 and $1,363,376, respectively, in net cash from the issuance of debt and common stock.

Off-Balance Sheet Transactions

We do not have any off-balance sheet transactions.

Trends, Events and Uncertainties

Research and development of new technologies is, by its nature, unpredictable.  Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that the net proceeds from this offering will be sufficient to enable us to develop our technology to the extent needed to create future sales to sustain operations as contemplated herein.  If the net proceeds from this offering are insufficient for this purpose, we will consider other options to continue our path to commercialization, including, but not limited to, additional financing through follow-on stock offerings, debt financing, co-development agreements, curtailment of operations, suspension of operations, sale or licensing of developed intellectual or other property, or other alternatives.

We cannot assure you that our technology will be adopted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable.  Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations.  If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Other than as discussed above and elsewhere in this prospectus, we are not aware of any trends, events or uncertainties that are likely to have a material effect on our financial condition.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names and ages of all of our directors and executive officers.  Our officers are appointed by, and serve at the pleasure of, the board of directors.

Name	Age	Position
Paul Bundschuh	51	Chief Executive Officer and Chairman of the board of directors
William C. Alexander	57	Chief Technology Officer
Christopher P. Cobb	43	President, Chief Operating Officer and Director
Barry C. Loder, CPA	55	Chief Financial Officer
Charles De Tarr, CPA	56	Vice President, Finance and Secretary
Mark L. Baum	40	Director
Lon E. Bell, Ph.D.	72	Director
David B. Eisenhaure	67	Director

Biographical information with respect to our executive officers and directors is provided below.  There are no family relationships between any of our executive officers or directors.

Paul Bundschuh, Chief Executive Officer and Chairman of the Board

Mr. Bundschuh joined Ideal Power in May 2009.  Since September 2012, he has been Chief Executive Officer and Chairman of our board of directors.  In this role, he has guided our business strategy and overseen our fundraising and sales/marketing efforts.  From May 2009 through September 2012, Mr. Bundschuh was Vice President of Business Development, where he focused on financing activities, including obtaining various grants and industry awards and securing customers.  Prior to joining our company, Mr. Bundschuh was a renewable energy technology and marketing consultant from September 2008 through May 2009, during which time he consulted with various renewable energy firms on their marketing and business development efforts.  From January 2008 through July 2008, Mr. Bundschuh was Vice President of Marketing and Technology for Electromagnetic Power Solutions, an inverter company start-up leveraging IP licensed from Virginia Tech University.  Mr. Bundschuh developed the business and marketing plans for the company and identified potential investors.  From October 2000 through March 2007, Mr. Bundschuh was Vice President of Sales and Marketing of the Semi & Licensing division of Waves Audio, where he began a new division for audio IP licensing and custom semiconductor solutions to the consumer audio OEM market.  Prior to Waves Audio, Mr. Bundschuh held various roles with Motorola Semiconductor and Advanced Micro Devices.  Mr. Bundschuh has a Master of Business Administration from the University of Texas at Austin, a Masters of Engineering in Computer and Systems Engineering as well as a Bachelor of Science in Electrical Engineering from Rensselaer Polytechnic Institute.  Mr. Bundschuh’s extensive knowledge of renewable energy technology and his experience in marketing and business development, particularly for start-up companies, led us to believe that he should serve as a director.

Christopher Cobb – President, Chief Operating Officer and Director

Mr. Cobb joined Ideal Power in May 2012 as Chief Executive Officer and a director.  In this capacity, he focused on business strategy and obtaining funding for our operations. In September 2012, Mr. Cobb transitioned to President and Chief Operating Officer, where he focuses on our operations, strategy for development of our business and the implementation of that strategy.  From December 2011 through May 2012, Mr. Cobb was an independent consultant to businesses of varying sizes, providing guidance on business strategy and organizational development.  Mr. Cobb served as President, Director and Chief Financial Officer of HEIT, Inc. from September 2010 through November 2011, where he focused on finance, mergers and acquisitions and the integration of HEIT with Simpler-Webb, Inc.  Mr. Cobb left HEIT after the firm was sold to Computer Services Inc. (OTCQX: CSVI).  From February 2009 through September 2010, Mr. Cobb was CEO and Director of Simpler-Webb Inc., and was responsible for overall company strategy and management.  He led the effort to merge with HEIT and subsequently led the integration effort of those two firms.  Mr. Cobb was CFO and director of Simpler-Webb from April 2002 through February 2009. Prior to April 2002, Mr. Cobb held various positions at United Airlines, McKinsey and Company and Andersen Consulting.  Mr. Cobb holds a Master of Business Administration from the Kellogg Graduate School of Management and a Bachelor of Science in Mechanical Engineering from the University of Texas at Austin.  Mr. Cobb’s experience as a consultant providing guidance on business strategy and organizational development and as a member of the board of directors of Simpler-Webb led us to conclude that he should serve as a director.

William C. Alexander, P.E. – Chief Technology Officer and Founder

Mr. Alexander founded Ideal Power in 2007 and joined us full time in January 2010 as the Chief Technology Officer.  Mr. Alexander oversees the technology development of all of our products and inventions.  Mr. Alexander is also the lead engineer working with clients to collaboratively develop solutions based on our technology.  Mr. Alexander was a director of Ideal Power from 2007 through 2012.  Prior to joining the company, Mr. Alexander was a Principal Engineer II for BAE Systems in Austin, Texas from June 1999 through January 2010.  Mr. Alexander was the lead engineer developing various weapons systems including LIDAR seekers for air-to-air and air-to-ground applications.  Before BAE, Mr. Alexander held various technology and engineering roles with Symtx, Inc., Tracor Aerospace, Inc. and Croft and Company.   Mr. Alexander has 27 patents granted with over 50 patents pending.  He has a Master of Science in Mechanical Engineering and a Bachelor of Science in Mechanical Engineering from the University of Texas at Austin.

Barry C. Loder, CPA – Chief Financial Officer

Barry Loder was appointed as our Chief Financial Officer, on a part-time basis, in July 2013.  Mr. Loder will begin full-time duties with us following the completion of this offering.  Until he joins Ideal Power Inc., Mr. Loder is, and has been since March 2012, the Executive Vice President/Chief Operating and Financial Officer of Shield Air Solutions, Inc., a specialty manufacturer of industrial environmental control systems located in Houston, Texas.  At Shield Air Solutions, Mr. Loder is responsible for all manufacturing, sales, marketing, operational, procurement and financial matters for the company.  From April 2010 to March 2012, Mr. Loder was a principal at BCL Partners, a financial consulting company, that assisted small and mid-size companies in the areas of corporate growth strategies, initial public offerings, financings and merger and acquisition activities.  From October 2008 to April 2010, Mr. Loder was the Chief Executive Officer/Chief Financial Officer of Cyberwize, Inc., a Florida based direct marketing company.  Mr. Loder was Chief Financial Officer and founder of Republic Waste Industries, Inc. where he was responsible for all financial matters including merger and acquisition activities.  Mr. Loder has extensive experience in merger and acquisition transactions, corporate financings and initial public offerings.  Mr. Loder is a certified public accountant in Texas.  Mr. Loder received a Bachelor of Arts in Accounting/Finance from Walsh University and received a Master of Business Administration from Houston Baptist University.

Charles De Tarr, CPA – Vice President, Finance and Secretary

Charles De Tarr joined Ideal Power Inc. in May 2008 as our part-time Chief Financial Officer and Secretary and began providing services on a full-time basis in February 2013.  On July 10, 2013, Mr. De Tarr was appointed as Vice President, Finance.  Mr. De Tarr also served as a director on our Board of Directors from May 2008 through November 2012.  Prior to joining the Company on a full-time basis, Mr. De Tarr was Chief Financial Officer of Intevras Technologies, LLC from July 2009 through July 2010 when it was acquired by Layne Christensen Company.  Mr. De Tarr continued as the Financial Manager for the Intevras Division in a part-time capacity from July 2010 through January 2013.  Before joining Intevras, Mr. De Tarr was the founder, owner and Chief Executive Officer of BNC Communications, LLC, a telecommunications service provider, in Austin, Texas.  Mr. De Tarr managed that company’s operations from January 2004 through 2008.  Prior to BNC Communications, Mr. De Tarr held various management positions with a variety of firms, including C3 Communications, Inc., DataPult, LP, Chubb Security Systems, Inc. and Supreme Cable Company, Inc.  Mr. De Tarr holds a Bachelor of Science in Business Administration from Ithaca College, Ithaca, New York and a Master of Business Administration from the University of Texas at Austin.  In addition, Mr. De Tarr holds both a CPA and CVA designation from the Texas State Board of Public Accountancy and the National Association of Certified Valuation Analysis, respectively.

Mark L. Baum, J.D., Director

Mark L. Baum joined our board of directors in November 2012.  Mr. Baum is also director, since December 2011, of Imprimis Pharmaceuticals, Inc., a publicly traded company, where he also serves as Chief Executive Officer effective April 1, 2012.  Mr. Baum has served as the principal of The Baum Law Firm, P.C. (now TBLF, LLC) since 1998, and has more than 15 years of experience in financing, operating and advising small capitalization publicly traded enterprises, with a particular focus on restructured or reorganized businesses. As a manager of capital, he has completed more than 125 rounds of financing for more than 40 publicly traded companies. As a securities attorney, Mr. Baum has focused his practice on U.S. securities laws, reporting requirements and public company finance-related issues that affect small capitalization public companies.  Mr. Baum has actively participated in numerous public company spin-offs, restructurings/recapitalizations, venture financings, private-to-public mergers, asset acquisitions and divestitures.  In addition to his fund management and legal experience, Mr. Baum has operational experience in the following industries: life science and diagnostics, closed door pharmacies, cleaner and renewable energy and retail home furnishings. Mr. Baum has served on numerous boards of directors of publicly traded companies, including Chembio Diagnostic Systems, Inc., Applied Natural Gas Fuels, Inc. (formerly AGAS), Shrink Nanotechnologies, Inc., You on Demand, Inc. and CoConnect, Inc., as well as boards of advisors for domestic and international private and public companies. Mr. Baum founded and capitalized the Mark L. Baum Scholarship, which has funded tuition grants to college students in Texas.  Mr. Baum is a published inventor and a licensed attorney in California and Texas. Mr. Baum’s years of public company executive experience, including knowledge of securities laws, reporting requirements and public company finance-related issues, led us to believe that he should serve as a director.

Lon E. Bell, Ph.D., Director

Dr. Bell joined our Board of Directors in November 2012.  He founded Amerigon Inc. (now Gentherm) in 1991. Dr. Bell has served many roles in Amerigon, Inc., including Chief Technology Officer until December 2010, Director of Technology until 2000, Chairman and Chief Executive Officer until 1999, and President until 1997. Dr. Bell served as the Chief Executive Officer and President of BSST LLC, a subsidiary of Amerigon from September 2000 to December 2010.  He served as a Director of Amerigon from 1991 to 2012.  Previously, Dr. Bell co-founded Technar Incorporated, which developed and manufactured automotive components, and served as Technar’s Chairman and President until selling majority ownership to TRW Inc. in 1986.  Dr. Bell continued managing Technar, then known as TRW Technar, as its President until 1991.  He co-founded Mahindra REVA Electric Vehicle Co Ltd. in 1994 and serves on its Board of Directors and Chairman of its Intellectual Property Committee.  He currently serves on the Board of Directors of ClearSign Combustion Corporation. He is a member of advisory boards at California Institute of Technology Mechanical Engineering Department since 2008, Michigan State University and University of Santa Barbra Energy Frontiers Research Centers since 2010 and Alphabet Energy since 2011.  Dr. Bell is a leading expert in the design and mass production of thermoelectric products.  He has authored more than 30 publications in the areas of thermodynamics of thermoelectric systems, automotive crash sensors, and other electronic and electromechanical devices.  Five of his inventions have gone into mass production and dominated their target markets.  Dr. Bell received a BSc. in Mathematics, an MSc. in Rocket Propulsion, and a Ph.D. in Mechanical Engineering from the California Institute of Technology.  Dr. Bell’s demonstrated ability to commercialize inventions led us to conclude that he should serve as a director.

David B. Eisenhaure, Director

Mr. Eisenhaure joined our board of directors in August 2013.  From February 1985 until May 2008, Mr. Eisenhaure served as the President and Chief Executive Officer of SatCon Technology Corporation, a public corporation, which he founded.  He was also a director of that company from February 1985 until his resignation in July 2009.  After his resignation as an executive officer from SatCon Technology Corporation, Mr. Eisenhaure assisted that company with the transition to a new management team.  He retired from active employment in March 2009.  SatCon Technology Corporation develops products that contribute to the advancement of the utility, hybrid vehicle, ship building, industrial automation, semiconductor processing, and defense markets.  The company is particularly well known for its work in advanced electric drives; in the technology of inverters for smart grid and photovoltaic applications; and in the development of light-weight, high-power electronics, which contributed to the development of practical hybrid and electric vehicles.  Mr. Eisenhaure brought the company public in 1992, and subsequently oversaw the acquisition of eight private companies and one public company, reorganizing the company from a research and development company into a diverse organization with four plants in the United States and Canada. Prior to founding SatCon Technology Corporation, Mr. Eisenhaure was the Technical Director of the Energy Systems Division at Draper Laboratory, where the research of his group included magnetic bearings, flywheels, energy storage, advanced solid state power converters, advanced motors and generators, and adaptive control systems for highly dynamic and otherwise unstable systems.  Prior to his employment with Draper Laboratory, Mr. Eisenhaure worked at the Massachusetts Institute of Technology Instrumentation Laboratory, first as a graduate student research assistant and then as a staff engineer, designing and developing electromagnetic and thermal control systems to support the national space and defense programs.  From 1985 to 1997 he held the position of Lecturer in the Mechanical Engineering Department at the Massachusetts Institute of Technology, where he collaborated with faculty and students on research, especially thesis-related research at both the Master’s and Ph.D. levels.  He has been awarded over 20 patents from the U.S. Patent and Trademark Office covering inventions in magnetic suspensions, motor drives and controls, flywheel systems, automotive components, energy storage, and solid state power converters.  Mr. Eisenhaure holds a Bachelor of Science degree, a Master of Science degree, and an Engineer’s Degree in Mechanical Engineering from the Massachusetts Institute of Technology.  Mr. Eisenhaure’s years of public company executive experience, his extensive experience in the field of electrical technology, and his educational background led us to believe that he should serve as a director.

Director Independence

Our board of directors has determined that Mark S. Baum, Lon E. Bell, Ph.D. and David B. Eisenhaure are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2).  We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Mr. Baum, Dr. Bell and Mr. Eisenhaure serve on all three committees.

Involvement in Certain Legal Proceedings

        To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

EXECUTIVE COMPENSATION

The following summary compensation table covers all compensation awarded to, earned by or paid to our principal executive officer and each of the other two highest paid executive officers, if any, whose total compensation exceeded $100,000 during the years ended December 31, 2012 and 2011.  These individuals are sometimes referred to in this prospectus as the “Named Executive Officers”.

Summary Compensation Table

Name and Principal		Salary	Bonus	Stock	Option	All Other	Total
Position				Awards (1)	Awards (2)	Compensation

Paul Bundschuh	2012	$139,999	$0	$0	$0	$0	$139,999
Chief Executive Officer	2011	103,924	0	35,000	0	0	$138,924

Christopher Cobb	2012	$13,462	$41,250	$48,993	$85,049	$0	$188,754
President and Chief Operating Officer (Former Chief Executive Officer)	2011	0	0	0	0	-	$0

William Alexander	2012	$238,253	$0	$0	$0	$0	$238,253
Chief Technology Officer, founder	2011	160,294	8,000	0	0	0	168,294

Charles De Tarr	2012	$115,895	$35,000	$0	$0	$0	$150,895
Vice President, Finance, and Secretary (Former Chief Financial Officer)	2011	84,455	0	0	0	0	84,455

(1) The amounts included in this column are the aggregate grant date fair value of stock awards computed by us in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation, and includes amounts from stock awards granted in 2011 and 2012. For information on the valuation assumptions used in calculating these dollar amounts, see Notes 1 and 7 to our audited financial statements included elsewhere in this prospectus.

(2) This amount reflects the aggregate grant date fair value for this award and does not correspond to the actual value that may be recognized by the individual upon option exercise. T he assumptions used to determine the grant date fair value of the stock option is included in Note 11 to our audited financial statements included elsewhere in this prospectus.

Current and Future Compensation Practices

Currently, compensation for our employees consists of base salary, cash bonuses and awards of stock options or restricted stock through the Ideal Power Converters, Inc. 2013 Equity Incentive Plan.  We believe that a combination of cash, options for the purchase of common stock, or grants of restricted stock will allow us to attract and retain the services of individuals who will help us achieve our business objectives, thereby increasing value for our stockholders.  We believe that share ownership by our employees is an effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders.  No employee is required to own common stock in our Company.

In setting the compensation for our officers, we look primarily at the person’s responsibilities, at the person’s experience and education and at our ability to replace the individual.  We expect the base salaries of our executive officers to remain relatively constant unless the person’s responsibilities are materially changed.  We also expect that we may pay bonuses in the future to reward exceptional performance or the achievement by the Company or an individual of targets to be agreed upon.  During 2011 and 2012, because we had limited cash resources, we periodically accrued salaries for our executive officers.  It is possible that we will again be unable to pay these salaries in a timely manner until we begin to generate cash from sales of our products or we arrange additional financing in the form of equity sales or debt instruments.

Employment Agreements and Offer Letters

On May 7 and May 8, 2013, our executives, Paul Bundschuh, Christopher Cobb and William Alexander, entered into employment agreements with us.  With the exception of the annual compensation and the length of the term of the employment agreements, the material terms of the employment agreements are substantially the same.

The employment agreements entered into by Messrs. Bundschuh and Alexander have initial terms of two years, but will be renewed on an annual basis following the expiration of the initial term, unless otherwise terminated.  Mr. Cobb’s employment agreement includes an initial term of one year, and will be renewed for periods of six months following the expiration of the initial term, unless otherwise terminated.  Mr. Bundschuh is compensated at an annual rate of $200,000, Mr. Cobb is compensated at an annual rate of $175,000 and Mr. Alexander is compensated at an annual rate of $223,267.

Each executive will be entitled to receive a cost of living adjustment on January 1st of each year and will be entitled to participate in any employee benefit plans we offer.  Each executive is entitled to four weeks of paid time off each year.  Following the initial public offering of our common stock, each executive will become eligible for an annual bonus, in an amount to be determined by the Compensation Committee, based upon standards and goals agreed to by the Compensation Committee and the executive, and each executive may receive awards of stock grants or stock options at the discretion of the Compensation Committee.

Our board of directors may terminate the services of the executive for “cause,” as defined in the employment agreement or upon 30 days written notice to the executive.  The employment agreements may also be terminated by the executive’s death or disability, by the election of the executive or due to a change in control, as defined in the employment agreements.

If an executive is terminated as a result of death, disability or the executive’s election, he will receive his accrued but unpaid salary and the value of unused paid time off through the effective date of his termination, his accrued but unpaid annual bonus, if any, and his business expenses incurred prior to the effective date of his termination (the “Termination Payment”).  The executive will be entitled to continue to participate in any employee benefit plan to the extent provided for in the plan or as may be required by law.  If we terminate the executive’s employment other than for cause, the executive will receive the Termination Payment and severance consisting of the greater of (i) the salary that would be due to the executive if his employment had not been terminated or (ii) six months annual salary.  The executive will also be entitled to continue to participate in any employee benefit plan for a period of six months following the termination of his employment.  If an executive is terminated as a result of a change in control, he will receive the Termination Payment and severance in an amount equal to the annual salary due to the executive for the balance of the term.  In no event will this severance payment be less than the amount of the executive’s annual salary.

By letter dated June 20, 2013, we made an offer of employment to Barry Loder for the position of Chief Financial Officer.  Mr. Loder agreed to initially provide services on a part-time basis until the offering closes, at which time he will become a full-time employee.  During his part-time service, we agreed to pay Mr. Loder $200 per hour.  Upon his transition to a full time employee, we agreed to pay Mr. Loder an annual salary of $175,000 through the consummation of this offering and an annual salary of $200,000 thereafter.  Mr. Loder will be entitled to participate in any bonus plan that may be adopted by our board of directors and he may be entitled to receive grants of restricted stock, bonus stock or stock options, as determined by our board of directors.  Upon becoming a full time employee, Mr. Loder will become eligible to participate in our employee benefit plans.

Outstanding Equity Awards at December 31, 2012

The following table sets forth certain information concerning outstanding equity awards for our Named Executive Officers at December 31, 2012. No options were exercised by our Named Executive Officers during the last two fiscal years.

	OptionAwards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date

Paul Bundschuh	1,228	--	$0.8133	5/12/2022
Paul Bundschuh	1,281	--	$0.7953	8/25/2022
Paul Bundschuh	9,817	1,963	$2.9715	6/30/2020
Paul Bundschuh	5,890	--	$2.9715	9/30/2020
Paul Bundschuh	5,890	--	$2.9715	12/31/2022

Christopher Cobb	2,766	16,199	$6.3276	5/21/2020

Charles De Tarr	26,743	--	$0.4155	1/31/2022

Director Compensation

Members of our board of directors did not receive compensation for their service as directors for the year ended December 31, 2012.  On June 30, 2013, our board of directors approved compensation to be paid to the independent directors as follows: each of the independent directors will receive each calendar year $50,000 in cash and $50,000 in value of shares of common stock.  The cash component of the compensation will not be earned and begin to accrue until the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission.  All directors are reimbursed ordinary and reasonable expenses incurred in exercising their responsibilities.   At June 30, 2013, we reserved 25,170 shares of our common stock for the payment of compensation to our independent directors.

Insider Participation in Executive Compensation Decisions

Until November 28, 2012, our directors were also executive officers.  These individuals included William Alexander, Christopher Cobb and Paul Bundschuh.  Our board of directors currently consists of five members, two of whom are also executive officers.  The three remaining members of our board are independent within the meaning of the rules of the Nasdaq Capital Market.  On January 22, 2013, our board of directors established three committees, namely an Audit Committee, a Nomination and Governance Committee and a Compensation Committee.  Our independent directors are the sole members of each of these committees.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our Certificate of Incorporation (the “Certificate of Incorporation”), and our bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Authorized Capitalization

We have 60,000,000 shares of capital stock authorized under our Certificate of Incorporation, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock, all with a par value of $0.001 per share. As of September 16, 2013 , we had 1,480,262 shares of common stock outstanding (not including an additional 25,170 shares of common stock reserved for issuance as compensation through June 30, 2013, to our independent directors) and no shares of preferred stock outstanding.  Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are fully paid and non-assessable.  The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

There is no public market for our common stock.  We have applied for listing of our common stock on the Nasdaq Capital Market, and listing on this exchange is a condition to the consummation of this offering.

Preferred Stock

Our Certificate of Incorporation permits us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our Certificate of Incorporation and under Delaware law, our Certificate of Incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.  The issuance of preferred stock with certain voting, conversion and/or redemption rights could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation.  Preferred stock could also be issued quickly with terms calculated to delay, defer or prevent a change in control of our Company or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Stock Options and Warrants

As of June 30, 2013, we have reserved the following shares of common stock for issuance pursuant to stock option and warrant agreements:

● ●
158,108 shares of our common stock are reserved for issuance under various outstanding option agreements, at a weighted average exercise price of $2.71631 per share;

1,524,095  shares of our common stock, at a weighted average exercise price of $2.99 per share (assuming the sale of our common stock in this offering at a price of $5.00 per share), are reserved for issuance under various outstanding warrant agreements; and

●	487,713 shares of our common stock have been reserved for the issuance of awards under our 2013 Equity Incentive Plan.

On July 19, 2013, the Compensation Committee approved the grant of stock option awards from our 2013 Equity Incentive Plan covering 352,270 shares of our common stock.  The exercise price will equal the price at which shares of common stock are sold in this offering.

Convertible Promissory Notes

We have defined “Convertible Notes” in this prospectus to mean, collectively, $750,000 in senior secured convertible promissory notes that must be paid or converted into shares of our common stock on or before July 29, 2014, $4 million in senior secured convertible promissory notes that must be paid or converted into shares of our common stock on or before November 21, 2013, and $1.355 million in convertible promissory notes that must be paid or converted into shares of our common stock on or before December 31, 2013.  Based on interest accrued as of June 30, 2013, the Convertible Notes mandatorily will convert into 1,688,771shares of our common stock upon consummation of a public offering of our common stock yielding gross proceeds of at least $10 million.  Therefore, upon consummation of this offering, the Convertible Notes will be converted into 1,688,771 shares of our common stock.  As the calculation for the number of shares issued is based on principal and interest, interest earned between June 30, 2013 and the date of the IPO will convert into additional shares of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We will be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock.  One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management.  If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.  The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock.  The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Cumulative Voting.  Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

No Stockholder Action by Written Consent.  Our Certificate of Incorporation expressly prohibits stockholders from acting by written consent.  This means that stockholders may only act at annual or special meetings.

Vacancies.  Our Certificate of Incorporation provides that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by the Chairman of the board of directors, the Chief Executive Officer, or the board of directors at any time and for any purpose or purposes as shall be stated in the notice of the meeting, and shall be called by the Secretary upon the written request of the holders of record of at least 25% of the outstanding shares of common stock.  This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the percentage necessary to request the meeting.  Therefore, stockholders holding less than 25% of the issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction that would delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our Certificate of Incorporation and bylaws have advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board.  The business to be conducted at a meeting will be limited to business properly brought before the meeting, in accordance with our Certificate of Incorporation and bylaws.  Failure to follow the procedures set forth in our Certificate of Incorporation and bylaws will result in the chairman of the meeting disregarding the nomination or declaring that the proposed business will not be transacted.

MARKET FOR OUR COMMON STOCK, DIVIDEND POLICY AND OTHER STOCKHOLDER MATTERS

There is no established public trading market for our common stock.  Of the 1,480,262 shares of our common stock outstanding as of September 16 , 2013, approximately 509,094 shares are held by “non-affiliates” and, of that amount, 217,471 shares will be freely tradable without restriction pursuant to Rule 144 once we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934 for a period of at least 90 days and assuming we comply with the remaining requirements of Rule 144.  We also have outstanding options for the purchase of 158,108 shares of common stock, 352,270 shares of common stock reserved for option grants that were approved by the Compensation Committee on July 19, 2013, warrants for the purchase of 1,524,095 shares of common stock and convertible promissory notes with interest accrued through June 30, 2013 that would require us to issue an additional 1,688,711 shares of common stock. We have also reserved a total of 25,170 shares of common stock that we intend to issue to our independent directors as part of their compensation for services provided through June 30 2013.  In addition, upon the closing of this offering, we will issue to the underwriter a warrant for the purchase of 250,000 shares of our common stock.  Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

We have never paid cash dividends on our securities and we do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future.  We intend to retain any future earnings for reinvestment in our business.  Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

We have applied for the listing of our common stock on the Nasdaq Capital Market but we cannot assure you that our application will be approved. If our application is not approved, we may not complete the offering.

As of September 16, 2013, we had 1,480,262 shares of common stock outstanding, held of record by 24 stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group.  Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges or similar rights.  Unless otherwise indicated, ownership information is as of September 16, 2013, and is based on 1,480,262 shares of common stock outstanding on that date.  The percentage ownership after the offering is based on 5,694,143 shares of common stock outstanding.

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned		% of Shares Owned Prior to the Offering	% of Shares Owned After the Offering

Directors and Officers:

Paul Bundschuh, Chief Executive Officer and Director	75,703	(3)	5.0%	1.3%
Christopher Cobb, President, Chief Operating Officer and Director	94,012	(4)	6.0%	1.6%
William C. Alexander, Chief Technology Officer	480,995		32.5%	8.4%
Charles De Tarr, Vice President, Finance and Secretary	210,135	(5)	13.4%	3.6%
Mark Baum, Director	81,423	(6)	5.4%	1.7	%(7)
Lon E. Bell, Director	66,346	(8)	4.3%	1.9	%(9)

All Directors and Officers as a Group	1,008,616		56.5%	17.6%

5% Owners

Hamo Hacopian	262,495		17.7%	4.6%
Peter Appel	506,435	(10)	25.5%	12.4	%(11)
MDB Capital Group, LLC	114,290	(12)	7.2%	2.9	%(13)
Cindy Breed	131,247		8.9%	2.3%
David Breed	142,996	(14)	9.6%	2.5%

(1)	The address of each officer and director is 5004 Bee Creek Rd., Suite 600, Spicewood, Texas 78669

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of July 20, 2013, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.  In determining the number of shares that may be issued for the conversion of promissory notes, we have accrued interest through July 20, 2013.

(3)
Includes 44,780 shares of common stock, warrants for the purchase of 2,054 shares of common stock, 26,071 shares subject to an option to purchase common stock and, assuming a price of $5.00 per share in this offering, 2,799 shares of common stock that may be issued upon the conversion of a promissory note in the principal amount of $13,000.

(4)
Includes 14,094 shares of common stock, warrants for the purchase of 31,608 shares of common stock, 5,517 shares subject to an option to purchase common stock exercisable within 60 days of July 20, 2013, and 42,794 shares of common stock that may be issued upon the conversion of a promissory note in the principal amount of $200,000.

(5)
Includes 118,406 shares of common stock, warrants for the purchase of 23,706 shares of common stock, 26,743 shares subject to an option to purchase common stock exercisable within 60 days of July 20, 2013, and 41,280 shares of common stock that may be issued upon the conversion of a promissory notes in the principal amount of $150,000 and $40,000.

(6)
This amount includes 44,099 shares held in Mr. Baum’s name and 28,935 shares of common stock that may be acquired through the conversion of a senior secured convertible promissory note in the principal amount of $100,000 held by Series E-1 of Larren Smitty, LLC, of which Mr. Baum is the beneficial owner, and 8,390 shares of common stock which have been authorized but have not yet been issued for services Mr. Baum has provided as a director.  Not included in this amount are 14,383 shares of common stock issuable upon the exercise of warrants held by Series E-1 of Larren Smitty, LLC.

(7)
Mr. Baum’s percentage ownership following the offering is based on 95,807 shares of common stock, which includes 81,423 shares from the conversion of senior secured convertible promissory notes issued to Series E-1 of Larren Smitty, LLC as well as 14,383 shares underlying warrants held by Series E-1 of Larren Smitty, LLC that will become exercisable upon the completion of this offering.

(8)
Lon E. Bell, Ph.D., a director, is a trustee of the Bell Family Trust that owns two senior secured convertible promissory notes, each in the principal amount of $100,000 which may be converted into 57,956 shares of our common stock.  This amount also includes 8,390 shares of common stock which have been authorized but have not yet been issued for services Dr. Bell has provided as a director.  Dr. Bell has sole voting and investment control with respect to the shares of common stock owned by the Bell Family Trust.  Not included in this amount are warrants for the purchase of 43,150 shares of common stock that will not be exercisable until this offering is complete.

(9)
Dr. Bell’s percentage ownership following the offering is based on 109,496 shares of common stock, which includes 66,346 shares from the conversion of senior secured convertible promissory notes and shares for services as well as 43,150 shares underlying the warrants that will become exercisable upon the completion of this offering.

(10)
This amount includes 506,435 shares of common stock that may be acquired through the conversion of senior secured convertible promissory notes in the principal amounts of $100,000, $1,625,000 and $275,000.  Not included in this amount are warrants for the purchase of 302,049 shares of common stock that will not be exercisable until this offering is completed.  Mr. Appel has sole voting and dispositive power with respect to his shares of common stock.

(11)
Mr. Appel’s percentage ownership following the offering is based on 808,484 shares of common stock, which includes 506,435 shares from the conversion of senior secured convertible promissory notes as well as 302,049 shares underlying the warrants that will become exercisable upon the completion of this offering.

(12)
The address for MDB Capital Group, LLC is 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401. This amount includes 114,290 shares of common stock which may be acquired through the conversion of senior secured convertible promissory notes in the principal amount of $195,000 and $200,000.   Not included in this amount are warrants for the purchase of 350,698 shares of common stock that are not currently exercisable.  Warrants for the purchase of 56,814 shares of common stock will be exercisable after this offering is completed and warrants for the purchase of 293,884 shares of common stock will be exercisable 180 days following the completion of this offering.  Christopher A. Marlett has sole voting and dispositive power with respect to these shares of common stock.

(13)
The percentage ownership of MDB Capital Group, LLC following the offering is based on 171,104 shares of common stock, which includes 114,290 shares from the conversion of senior secured convertible promissory notes as well as 56,814 shares underlying warrants that will become exercisable upon the completion of this offering.

(14)
This amount includes 131,247 shares of common stock, 7,798 shares of common stock which may be acquired through the conversion of a convertible promissory note in the principal amount of $25,000, and warrants for the purchase of 3,951 shares of common stock exercisable within 60 days of July 20, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We have applied for the listing of our common stock on the Nasdaq Capital Market, therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of the Nasdaq Stock Market. On the basis of information solicited from each director, the board has determined that each of Mr. Baum and Dr. Bell has no material relationship with the Company and is independent within the meaning of such rules.

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2011, through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

On October 16, 2011, Paul Bundschuh, our Chief Executive Officer, purchased 4,109 shares of stock in exchange for $26,000.

On March 24, 2011, we issued a $10,000 promissory note to William Alexander, our Chief Technology Officer and a beneficial owner of more than 5% of our common stock.  The note accrued simple interest at the rate of 6% per year and all principal and interest were due and payable on the maturity date, December 31, 2011.  On September 5, 2011 we repaid the loan along with $271 in accrued interest.

On March 25, 2011, we issued a promissory note in the principal amount of $20,000 to Dr. David Breed.  At the time the loan was made, Dr. Breed was a director and he is a beneficial owner of more than 5% of our common stock.  The note accrued simple interest at the rate of 6% per year.  On September 30, 2011, we repaid $10,000 of the principal amount together with $310.68 in interest.  On October 15, 2011 we paid the remaining $10,000 of the principal amount together with $335 in interest.

Between March 17, 2011 and March 25, 2011, we received three loans from Charles De Tarr totaling $60,000, which was the highest principal amount owed during the Reporting Period.  At the time the loans were made, Mr. De Tarr was a director and our Chief Financial Officer and he is a beneficial owner of more than 5% of our common stock.  The loans accrued simple interest at the rate of 6% per year.  On April 30, 2011, we repaid $20,000 of the principal amount.  On July 8, 2011, Mr. De Tarr advanced an additional $10,000 to us.  On October 9, 2011, we repaid $10,000 in principal amount in cash, paid interest in the amount of $1,623 and repaid the remaining $40,000 in principal amount with the convertible promissory note described below.

On October 9, 2011, we issued a $40,000 convertible promissory note to Mr. De Tarr.  The convertible note accrues simple interest at the rate of 6% per year and all principal and interest are due and payable on the earlier of (i) December 31, 2013, (ii) the closing of a firm commitment underwritten initial public offering that raises at least $10 million (an IPO), (iii) the closing of a Qualified Financing, as defined in the convertible promissory note, and (iv) an event of default.  The promissory note will automatically convert on an IPO at the price per share at which the common stock is offered to the public.  At Mr. De Tarr’s option, the promissory note may also be converted (A) upon a Non-Qualified Financing (as defined in the promissory note) at the lower of (i) the lowest per share or unit purchase price paid for Next Round Securities (as defined in the promissory note) or (ii) $2.65754 or (B) at any time prior to a Non-Qualified Financing or Qualified Financing at $6.3276.  During the Reporting Period, the highest principal amount owed pursuant to the promissory note was $40,000.  As of July 20, 2013, interest in the amount of $4,277 had accrued.  To date, no payments have been made toward the principal amount or accrued interest.

On February 24, 2012, we issued a $25,000 convertible promissory note and a common stock purchase warrant to Dr. David Breed.  The convertible note accrues simple interest at the rate of 6% per year and all principal and interest are due and payable on its maturity date, December 31, 2013, unless earlier paid by the Company.  The promissory note may be converted at the lower of (i) the lowest per share purchase price paid in cash for Next Financing Securities (as defined in the convertible note) or (ii) $6.3276.  The promissory note will automatically convert upon an initial public offering of our common stock at the price per share at which the common stock is offered to the public.  At Dr. Breed’s option, he may convert the promissory note at any time at the rate of $6.3276.  During the Reporting Period, the highest principal amount owed pursuant to the promissory note was $25,000.  As of July 20, 2013, interest in the amount of $2,107 had accrued.  To date, no payments have been made toward the principal amount or accrued interest.  In conjunction with this promissory note, we issued a warrant to Dr. Breed.  The warrant has a term of seven years.  The number of shares subject to the warrant is determined by dividing the principal amount of the promissory note by the exercise price.  The exercise price is determined as follows:  if the convertible promissory note is converted in the Next Financing, the per share exercise price will be the price at which the note was converted, otherwise the per share exercise price will be $6.3276.

On April 12, 2012, we issued a $13,000 convertible promissory note and a common stock purchase warrant to Paul Bundschuh, our Chief Executive Officer.  The convertible note accrues simple interest at the rate of 6% per year and all principal and interest are due and payable on its maturity date, December 31, 2013, unless earlier paid by the Company.  The promissory note will automatically convert upon an initial public offering of our common stock at the price per share at which the common stock is offered to the public.  The promissory note may be converted (A) at the lower of (i) the lowest per share purchase price paid in cash for Next Financing Securities (as defined in the convertible note) or (ii) $6.3276 or (B) prior to the Next Qualified Financing (as defined in the convertible note) at $6.3276.  During the Reporting Period, the highest principal amount owed pursuant to the promissory note was $13,000.  As of July 20, 2013, interest in the amount of $993 had accrued.  To date, no payments have been made toward the principal amount or accrued interest.  In conjunction with this promissory note, we issued a warrant to Mr. Bundschuh.  The warrant has a term of seven years.  The number of shares subject to the warrant is determined by dividing the principal amount of the promissory note by the exercise price.  The exercise price is determined as follows:  if the convertible promissory note is converted in the Next Financing, the per-share exercise price will be the price at which the note was converted, otherwise the per share exercise price will be $6.3276.

On May 22, 2012, we issued convertible promissory notes together with common stock purchase warrants to Charles De Tarr and Christopher Cobb, respectively.  Mr. Cobb is our President and Chief Operating Officer, a member of our board of directors and a beneficial owner of more than 5% of our common stock.  The note issued to Mr. De Tarr was in the principal amount of $150,000 and included a series of advances made to us by Mr. De Tarr from February 28, 2012 through May 22, 2012.  The note issued to Mr. Cobb was in the principal amount of $200,000.  The convertible notes accrue interest at the rate of 6% per year and all principal and interest are due and payable on the maturity date, December 31, 2014, unless earlier paid by the Company.  The promissory notes will automatically convert upon an initial public offering of our common stock at the price per share at which the common stock is offered to the public.  The promissory notes may be converted (A) at the lower of (i) the lowest per share purchase price paid in cash for Next Financing Securities (as defined in the convertible notes) or (ii) $6.3276 or (B) prior to the Next Qualified Financing (as defined in the convertible notes) at $6.3276.  As of July 20, 2013, interest in the amount of $12,125 had accrued on the $150,000 note and interest in the amount of $13,969 had accrued on the $200,000 note.  To date, no payments have been made toward the principal amount or accrued interest of either note, therefore, during the Reporting Period, the highest principal amounts owed pursuant to the promissory notes were $150,000 and $200,000, respectively.  In conjunction with these promissory notes, we issued a warrant to each of Mr. De Tarr and Mr. Cobb.  The warrants have terms of seven years.  The number of shares subject to each warrant is determined by dividing the principal amount of the promissory note by the exercise price.  The exercise price is determined as follows:  if the convertible promissory note is converted in the Next Financing, the per share exercise price will be the price at which the note was converted, otherwise the per share exercise price will be $6.3276.

On August 31, 2012, we closed an offering of $750,000 in principal amount of senior secured convertible promissory notes (the “August Notes”) together with warrants to purchase shares of our common stock.  On November 21, 2012, we closed an offering of $3.25 million in principal amount of senior secured convertible promissory notes (the “November Notes”) together with warrants to purchase shares of our common stock.  On July 29, 2013, we closed an offering of $750,000 in aggregate principal amount of senior secured convertible promissory notes (the “July Notes”) together with warrants for the purchase of our common stock.  The August Notes, the November Notes and the July Notes are collectively referred to in this discussion as the “Notes.”  The Notes accrue interest at the higher of (i) 1% per annum or (ii) or the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code.  The principal amount of the August Notes and the November Notes, together with accrued interest, are due and payable on the earlier to occur of (i) November 21, 2013, (ii) an Event of Default (as defined in the Notes) or (iii) the closing of an IPO Financing (as defined in the Notes).  The principal amount of the July Notes, together with accrued interest, are due and payable on the earlier to occur of (i) July 29, 2014, (ii) an Event of Default (as defined in the Notes) or (iii) the closing of an IPO Financing (as defined in the Notes).  To date, we have made no payments toward the principal or accrued interest.  The warrants issued in conjunction with the Notes have a term of seven years (provided that if we consummate an initial public offering of our common stock after the fifth anniversary date of the issue date but prior to the expiration date, then the expiration date will be extended for an additional five years following the initial public offering) and an exercise price that will be determined as follows: (i) in the event of an IPO that occurs prior to the maturity dates of the Notes, the per-share exercise price will be equal to the lower of 0.70 times the IPO price or $3.47626; or (ii) in the event of a Private Equity Financing (as defined in the warrant agreement) that occurs prior to the maturity date of the Notes, the per-share exercise price will be equal to the lower of 0.70 times the Private Equity Financing Price or $3.47626; provided, however, that (A) if we undertake first, a Private Equity Financing and secondly, an IPO prior to the maturity date of the Notes and (B) the Private Equity Financing price is higher than the IPO price, then the per share exercise price will be adjusted to equal the number of shares of common stock and the exercise price calculated in accordance with subsection (i) above; or (iii) if we do not undertake either a Private Equity Financing or an IPO prior to the maturity date of the Notes, then the exercise price will be $3.47626 per share.  The number of shares of common stock that will be issued under the terms of the warrants issued in conjunction with the August Notes will be determined as follows: (i) in the event of an IPO that occurs prior to November 21, 2013, the principal amount of the August Note divided by the lower of 0.70 of the IPO Price or $3.47626 will determine the number of shares of common stock covered by the warrant while the per-share exercise price will be equal to the lower of 0.70 times the IPO Price or $3.47626; or (ii) in the event of a Private Equity Financing that occurs prior to November 21, 2013, the principal amount of the August Note divided by the lower of 0.70 of the Private Equity Financing Price or $3.47626 will determine the number of shares of common stock covered by the warrant, with a per-share exercise price equal to the lower of 0.70 times the Private Equity Financing Price or $3.47626; provided, however, that (A) if we undertake first, a Private Equity Financing and secondly, an IPO prior to November 21, 2013 and (B) the Private Equity Financing Price is higher than the IPO Price, then the number of shares of common stock covered by the warrant and the per share exercise price shall be adjusted to equal the number of shares of common stock and the exercise price calculated in accordance with subsection (i) above; or (iii) if we do not undertake either a Private Equity Financing or an IPO prior to November 21, 2013, then the number of shares of common stock covered by the warrant will equal the original principal amount of the August Note divided by $3.47626, and the exercise price will be $3.47626 per share.  The number of shares of common stock that may be purchased pursuant to the terms of the warrants issued in conjunction with the November Notes and the July Notes will be computed identically to the August Notes, except on one-half the principal amount.  The following officers, directors and beneficial owners of 5% of our common stock invested in these offerings:

August 31, 2012

Name and Title	Investment Amount

Lon E. Bell, director (Investment made through the Bell Family Trust dated 2/2/95)	$100,000
Peter Appel, beneficial owner of more than 5% of our common stock	$100,000

November 21, 2012

Lon E. Bell, director (Investment made through the Bell Family Trust dated 2/2/95)	$100,000
Mark Baum, director (Investment made through Series E-1 of the Larren Smitty, LLC)	$100,000
Peter Appel, beneficial owner of more than 5% of our common stock	$1,625,000
MDB Capital Group, LLC, beneficial owner of more than 5% of our common stock	$395,000

July 29, 2013

Peter Appel, beneficial owner of more than 5% of our common stock	$275,000

On July 24, 2012, we entered into engagement agreements with MDB Capital Group, LLC (“MDB”) (the “Engagement Agreements”).  In exchange for services that were provided and pursuant to the terms of our Engagement Agreements, on November 21, 2012, we issued to MDB a warrant to purchase 200,393 shares of common stock and a warrant to purchase 93,491 shares of common stock.  The warrant to purchase 200,393 shares of common stock expires seven years from the date of issuance.  The warrant for the purchase of 93,491 shares of common stock expires seven years after the issue date, provided, however, if the Company closes an IPO after the fifth anniversary date of the issue date but prior to the expiration date, then the expiration date will be extended for an additional five years following the close of the IPO.  The exercise price of the warrant to purchase 200,393 shares of common stock will be determined as follows: (i) in the event of an IPO that occurs prior to the November 21, 2013, the per-share exercise price will be equal to the lower of 0.70 times the IPO price or $3.47626; or (ii) in the event of a Private Equity Financing (as defined in the warrant agreement) that occurs prior to November 21, 2013, the per-share exercise price will be equal to the lower of 0.70 times the Private Equity Financing Price or $3.47626; provided, however, that (A) if we undertake first, a Private Equity Financing and secondly, an IPO prior to November 21, 2013, and (B) the Private Equity Financing price is higher than the IPO price, then the per share exercise price will be adjusted to equal the number of shares of common stock and the exercise price calculated in accordance with subsection (i) above; or (iii) if we do not undertake either a Private Equity Financing or an IPO prior to November 21, 2013, then the exercise price will be $3.47626 per share.  The exercise price of the warrant to purchase 93,491 shares of common stock will be determined as follows:  (i) in the event of an IPO that occurs prior to November 21, 2013, the per-share exercise price will be equal to 125% of the lower of 0.70 times the IPO price or $4.345325; or (ii) in the event of a Private Equity Financing (as defined in the warrant agreement) that occurs prior to November 21, 2013, the per-share exercise price will be equal to 125% of the lower 0.70 times the Private Equity Financing Price or $4.345325; provided, however, that (A) if we undertake first, a Private Equity Financing and secondly, an IPO prior to November 21, 2013, and (B) the Private Equity Financing price is higher than the IPO price, then the per share exercise price will be adjusted to equal the number of shares of common stock and the exercise price calculated in accordance with subsection (i) above; or (iii) if we do not undertake either a Private Equity Financing or an IPO prior to November 21, 2013, then the exercise price will be $4.345325 per share.  The warrants will become exercisable, in whole or in part, 180 days after the completion of this offering. On July 10, 2013 we executed addenda to these warrant agreements to clarify certain ambiguities contained in the warrants relating to time period that MDB Capital Group, LLC may exercise its right to purchase the shares of the common stock underlying the warrants.  Pursuant to the addenda, the warrants will become exercisable on the earlier of the Calendar Due Date, as defined in the warrants, or 180 days following an IPO.

During the years ended December 31, 2012 and 2011 and the six months ended June 30, 2013, we incurred $50,069, $75,823 and $36,800,  respectively, for IT services and equipment provided by DataCorp, a company that is owned by Hamo Hacopian, a former director.

Set forth in the table below is information relating to stock option grants made to our named executive officers.  The awards were granted on July 19, 2013 from the Ideal Power Converters, Inc. 2013 Equity Incentive Plan.  The term of each grant is 10 years.  The right to purchase one-third of the shares of common stock will vest on each of December 31, 2013, December 31, 2014 and December 31, 2015.  The per share exercise price will be the price at which our common stock is sold in this offering.  The stock option grant approved for Barry Loder is subject to the completion of this offering, at which time he will become a full-time employee.

Name of Officer	Number of Option Shares

Paul Bundschuh	104,998
Christopher Cobb	62,999
William C. Alexander	41,999
Barry Loder	41,999
Charles De Tarr	21,000

Certain of our current officers have executed employment agreements with us or have received shares of common stock or options to purchase common stock as compensation.  Our independent directors also receive compensation for their services to us.  See the section of this prospectus titled “Executive Compensation” for a discussion of these transactions.

CHANGES IN ACCOUNTANTS

In January 2013, we dismissed Maxwell, Locke & Ritter (MLR) as our independent public accounting firm, because MLR is not registered with the Public Company Accounting Oversight Board.  On January 26, 2013, we engaged Gumbiner Savett Inc. (“Gumbiner”) as our new independent registered public accounting firm.  The decision to dismiss MLR and to retain Gumbiner was approved by our board of directors.

For the fiscal years ended December 31, 2010 and December 31, 2011, MLR’s reports on our financial statements did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  During the fiscal years ended December 31, 2010 and December 31, 2011 and through the date of MLR’s dismissal, there were no disagreements with MLR on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that would have caused MLR to make reference to the subject matter of the disagreement in its reports.  During the fiscal years ended December 31, 2010 and December 31, 2011 and through the date of MLR’s dismissal, we did not experience any of the events set forth in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2010 and December 31, 2011 and through the date that we retained Gumbiner, we did not consult Gumbiner regarding any of the matters set forth in paragraphs (i) and (ii) of Item 304(a)(2) of Regulation S-K.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through the underwriter, MDB Capital Group, LLC, which is acting as lead managing underwriter of the offering.  MDB Capital Group, LLC has rendered advisory services to us in the past and has acted as our placement agent in connection with the placement of our senior secured convertible promissory notes in November 2012 and again in July 2013.

We have agreed to enter into an underwriting agreement with the underwriter prior to the closing of this offering. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriter, and the underwriter will agree to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, as it may be supplemented, shares of common stock.

The underwriter is committed to purchase all of the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares.  The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.  A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA). Any securities sold by the underwriter to such securities dealers will be sold at the public offering price less a selling concession not in excess of $[___] per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock, be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over- Allotment	With Over- Allotment
Public offering price	$12,500,000	$14,375,000
Underwriting discount to be paid to the underwriter	1,250,000	1,437,500
Non-accountable expense allowance	187,500	187,500
Net proceeds, before other expenses	$11,062,500	$12,750,000

We estimate the total expenses payable by us for this offering to be approximately $2.03 million, which amount includes (i) the underwriting discount of $1,250,000 ($1,437,500 if the underwriter’s over-allotment option is exercised in full), (ii) reimbursement of the non-accountable expenses of the underwriter equal to $187,500 (none of which has been paid in advance), including the legal fees of the underwriter being paid by us, and (iii) other estimated expenses of approximately $595,500, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares.  In no event will the aggregated expenses reimbursed to MDB Capital Group, LLC exceed $187,500.

Over-allotment Option

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional 375,000 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

There is no current market for our common stock. Our underwriter, MDB Capital Group, LLC, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

Underwriter Warrant

We have agreed to issue to MDB Capital Group, LLC and its designees a warrant to purchase shares of our common stock (up to 10% of the shares of common stock sold in this offering). This warrant is exercisable at $6.25 per share (125% of the price of the common stock sold in this offering), commencing on the effective date of this offering and expiring five years from the effective date of this offering. The warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a 180 days  lock up pursuant to Rule 5110(g)(1) of FINRA. MDB Capital Group, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the effective date of the offering.

Pursuant to engagement agreements entered into on July 24,2012, with MDB Capital Group, LLC, we issued warrants to purchase an aggregate of 293,884 shares of our common stock on November 21, 2012.  The term for these warrants is 7 years and the warrants do not become exercisable until 180 days after the completion of this offering.  Upon the completion of this offering with aggregate gross proceeds in excess of $10 million, the exercise price for 200,393 shares of our common stock covered by these warrants will be the lower of 0.70 times the IPO price set forth on the cover page of this Prospectus or $3.47626, and the exercise price of the remaining warrant to purchase 93,491 shares of our common stock will be 125% of the lower of 0.70 times the IPO price set forth on the cover page of this Prospectus or $4.345325.  We issued these warrants to MDB Capital Group, LLC for advisory services and private placement agency services rendered on November 21, 2012.

In the private placement of our senior secured convertible promissory notes in November of 2012, MDB Capital Group purchased an aggregate of $395,000 in principal amount of our notes and received warrants to purchase shares of our common stock.  The term of this warrant is 7 years.  The calculation of the number of shares of our common stock covered by this warrant and the exercise price is determined by a formula.  The number of shares of our common stock covered by the warrant is determined by dividing 50% of the principal amount of the senior secured convertible notes purchased by the lower of 0.70 times the IPO price set forth on the cover page of this Prospectus or $3.47626 with an exercise price of the lower of 0.70 times the IPO price set forth on the cover page of this Prospectus or $3.47626.  Assuming that the offering covered by this prospectus closes with the IPO price set forth on the cover page of this prospectus and that we receive aggregate gross proceeds in excess of $10 million, the warrant would cover 56,814 shares of our common stock.  These warrants are not currently exercisable and will not become exercisable unless and until this offering closes or certain future events occur.  If this offering does not close or is abandoned, then this warrant will cover 56,814 shares of our common stock at an exercise price of $3.37626 per share and become exercisable on November 21, 2013, unless a private equity financing occurs prior to that date in which case the number of shares covered by this warrant and the exercise price will be determined by the price our shares are sold in the private equity financing.   In July 2013, MDB Capital Group, LLC acted as our exclusive placement agent for the private placement of our senior secured convertible promissory notes but did not purchase any additional notes.

Lock-Up Agreements

Excluding holders of our senior secured convertible promissory notes , all of our officers, directors, employees, and stockholders beneficially owning 5% or more of our common stock have agreed that, until the later of the one year anniversary of the date of the Underwriting Agreement we will enter into in conjunction with this offering, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of MDB Capital Group, LLC, except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan.  This lock-up covers a total of 2 ,003,817 shares of common stock which includes 1,256,492 shares of our currently outstanding common stock and 747,325 shares of common stock underlying stock options, warrants and convertible promissory notes, including 293,884 shares of common stock underlying warrants issued to MDB Capital Group, LLC . The underwriter may consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or stockholder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Holders of our senior secured convertible promissory notes, including MDB Capital Group, LLC, have agreed that, until 180 days following the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of MDB Capital Group, LLC.  This lock-up covers a total of 2,164,223 shares of our common stock which includes 1,373,143 shares of common stock that will be issued upon the conversion of our senior secured convertible promissory notes and  791,080 shares of common stock underlying the warrants issued therewith.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Short Positions and Penalty Bids

The underwriter may engage in over-allotment, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

●
Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

●
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●
Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Capital Market, and if commenced, they may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”

USE OF PROCEEDS

Based on an assumed offering price of $5.00 per share, we estimate the gross proceeds from the sale of 2,500,000 shares of common stock, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $12.5 million (approximately $14.375 million if the over-allotment option granted to the underwriter is exercised in full).

We estimate that we will receive net proceeds of approximately $10.5 million, after deducting underwriting discounts and commissions and our underwriter’s expense allowance, and other estimated expenses of approximately $2.03 million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares.  If the underwriter exercises its right to purchase an additional 375,000 shares of common stock to cover over-allotments, we will receive an additional approximately $1,687,500, after deducting approximately $187,500 for underwriting discounts and commissions.

We intend to use the net proceeds from our sale of common stock in this offering as follows: approximately $4.5 million will be used for new product research and development, including our 3-port products including the hybrid and micro-grid converters, approximately $2 million will be used for existing product development and commercialization, approximately $1 million will be used for the protection of our intellectual property, approximately $1 million will be used for the purchase of equipment and software, and the balance of the funds will be used for general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, results from our research and development efforts, business developments and opportunities and related rate of growth, sales and marketing activities and competition. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of unforeseen or other opportunities or the need to take advantage of changes in timing of our existing activities;

●
the need or desire on our part to accelerate, increase, reduce or eliminate one or more existing initiatives due to, among other things, changing market conditions and competitive developments or interim results of research and development efforts;

●	results from our business development and marketing efforts, including co-development and pilot site installation opportunities that may materialize;

●	the effect of federal, state, and local regulation of potential customers in our identified industries;

●	our ability to attract development funding or to license or sell our technology to industry sponsors or other interested organizations; and/or

●	the presentation of strategic opportunities of which we are not currently aware (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of June 30, 2013 :

●	on an actual basis; and

●
on a pro forma as adjusted basis to give effect to the reverse stock split, conversion of the convertible debt into common stock and issuance of the common stock offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should consider this table in conjunction with our financial statements and the notes to those financial statements included in this prospectus.

	As of June 30, 2013
	Actual	Actual with effect of reverse split	As adjusted for the effect of the reverse split, debt conversion and issuance of shares to directors	As adjusted for this offering (1)

Total debt at face value, net of debt discount
Convertible debt less debt discount (2)	$3,387,919	$3,387,919	$-	$-
Texas Emerging Technology Fund	1,172,690	1,172,690	1,172,690	1,172,690
Total Debt	$4,560,609	$4,560,609	$1,172,690	$1,172,690
Stockholders’ equity
Common stock, par value $0.001 per share – 50,000,000 shares of common stock authorized; 1,753,939 shares issued and outstanding as of June 30 giving effect to the reverse split; 5,693,603 shares issued and outstanding as adjusted (3)	$3,525	$1,480	$3,194	$5,694
Additional paid-in-capital	7,121,227	7,123,272	10,637,281	21,099,281
Additional paid-in-capital; stock to be issued to directors and for legal services (4)	87,497	87,497	--	--
Treasury stock	(2,657)	(2,657)	(2,657)	(2,657)
Accumulated deficit	(11,012,475)	(11,012,475)	(11,149,713)	(11,149,713)
Total stockholders’ equity (deficit)	(3,802,883)	(3,802,883)	(511,895)	9,952,605

Total capitalization	757,726	757,726	660,795	9,952,605

Stockholders’ equity (deficit) per share	(1.08)	(2.57)	(0.16)	1.75

(1)
Assumes that approximately $12.5 million of our common stock is sold in this offering at an offering price of $5.00 per share and that the net proceeds thereof are approximately $10.5 million after deducting underwriting discounts and commissions and our estimated expenses. If the underwriter’s over-allotment option is exercised in full, net proceeds will increase to approximately $12.2 million.

(2)	Accrued interest on convertible notes as of June 30, 2013 is approximately $114,400, which is also converted into shares.

(3)
Convertible notes of $6,105,585 that, with interest, total $6,219,551 and include loans made after June 30, 2013 in the amount of $750,000 and $213,293, will convert into 1,688,711 shares upon completion of this offering. Of the $6,219,551 in debt $1,753,939 is already accounted for in paid-in-capital as debt discount. Shares include the 23,973 shares to be issued to the directors for compensation as of June 30, 2013. Of the $213,293 in legal fees added in the form of notes, $120,219 in expense had been accrued in the second quarter so only $93,074 is charged to accumulated deficit in the as adjusted columns.

(4)
Management anticipates issuing 25,170 shares of common stock to our independent directors as compensation to June 30, 2013 with compensation expense and paid-in-capital of $87,497 recorded in the second quarter of 2013. The shares are reflected in the last two columns. The convertible promissory note to Richardson & Patel LLP for $213,294 that will be converted into 61,357 unregistered shares of common stock at $3.47626 per share are also reflected in the last two columns.

DILUTION

Our net tangible book value as of June 30, 2013, was $(3,802,883), or $(2.57) per share of our common stock after taking into account the reverse stock split. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on June 30, 2013. If we had converted all the convertible debt as of June 30, 2013, our net tangible assets would have been $(511,895) or $(0.16) per share.  Assuming that we issue all of the shares of our common stock offered by us at the public offering price of $5.00 per share, after deducting the commissions and estimated offering expenses payable by us and converting the convertible debt net of debt discount already on the books, our net tangible book value as of June 30, 2013, would have been approximately $9,952,606, or $1.75 per share of our common stock. This amount represents an immediate increase in net tangible book value of $1.91 per share to our existing stockholders and an immediate dilution in net tangible book value of $3.25 per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors:

Public offering price per share		$5.00
Net tangible book value per share as of June 30, 2013 with conversion of debt	$(1.01)
Increase per share attributable to new investors	$1.91
Adjusted net tangible book value per share after this offering		$1.75
Dilution in net tangible book value per share to new investors		$3.25

The following shares were not included in the above calculation:

●
158,108 shares of our common stock reserved for issuance under stock option agreements at a weighted average exercise price of $2.7163 per share and 352,270 shares of our common stock reserved for issuance under option agreements at an exercise price of $5.00 per share;

●	1,524,095 shares of common stock reserved for issuance under various outstanding warrant agreements at a weighted average exercise price of $2.99 per share;

●	487,713 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan; and

●	up to 250,000 shares of our common stock issuable upon exercise of the warrant issued to MDB Capital Group, LLC.
Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding warrants to purchase shares of our common stock are exercised.   To the extent that the above issued options and warrants were exercised, the pro forma net tangible book value per share of our common stock after giving effect to this offering would be $0.74 per share, and the dilution in net tangible book value per share to investors in this offering would be $4.26 per share .

LEGAL MATTERS

Richardson & Patel LLP, with an office at 405 Lexington Avenue, 49th Floor, New York, New York 10174, will pass upon the validity of the shares of common stock offered by this prospectus. Richardson & Patel LLP has agreed to accept $300,000 in aggregate principal amount of convertible promissory notes as partial payment for legal services in connection with the initial public offering of our common stock, the registration statement of which this prospectus is a part, and the listing of our common stock on the Nasdaq Capital Market, which convertible debt will convert into an aggregate of 82,192 shares of common stock upon completion of this offering.  The promissory notes will convert to common stock upon the consummation of this offering at the rate of $3.47626 per share.  Although Richardson & Patel LLP is not under any obligation to accept additional securities in payment for services, it may do so in the future.  Robert Groover, Esq., an attorney with Glast, Phillips & Murray, P.C., holds a warrant for the purchase of 6,300 shares of our common stock.  Glast, Phillips & Murray, P.C., with an office at 14801 Quorum Drive, Suite 500, Dallas, Texas 75254, has provided a legal opinion to the underwriter relating to the discussion included in this prospectus of our patents and patent applications.  Locke Lord LLP, with an office at 500 Capitol Mall, Suite 1800, Sacramento, California 95814, is legal counsel to MDB Capital Group, LLC.

EXPERTS

The financial statements of Ideal Power Inc. as of December 31, 2012 and 2011, and for the years ended December 31, 2012 and 2011, included in this prospectus and elsewhere in the registration statement have been audited by Gumbiner Savett Inc., independent registered public accounting firm (which contain an explanatory paragraph related to our ability to continue as a going concern as described in Note 2 to our financial statements) as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance upon the report of Gumbiner Savett Inc., given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. Our SEC filings are and will become available to the public over the Internet at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

2,500,000 Shares of Common Stock

Ideal Power Inc.

PROSPECTUS

MDB Capital Group, LLC

Until            , 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee	$2,001.38
FINRA Fee*	$1,967.29
Underwriter’s Legal Fees and Expenses.	$187,500.00
Nasdaq Fee*	$50,000.00
Printing Expenses*	$35,000.00
Accounting Fees and Expenses*	$40,000.00
Legal Fees and Expenses*	$450,000.00
Transfer Agent and Registrar Expenses*	$15,000.00
Miscellaneous*	$1,500.00

Total	$782,968.67

*	Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation of Ideal Power Inc., a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article 13 of our Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or to our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article 14 of our Certificate of Incorporation states that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”) shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.  Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent, except as provided in subparagraph (b) hereof, we shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by our board of directors.  The right to indemnification conferred by Article 14 is a contract right and includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition (an “expense advancement”); provided, however, that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by an indemnitee in advance of the final disposition of a proceeding, shall be made upon delivery to us of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified.  We may, by action of our Board of Directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Article 14 is not exclusive of any other right that any person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  We may maintain insurance, at our expense, to protect the Company and any of our directors, officers, employees or agents against any such expense, liability or loss, whether or not we have the power to indemnify such person.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we issued the following securities without registration under the Securities Act of 1933, as amended (the “Securities Act”).

On January 15, 2010, we entered into a Services Agreement with Dynamic Manufacturing Solutions LLC (“DMS”).  Pursuant to the Services Agreement, we agreed to pay $120,000 in invoices issued by DMS to us for manufacturing services with shares of our common stock.  DMS currently owns 40,382 shares of our common stock.  We relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 to make the offering inasmuch as the investor was accredited and there was no form of general solicitation or general advertising relating to the offer.

In September and October 2010, we sold a total of 27,299 shares of our common stock to two investors for proceeds of $81,120.  We relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 to make the offering inasmuch as the investors were accredited and there was no form of general solicitation or general advertising relating to the offer.

On October 1, 2010, in conjunction with an award from the State of Texas Office of the Governor, Economic Development and Tourism (“OOGEDT”), we granted to the OOGEDT a right to purchase shares of our capital stock.  The purchase price per share is $0.002381 per share.  The number of shares that may be purchased shall be equal to the quotient obtained by dividing the total amount of the award together with accrued interest at the rate of 8% per annum disbursed to the date of exercise by either (i) the purchase price in the First Qualifying Financing Transaction (as defined in the award agreement) if such financing is closed before December 30, 2010; (ii) eight-tenths of the purchase price in the First Qualifying Financing Transaction if such financing is closed after December 30, 2010; or (iii) if no First Qualifying Transaction is closed 42 months after October 1, 2010 or the OOGEDT exercises the right to purchase before any such financing transaction, then $0.295072.  We expect that the OOGEDT to exercise this option to purchase our common stock.  As of June 30, 2013, the number of shares of common stock the OOGEDT has the right to purchase is 293,173.  We relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 to make the offering inasmuch as the investor was a government entity and there was no form of general solicitation or general advertising relating to the offer.

On December 10, 2010, we completed an offering of 122,175 shares of our Series Seed Convertible Preferred Stock to Battery Ventures VIII, L.P. (“Battery”) for a price of $240,000.57.  We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 to make the offering inasmuch as the investor was accredited and there was no form of general solicitation or general advertising relating to the offer.  As a result of our achieving certain milestones, on or about August 4, 2011 the Series Seed Convertible Preferred Stock was converted into 51,312 shares of our common stock.  We relied on Section 3(a)(9) of the Securities Act of 1933 to issue the common stock.

Between April 26, 2011 and October 9, 2011, we undertook an offering of $360,000 in principal amount of convertible promissory notes to five investors.  The convertible notes have an annual interest rate of 6% and all principal and interest are due and payable on its maturity date, December 31, 2013, unless earlier paid by the Company.  The notes may be converted into shares of common stock at the lower of (i) the lowest per share purchase price paid in cash for Qualified Financing Securities (as defined in the convertible notes) or (ii) $6.3276.  In an amendment to the promissory notes, the holders agreed to a mandatory conversion in the event of an initial public offering at the per share price of the securities sold in the offering.  We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 to make the offering inasmuch as all of the investors were accredited and there was no form of general solicitation or general advertising relating to the offer.

Between October 12, 2011 and May 4, 2012, we sold a total of 42,670 shares of our common stock to a total of five accredited investors and one of our executive officers for proceeds totaling approximately $270,000.  We relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 to make the offering inasmuch as the investors were accredited and there was no form of general solicitation or general advertising relating to the offer.

On November 5, 2011, our Board of Directors adopted the Ideal Power Converters, Inc. 2011 Stock Option/Stock Issuance Plan (the “2011 Plan”).  Pursuant to the 2011 Plan, we are able to issue awards of stock options and common stock to employees, directors and consultants and independent advisors who render services to us.  We reserved 371,000 shares of our common stock for issuance under the Plan.  We relied on Rule 701 promulgated under the Securities Act of 1933, as amended, to issue awards from the Plan.  On November 5, 2012, the awards we made from the Plan terminated.

Between February 24, 2012 and July 17, 2012, we undertook an offering of $695,150.80 in principal amount of convertible promissory notes together with warrants.  The convertible notes have an annual interest rate of 6% and all principal and interest are due and payable on the maturity date, December 31, 2013, unless earlier paid by the Company.  The notes may be converted into shares of common stock at the lower of (i) the lowest per share purchase price paid in cash for Qualified Financing Securities (as defined in the convertible notes) or $6. 3276.  If the note is converted into shares issued in a Next Financing (as defined in the note), the exercise price of the warrant is equal to the lower of (i) the per share purchase price paid in the Next Financing or (ii) $6. 3276.  If the note is converted into shares of common stock or reaches its maturity date, then then exercise price of the warrant is equal to $6. 3276.  In an amendment to the promissory notes, the holders agreed to a mandatory conversion in the event of an initial public offering at the per share price of the securities sold in the offering.  The warrants have a term of seven years.  The number of shares subject to each warrant is determined by dividing the principal amount of the promissory note by the exercise price.  The exercise price is determined as follows:  if the convertible promissory note is converted in the Next Financing, the per share exercise price will be the price at which the note was converted, otherwise the per share exercise price will be $6. 3276.  We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 to make the offering inasmuch as all of the investors were accredited and there was no form of general solicitation or general advertising relating to the offer.

On August 31, 2012, we completed an offering of $750,000 in principal amount of our senior secured convertible promissory notes together with warrants.  If we proceed with an initial public offering of our securities, as defined in the Securities Purchase Agreement, then there will be a mandatory conversion of the notes at a 30% discount to the per share initial public offering price.  If we do not proceed with an initial public offering of our securities, the notes shall be paid in full on the maturity date.  If the notes are voluntarily converted into shares of common stock, including in connection with a Private Equity Financing or in the event of a Change of Control (as defined in the notes), each note shall be converted into that number of shares of common stock equal to the principal amount and accrued interest of the investor’s note divided by the lower of (i) 0.70 times the Private Equity Financing Price or share consideration paid in the event of a Change of Control or (ii) $7.643.  If we proceed with an initial public offering of our securities or a Private Equity Financing, the number of shares of common stock covered by the warrant shall be equal to the principal amount of the investor’s note divided by 0.70 times the initial public offering price or Private Equity Financing Price, as applicable, and the per share exercise price of the warrants will equal 0.70 times the initial public offering price or Private Equity Financing Price, as applicable.  If we do not undertake either an initial public offering or a Private Equity Financing, then the number of shares of common stock covered by the warrant shall be equal to the original principal amount of the investor’s note divided by $7.643 and the exercise price shall be $7.643 per share.  We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 to make the offering inasmuch as all of the investors were accredited and there was no form of general solicitation or general advertising relating to the offer.  In April 2013, we exchanged the outstanding senior secured convertible promissory notes and warrants with senior secured convertible promissory notes and warrants that mirrored the terms of the senior secured convertible promissory notes and warrants issued on November 21, 2012, as described below, except the calculation of the number of shares of common stock covered by these warrants is based on the full principal amount of the investor’s note.  We relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 to make the offering inasmuch as all of the investors were accredited and there was no form of general solicitation or general advertising relating to the offer.

On November 21, 2012, we completed an offering of $3.25 million in principal amount of our senior secured convertible promissory notes together with warrants.  If we proceed with an initial public offering of our securities, as defined in the Securities Purchase Agreement, then there will be a mandatory conversion of the notes at a conversion price equal to the lower of a 30% discount to the per share initial public offering price or $3.47626.  In the event of a conversion for any reason other than the closing of an initial public offering of our securities or a Change of Control, as defined in the notes, each note shall be converted into a number of shares of common stock equal to the principal amount and accrued interest of the investor’s note divided by the lower of (i) $3.47626 or (ii) 0.70 of the per share consideration paid in the most recent Private Equity Financing.  If the notes are converted into shares of common stock in connection with an initial public offering of our securities or a Private Equity Financing, the number of shares covered by each warrant will be equal to one-half the principal amount of the investor’s note divided by the lower of (i) 0.70 times the initial public offering price or the Private Equity Financing Price, as applicable, or (ii) $3.47626, while the per-share exercise price will be equal to the lower of (i) 0.70 times the initial public offering price or the Private Equity Financing Price, as applicable, or (ii) $3.47626.  If the notes are not converted into shares of common stock in connection with an initial public offering of our securities or a Private Equity Financing, the number of shares covered by each warrant will be equal to one-half of the original principal amount of the investor’s note divided by $3.47626, and the per share exercise price of the warrants will equal $3.47626.  We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 to make the offerings inasmuch as all of the investors were accredited and there was no form of general solicitation or general advertising relating to the offers.

In March 2013, we issued an unsecured convertible promissory note in the principal amount of $86,707 to Richardson & Patel LLP, our legal counsel, as payment for services rendered through December 31, 2012.  Interest accrues from the date of the note at the higher of: (i) the rate of 1% per annum, simple interest; or (ii) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code.  Principal and interest is payable on the earlier to occur of (i) December 31, 2013 (the “Calendar Due Date”), (ii) the occurrence of an Event of Default (as defined in the promissory note) or (iii) the closing of an IPO Financing (as defined in the promissory note).  If, prior to the Calendar Due Date, we complete a firm commitment underwritten initial public offering of our common stock that raises at least $10 million (the “IPO Financing”), the promissory note must be repaid with shares of our common stock.  The conversion price will be equal to the lower of 0.70 times the IPO price or $3.47626.  We relied on the exemption provided by Section 4(a)(2) of the Securities Act of 1933 to make the offering inasmuch as the investor was an accredited investor and there was no form of general solicitation or general advertising relating to the offer.

On May 17, 2013, our Board of Directors adopted the Ideal Power Converters, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).  Pursuant to the 2013 Plan, we are able to issue awards of stock options and common stock to employees, directors and consultants and independent advisors who render services to us.  We reserved 839,983 shares of our common stock for issuance under the Plan.  The Compensation Committee of our Board of Directors has approved the issuance of stock option grants covering a total of 352,270  shares of common stock .

On July 29, 2013, we completed an offering of $750,000 in principal amount of our senior secured convertible promissory notes together with warrants.  If we proceed with an initial public offering of our securities, as defined in the Securities Purchase Agreement, then there will be a mandatory conversion of the notes at a conversion price equal to the lower of a 30% discount to the per share initial public offering price or $3.47626.  In the event of a conversion for any reason other than the closing of an initial public offering of our securities or a Change of Control, as defined in the notes, each note shall be converted into a number of shares of common stock equal to the principal amount and accrued interest of the investor’s note divided by the lower of (i) $3.47626 or (ii) 0.70 of the per share consideration paid in the most recent Private Equity Financing.  If the notes are converted into shares of common stock in connection with an initial public offering of our securities or a Private Equity Financing, the number of shares covered by each warrant will be equal to one-half the principal amount of the investor’s note divided by the lower of (i) 0.70 times the initial public offering price or the Private Equity Financing Price, as applicable, or (ii) $3.47626, while the per-share exercise price will be equal to the lower of (i) 0.70 times the initial public offering price or the Private Equity Financing Price, as applicable, or (ii) $3.47626.  If the notes are not converted into shares of common stock in connection with an initial public offering of our securities or a Private Equity Financing, the number of shares covered by each warrant will be equal to one-half of the original principal amount of the investor’s note divided by $3.47626, and the per share exercise price of the warrants will equal $3.47626.  We relied on the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 to make the offerings inasmuch as all of the investors were accredited and there was no form of general solicitation or general advertising relating to the offers.

ITEM 16.                      EXHIBITS

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement*
3.1	Delaware Certificate of Conversion including Certificate of Incorporation(1)
3.2	Bylaws of Ideal Power Inc.(1)
4.1	Underwriter’s Warrant*
5.1	Opinion of Richardson & Patel LLP regarding the validity of the common stock being registered*
10.1	Consulting Agreement dated July 24, 2012 between the registrant and MDB Capital Group, LLC(1)
10.2	Consulting Agreement dated August 8, 2012 between the registrant and MDB Capital Group, LLC(1)
10.3	Form of Lock-Up Agreement(1)
10.4	Form of Subscription and Stock Purchase Agreement by and between the registrant and investors for an offering completed in October 2010*
10.5	Form of Subscription Agreement and Stock Purchase Agreement by and between the registrant and investors for an offering completed on May 4, 2012*
10.6	Form of Convertible Promissory Note issued by the registrant to investors in the offering completed on October 9, 2011*
10.7	Form of Convertible Promissory Note issued by the registrant to investors in the offering completed on July 17, 2012*
10.8	Form of Amendment to Convertible Promissory Notes issued on July 17, 2012*
10.9	Form of Warrant issued by the registrant to investors in the offering completed on July 17, 2012*
10.10	Form of Securities Purchase Agreement between the registrant and investors for an offering completed on August 31, 2012(1)
10.11	Form of Registration Rights Agreement between the registrant and investors for an offering completed on August 31, 2012(1)
10.12	Form of Senior Secured Convertible Promissory Note issued by the registrant to investors in the offering completed on August 31, 2012(1)
10.13	Form of Security Agreement between the registrant and investors for an offering completed on August 31, 2012(1)
10.14	Form of Warrant issued by the registrant to investors in the offering completed on August 31, 2012(1)
10.15	Form of Replacement Senior Secured Convertible Promissory Note issued by the registrant to investors in the offering completed on August 31, 2012(1)
10.16	Form of Replacement Warrant issued by the registrant to investors in the offering completed on August 31, 2012(1)
10.17	Form of Securities Purchase Agreement between the registrant and investors for an offering completed on November 21, 2012(1)
10.18	Form of Registration Rights Agreement between the registrant and investors for an offering completed on November 21, 2012(1)
10.19	Form of Senior Secured Convertible Promissory Note issued by the registrant to investors in the offering completed on November 21, 2012(1)
10.20	Form of Security Agreement between the registrant and investors for the offering completed on November 21, 2012(1)
10.21	Form of Warrant issued by the registrant to investors in the offering completed on November 21, 2012(1)
10.22	Texas Emerging Technology Fund Award and Security Agreement dated October 1, 2010*
10.23	Investment Unit issued on October 1, 2010 by the registrant to Office of the Governor Economic Development and Tourism of the State of Texas*
10.24	Subordination Agreement dated August 30, 2012 between the registrant and Office of the Governor Economic Development and Tourism of the State of Texas(1)
10.25	Lease Agreement between the Company and Texas Public Employees Association dated May 7, 2013*
10.26	Employment Agreement between the Company and William Alexander dated May 7, 2013(1)
10.27	Employment Agreement between the Company and Paul Bundschuh dated May 7, 2013(1)
10.28	Employment Agreement between the Company and Christopher Cobb dated May 8, 2013(1)
10.29	Form of Indemnification Agreement entered into in December 2010 between the Company and William Alexander, Charles De Tarr, David Breed and Hamo Hacopian*
10.30	Form of Securities Purchase Agreement between the registrant and investors for an offering completed on July 29, 2013(1)
10.31	Form of Registration Rights Agreement between the registrant and investors for an offering completed on July 29, 2013(1)
10.32	Form of Senior Secured Convertible Promissory Note issued by the registrant to investors in the offering completed on July 29, 2013(1)
10.33	Form of Security Agreement between the registrant and investors for the offering completed on July 29, 2013(1)
10.34	Form of Warrant issued by the registrant to investors in the offering completed on July 29, 2013(1)
10.35	Ideal Power Converters, Inc. 2013 Equity Incentive Plan(1)

10.36	Warrant issued to MDB Capital Group, LLC (MDB-1) dated November 21, 2012(1)
10.37	Addendum to Warrant issued to MDB Capital Group, LLC (MDB-1) dated July 10, 2013(1)
10.38	Warrant issued to MDB Capital Group, LLC (MDB-2) dated November 21, 2012(1)
10.39	Addendum to Warrant issued to MDB Capital Group, LLC (MDB-2) dated July 10, 2013(1)
10.40	Amendment No. 1 dated May 20, 2011 to the Investment Unit issued on October 1, 2010 by the registrant to Office of the Governor Economic Development and Tourism of the State of Texas*
10.41	Amendment No. 2 dated April 16, 2013 to the Investment Unit issued on October 1, 2010 by the registrant to Office of the Governor Economic Development and Tourism of the State of Texas*
14.1	Code of Business Conduct and Ethics(1)
23.1	Consent of Gumbiner Savett Inc., Independent Registered Public Accounting Firm*
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (1)

*Filed herewith.
**To be filed by amendment.
(1) Previously filed.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)           For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spicewood, State of Texas, on this 17th day of September, 2013.

IDEAL POWER INC.

By:	/s/ Paul A. Bundschuh
Paul A. Bundschuh
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: September 17, 2013	/s/ Paul A. Bundschuh
Paul A. Bundschuh
Chief Executive Officer and Director
(Principal Executive Officer)

Dated: September 17, 2013	/s/ Christopher P. Cobb*
Christopher P. Cobb
President, Chief Operating Officer and Director

Dated: September 17, 2013	/s/ Barry Loder*
Barry Loder
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: September 17, 2013	/s/Charles De Tarr
Charles De Tarr
Vice President, Finance and Secretary

Dated: September 17, 2013	/s/ Lon E. Bell*
Lon E. Bell, Ph.D., Director

Dated: September 17, 2013	/s/ Mark S. Baum*
Mark S. Baum, Director

Dated: September 17, 2013	/s/ David B. Eisenhaure
David B. Eisenhaure, Director

* /s/ Paul A. Bundschuh
Paul A. Bundschuh, Attorney-in-Fact

Ideal Power Inc.

IDEAL POWER INC.
Condensed Balance Sheets

	June 30,	December 31,	Pro Forma Stockholders' Deficit as of June 30,
	2013	2012	2013
	(unaudited)		(unaudited)
			(note 15)
ASSETS
Current assets:
Cash and cash equivalents	$372,538	$1,972,301	$
Accounts receivable, net	633,836	485,674
Inventories, net	233,087	217,867
Prepayments and other current assets	22,771	28,468
Prepaid offering costs	120,219	-
Total current assets	1,382,451	2,704,310
Property and equipment, net	29,779	27,903
Patents, net	588,564	474,790

Total Assets	$2,000,794	$3,207,003	$

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Convertible debt, net of debt discount of $1,753,939 at June 30, 2013 and $3,828,711 at December 31, 2012.	$3,387,919	$1,313,146	$
Accounts payable	936,005	684,558
Accrued expenses	257,063	178,003
Deferred revenue	50,000	-
Total current liabilities	4,630,987	2,175,707
Long-term debt	1,172,690	1,132,690
Commitments
Stockholders’ deficit:
Common stock, $0.001 par value; 50,000,000 shares authorized; 3,524,505 issued and outstanding at June 30, 2013 and December 31, 2012.	3,525	3,525	1,480
Common stock to be issued	87,497	-	87,497
Additional paid-in capital	7,121,227	7,098,252	7,123,272
Treasury stock	(2,657)	(2,657)	(2,657)
Accumulated deficit	(11,012,475)	(7,200,514)	(11,012,475)
Total stockholders’ deficit	(3,802,883)	(101,394)	(3,802,883)
Total Liabilities and Stockholders’ Deficit	$2,000,794	$3,207,003	$

The accompanying notes are an integral part of these condensed financial statements

IDEAL POWER INC.
Condensed Statements of Operations
(Unaudited)

	Six Months Ended
	June 30,	June 30,
	2013	2012
Revenues:
Products and services	$183,970	$77,650
Royalties	50,000	50,000
Grants	796,449	119,463
Total revenue	1,030,419	247,113

Cost of revenues	1,000,074	178,230
Gross profit	30,345	68,883

Operating expenses:
General and administrative	1,008,692	486,828
Research and development	553,651	555,739
Sales and marketing	113,104	74,966
Total operating expenses	1,675,447	1,117,533

Loss from operations	(1,645,102)	(1,048,650)

Interest expense, net (including amortization of debt discount of $2,074,772 and $104,077 for the six months ended June 30, 2013 and 2012, respectively).	2,166,859	162,336

Net loss	$(3,811,961)	$(1,210,986)

Net loss per share – basic and fully diluted	$(1.08)	$(0.35)

Weighted average number of shares outstanding – basic and fully diluted	3,524,505	3,478,362

Pro Forma net loss per share – basic and fully diluted - (note 15)	$(2.58)	$(0.83)

Pro Forma weighted average number of shares outstanding – (note 15)	1,480,262	1,460,883

The accompanying notes are an integral part of these condensed financial statements.

IDEAL POWER INC.
Condensed Statement of Stockholders’ Deficit
For the six months ended June 30, 2013
(Unaudited)

	Common Stock		Common Stock Issuable		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Deficit

Balances at January 1, 2013	3,524,505	$3,525	-	$-	$7,098,252	$(2,657)	$(7,200,514)	$(101,394)

Common stock issuable for services	-	-	59,930	87,497	-	-	-	87,497

Stock-based compensation	-	-	-	-	22,975	-	-	22,975
Net loss for the six months ended June 30, 2013	-	-	-	-	-	-	(3,811,961)	(3,811,961)
Balances at June 30, 2013	3,524,505	$3,525	59,930	$87,497	$7,121,227	$(2,657)	$(11,012,475)	$(3,802,883)

The accompanying notes are an integral part of these condensed financial statements.

IDEAL POWER INC.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(3,811,961)	$(1,210,986)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,621	27,349
Common stock issued and to be issued for services	87,497	40,537
Stock-based compensation	22,975	27,840
Amortization of debt discount	2,074,772	104,077
Accrued interest - promissory note	40,000	40,000
Decrease (increase) in operating assets:
Accounts receivable	(148,162)	17,813
Inventories	(15,220)	14,747
Prepaid expenses and offering costs	(114,522)	-
Increase (decrease) in operating liabilities:
Accounts payable	251,447	209,305
Accrued expenses	79,061	10,375
Deferred Revenue	50,000	36,581
Net cash used in operating activities	(1,471,492)	(682,362)

Cash flows from investing activities:
Purchase of property and equipment and patents	(128,271)	(82,467)
Certificate of Deposit		20,000
Net cash used in investing activities	(128,271)	(62,467)

Cash flows from financing activities:
Borrowings on notes payable	-	645,150
Proceeds from issuance of common stock	-	52,000
Repayment of line of credit	-	(20,000)
Net cash provided by financing activities	-	677,150

Net decrease in cash and cash equivalents	(1,599,763)	(67,679)
Cash and cash equivalents at beginning of period	1,972,301	100,675
Cash and cash equivalents at end of the period	$372,538	$32,996

Supplemental disclosure of cash flow information:
Cash paid during the six months:
Interest	$0	$212

Non cash activities for the six months ended June 30, 2012:
The company issued 242,766 warrants valued at $389,673 in connection with notes payable

The accompanying notes are an integral part of these condensed financial statements.

Ideal Power Inc.
Notes to Condensed Financial Statements

Note 1 – Organization and Description of Business

Ideal Power Inc. (the “Company”) was incorporated in Texas on May 17, 2007 under the name Ideal Power Converters, Inc.  The Company changed its name to Ideal Power Inc. on July 8, 2013 and re-incorporated in Delaware on July 15, 2013.  With headquarters in Austin, Texas, it develops power converter solutions for photovoltaic generation, grid-storage and electrified vehicle charging. The principal products of the Company are photovoltaic inverters and battery converters.  The Company is developing technology to build electric vehicle chargers, wind converters and variable frequency drives. The Company also renders services to customers for developing and licensing technological platforms similar to the product the Company supplies.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

The accompanying unaudited interim condensed financial statements and information have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The condensed balance sheet at December 31, 2012 has been derived from the Company’s audited financial statements.

In the opinion of management, these condensed financial statements reflect all normal recurring and other adjustments necessary for a fair presentation.  These financials statements should be read in conjunction with the audited financial statements for the year ended December 31, 2012 included elsewhere in this document.  Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year or any other future periods.

The accompanying unaudited interim condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (US GAAP) which contemplate continuation of the Company as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business and has incurred significant losses from operations since inception. The Company’s operations are dependent upon it raising additional funds through a private offering of its stock or debt financing. The Company is obligated to pay or convert $5,142,000 in promissory notes due in 2013. The Company has no committed sources of capital and is not certain whether additional financing will be available when needed on terms that are acceptable, if at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The report from the Company’s independent registered public accounting firm relating to the year ended December 31, 2012 states that there is substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts.  Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. There was no allowance for doubtful accounts at June 30, 2013 and December 31, 2012.

Inventories

Inventories are stated at the lower of cost (first in, first out method) or market value. Inventory quantities on hand are reviewed regularly and a write-down for excess and obsolete inventory is recorded based primarily on an estimated forecast of product demand, market conditions and anticipated production requirements in the near future. There was no reserve for excess and obsolete inventory at June 30, 2013 and December 31, 2012.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and amortization. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related leases. Estimated useful lives of the principal classes of assets are as follows:

Leasehold improvements	2 years
Machinery and equipment	5 years
Furniture, fixtures and computers	3-5 years

Patents

Patents are recorded at cost. The Company capitalizes third party legal costs and filing fees associated with obtaining patents on its new discoveries. Once the patents have been issued, the Company amortizes these costs over the shorter of the legal life of the patent or its estimated economic life, generally 20 years, using the straight-line method.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. Management has determined that there was no impairment in the value of long-lived assets during the six months ended June 30, 2013.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, notes payable, and accounts payable. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheets. This is primarily attributed to the short maturities of these instruments. The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value.

Convertible Promissory Notes and Warrants

The warrants and embedded conversion feature of convertible promissory notes are classified as equity under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity”. The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt – Debt with Conversion and Other Options”.

The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes. For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

Revenue Recognition

Revenue from product sales is recognized when the risks of loss and title pass to the customer, as specified in (1) the respective sales agreements and (2) other revenue recognition criteria as prescribed by Staff Accounting Bulletin (“SAB”) No. 101 (SAB 101), “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition”. The Company generally sells its products FOB shipping and recognizes revenue when products are shipped.  Revenue from service contracts is recognized using the completed-performance or proportional-performance method depending on the terms of the service agreement. When there are acceptance provisions based on customer-specified subjective criteria, the completed-performance method is used. For contracts where the services performed in the last series of acts is very significant, in relation to the entire contract, performance is not deemed to have occurred until the final act is completed. Once customer acceptance has been received, or the last significant act is performed, revenue is recognized.  The Company uses the proportional-performance method when a service contract specifies a number of acts to be performed and the Company has the ability to determine the pattern and related value in which service is provided to the customer.

The Company receives payments from government entities in the form of government grants.  Government grants are agreements that generally provide the Company with cost reimbursement for certain type of research and development activities over a contractually defined period.  Revenues from government grants are recognized in the period during which the related costs are incurred, provided that the conditions under which the government grants were provided have been met.  Costs incurred related to the grants are recorded as cost of revenues.  Government grants amounted to $796,449 and $119,463 for the six months ended June 30, 2013 and 2012, respectively.  At June 30, 2013 and December 31, 2012, grants receivable amounted to $582,009 and $348,647, respectively, and were included in account receivable.

Royalty income is recognized as earned based on the terms of the contractual agreements.

Product Warranties

The Company provides a ten year manufacturer’s warranty covering product defects. Accruals for product warranties are estimated based upon historical warranty experience and are recorded in cost of sales at the time revenue is recognized in order to match revenues with related expenses. The Company assesses the adequacy of its warranty liability quarterly and adjusts the reserve, included in accrued expenses, as necessary.

Research and Development

Research and development costs are expensed as incurred.  Research and development costs incurred during the six months ended June 30, 2013 and 2012 amounted to $553,651 and $555,739, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. At June 30, 2013 and December 31, 2012 the Company has established a full reserve against all deferred tax assets.

Tax benefits from an uncertain tax position are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

Net Loss Per Share

The Company applies FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

Stock Based Compensation

The Company applies FASB ASC 718, “Stock Compensation,” when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the commonly used Black-Scholes option valuation model. The assumptions used in the Black-Scholes model are as follows:

Risk-free interest rate - The risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant

Expected lives - As permitted by SAB 107, due to the Company’s insufficient history of option activity, the management utilizes the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding

Expected volatility – is determined based on management’s estimate or historical volatilities of comparable companies

Expected dividend yield - is based on current yield at the grant date or the average dividend yield over the historical period.  The Company has never declared or paid dividends and has no plans to do so in the foreseeable future

The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees.” FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

Presentation of Sales Taxes

Certain states impose a sales tax on the Company’s sales to nonexempt customers.  The Company collects that sales tax from customers and remits the entire amount to the states.  The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenues and cost of revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable and short term debt. The Company maintains its cash with a major financial institution located in the United States of America. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Periodically throughout the year, the Company maintains balances in excess of federally insured limits. The Company encounters risk as a result of a concentration of revenue from a few significant customers. Credit is extended to customers based on an evaluation of their financial condition. The Company does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and records an allowance for potential bad debts based on available information. The Company had three and two customers, including government entities, that accounted for 86% and 85% of net revenue for the six months ended June 30, 2013 and 2012, respectively.  The loss of one of these customers could cause an adverse effect on the Company’s operations. The Company had an accounts receivable balance from two government entities and one government entity that accounted for 92% and 72% of total accounts receivable at June 30, 2013 and December 31, 2012, respectively.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the financial statements.

Note 3 - Inventories

Inventories consisted of the following:
	June 30.	December 31,
	2013	2012
	(unaudited)

Raw Materials	$150,221	$144,842
Finished goods	82,866	73,025
	$233,087	$217,867

Note 4 – Prepayment and Other Current Assets

Prepayments and other current assets consisted of the following:
	June 30,	December 31,
	2013	2012
	(unaudited)

Prepaid insurance	$15,168	$22,186
Prepaid subscription	2,337	4,282
Others	5,266	2,000
	$22,771	$28,468
 Note 5 – Property and Equipment

Property and equipment consisted of the following:
	June 30,	December 31,
	2013	2012
	(unaudited)
Machinery and Equipment	$19,670	$19,670
Building leasehold improvements	46,850	46,850
Furniture, fixtures and computers	69,929	58,379
	136,449	124,899
Accumulated depreciation and amortization	(106,670)	(96,996)
	$29,779	$27,903

Note 6 – Patents

Patents consisted of the following:

	June 30,	December 31,
	2013	2012
	(unaudited)
Patents	$595,977	$479,256
Accumulated amortization	(7,413)	(4,466)
	$588,564	$474,790

Amortization expense related to patents amounted to $2,947 and $808 for the six months  ended June 30, 2013 and 2012, respectively.   Estimated amortization expense for the succeeding five years and thereafter is $10,300 (2014); $10,300 (2015); $10,300 (2016); $10,300 (2017); $10,300 (2018); and $147,000 (thereafter).

At June 30, 2013 and December 31, 2012, the Company had capitalized approximately $390,000 and $426,000, respectively, for costs related to patents that have not been awarded.

Note 7 – Long-term Debt
June 30, 2013 (unaudited)	December 31, 2012
1)    The Company entered into the Texas Emerging Technology Fund (the “ETF”) Award and Security Agreement (the “Agreement”) with the State of Texas (the “State”) on October 1, 2010 subsequently amended on May 20, 2011 and April 16, 2013. Under the Agreement, the Company received an initial award totaling $250,000 during the year ended December 31, 2010 and received an additional award totaling $750,000 during the year ended December 31, 2011 (collectively, the “Promissory Note”). The proceeds from the award must be used to expedite commercialization intended to increase high-quality jobs in Texas through expenditures on working capital or development or acquisition of capital assets used to produce income and in meeting the Company’s goal of introducing a 30KW solar inverter to the market. The Company is also required to meet certain milestones by specific dates, use Texas-based suppliers and establish a substantial percentage of its commercialization and manufacturing activities in Texas. The awards are collateralized by all owned or acquired assets of the Company.  The ETF in a subordination agreement dated August 30, 2012, agreed to subordinate the Promissory Note to secured convertible promissory notes to be issued by the Company of up to $5,000,000.  At June 2013, and December 31, 2012, the Company had secured convertible promissory notes aggregating $4,000,000.  See 4) and 5) below.  See Note 17.

The Promissory Note accrues interest at an annual rate of 8% and could be repaid at the option of the Company after April 1, 2012. The Promissory Note will be cancelled and the debt, including accrued interest, will be forgiven upon the earlier of: 1) October 1, 2020 or 2) the date the ETF receives a return of cash or public securities equal to the proceeds from the Promissory Note plus accrued interest in connection with a qualifying liquidation event, as defined in the agreement. Upon note repayment or forgiveness, the agreement will terminate and the Company will be released from all obligations under the Agreement.

In connection with the Promissory Note, in October 2010 and July 2011, the Company issued warrants to purchase 33,875 and 101,626 shares of the Company’s common stock, respectively.  The fair value of the warrants was determined to be $66,372 and $199,104, respectively, and was recorded as debt discount. During the six months ended June 30, 2013 and 2012 the Company incurred interest expense amounting to $0 and $77,430 related to the accretion of the debt discount.  Interest on the Promissory Note, including accretion of debt discount, amounted to $40,000 and $117,430 for the six months ended June 30, 2013 and 2012, respectively. Effective interest rate on this Promissory Note was 8% and 16% per annum for the six months ended June 30, 2013 and 2012, respectively.  Accrued interest amounted to $172,690 and $132,690 at June 30, 2013 and December 31, 2012, respectively, and is included in the outstanding amount of the Promissory Note.
$1,172,690	$1,132,690

2)    Unsecured convertible promissory notes with principal and interest due at maturity at 6% per annum, maturing on the earlier of: 1) December 31, 2013, or 2) closing of initial public offering of the Company’s common stock in which the Company raises at least $10 million, at which time the notes will mandatorily be converted into shares of the Company’s common stock, or 3) closing of qualified financing, as defined in the promissory notes, or 4) occurrence of event of default, as defined in the promissory notes. The promissory notes are convertible into 172,249 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The embedded beneficial conversion feature associated with these convertible promissory notes had no intrinsic value. Of the total amount outstanding, $40,000 was due to an officer of the Company at June 30, 2013 and December 31, 2012, respectively.  Interest expense on these notes amounted to $10,800 for each of the six months ended June 30, 2013 and 2012, respectively.
360,000	360,000

3)    Unsecured convertible promissory notes aggregating $695,150 with principal and interest due at maturity at 6% per annum and maturing  on the earlier of : 1) December 31, 2013 , or 2) closing of initial public offering of the Company’s common stock in which the Company raises at least $10 million, at which time the notes will mandatorily be converted into shares of the Company’s common stock, or 3) closing of qualified financing, as defined in the promissory notes, or 4) occurrence of event of default, as defined in the promissory notes .Of the total amount outstanding, $389,575 was due to an officer, employee, and director of the Company. The promissory notes are convertible into 332,608 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The embedded beneficial conversion feature associated with these convertible promissory notes had no intrinsic value.

In connection with these promissory notes, the Company issued warrants to purchase 261,581 shares of the Company’s common stock.  The fair value of the warrants was determined to be $419,840 and was recorded as debt discount. During the six months ending June 30, 2013 and 2012 the Company incurred interest expense amounting to $131,064 and $26,647, respectively, related to the accretion of the debt discount.  Interest on these promissory notes, including accretion of debt discount, amounted to $151,919 and $33,952 for the six months ended June 30, 2013 and 2012, respectively.  Unamortized debt discount amounted to $131,064 at June 30, 2013 and $262,129 at December 31, 2012.  Effective interest rate on these notes was 44% and 11% per annum for the six months ended June 30, 2013 and 2012, respectively.
564,087	433,021

4)    Convertible promissory notes aggregating $750,000 secured by substantially all assets of the Company with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code,  and maturing on the earlier of : 1) November 21, 2013,  2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock, at which time the notes will mandatorily convert into shares of the Company’s common stock. Of the total amount outstanding, $100,000 was due to one of the directors of the Company. The promissory notes are convertible into 512,645 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The intrinsic value of the embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $321,429 and was recorded as debt discount.

In connection with these promissory notes, the Company issued warrants to purchase 513,699 shares of the Company’s common stock.  The fair value of the warrants was determined to be $749,846 and was recorded as debt discount.

During the six months ended June 30, 2013 and 2012, the Company incurred interest expense amounting to $300,000 and $0, respectively, related to the accretion of debt discount.   Interest expense including accretion of debt discount, amounted to $303,750 and $0 for the six months ended June 30, 2013 and 2012, respectively.   Unamortized debt discount amounted to $250,000 as of June 30, 2013 and $550,000 at December 31, 2012. Effective interest rate on these notes was 81% per annum for the six months ended June 30, 2013.
500,000	200,000

5)    Convertible promissory notes aggregating $3,250,000 secured by substantially all assets of the Company with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code, and maturing on the earlier of : 1) November 21, 2013,  2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock, at which time the notes will mandatorily convert into shares of the Company’s common stock.  Of the total amount outstanding, $200,000 was due to two directors of the Company. The promissory notes are convertible into 2,226,027 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The intrinsic value of the embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $1,402,397 and was recorded as debt discount.

       In connection with these promissory notes, the Company issued warrants to purchase 1,113,014 shares of the Company’s common stock.  The fair value of the warrants was determined to be $1,625,890 and was recorded as debt discount.

       In connection with these promissory notes the Company issued underwriter warrants to purchase 222,603 shares of the Company’s common stock.  The fair value of the warrants was determined to be $292,368 and was recorded as debt discount. The Company also incurred debt raising cost of $375,000 in connection with these promissory notes which has been recorded as debt discount.

       During the six months ended June 30, 2013 and 2012, the Company incurred interest expense amounting to $1,625,000 and $0, respectively, related to the accretion of the debt discount.  Interest expense, including accretion of debt discount, amounted to $1,641,250 and $0 for the six months ended June 30, 2013 and 2012 respectively.  Unamortized debt discount amounted to $1,354,167 at June 30, 2013 and $2,979,167 at December 31, 2012. The effective interest rate on these notes was 101% per annum for the six months ended June 30, 2013.
1,895,833	270,833

6)    Unsecured convertible promissory note amounting to $86,707 with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code, and maturing on the earlier of: 1) December 31, 2013, 2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock, at which time the note will mandatorily convert into shares of the Company’s common stock.   The promissory note is convertible into 59,388 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory note. The intrinsic value of embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $37,415 and was recorded as debt discount.  During the six months ended June 30, 2013 and 2012, the Company incurred interest expense amounting to $18,708 and $0, respectively, related to the accretion of the debt discount.   Interest expense, including accretion of debt discount, amounted to $19,142 and $0 for the six months ended June 30, 2013 and 2012, respectively. Unamortized debt discount amounted to $18,708 and $37,415 at June 30, 2013 and December 31, 2012, respectively.  Effective interest rate was 44% per annum for the six months ended June 30, 2013.
	67,999	49,292
	4,560,609	2,445,836
Less convertible debt, net of debt discount of $1,753,939 at June 30, 2013 and $3,828,711 at December 31, 2012	3,387,919	1,313,146
Long term debt(1)	$1,172,690	$1,132,690

(1) All of the notes except the Texas Emerging Technology Fund note are convertible into shares of the Company’s common stock.

The unamortized debt discount of $1,753,939 at June 30, 2013 will be amortized during the year ending December 31, 2013.  Maturities of the long-term debt over the succeeding year and thereafter is approximately $5,142,000 (2013) and $1,173,000 (thereafter).

Note 8 – Warranty Reserve

The changes in warranty reserve, included in accrued expenses, were as follows:

June 30,
2013 (unaudited)
Balance, January 1, 2013	$103,129
Provisions for warranty and beta replacements	17,325
Warranty payments or beta replacements	(16,136)
Balance, end of the period	$104,318

Note 9 – Common and Preferred Stock

All shares of common and preferred stock have a par value of $0.001. Each holder of common stock is entitled to one vote per share outstanding.  Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted on the record date.  As of June 30, 2013 and December 31, 2012, there were no outstanding shares of preferred stock.

Common Stock

During the six months ended June 30, 2013, the Company recognized an award of 59,930 shares of its common stock for services performed by directors and recorded $87,497 in expense for compensation for the shares to be issued.  The shares have not been issued and are excluded from the weighted average total shares outstanding but are included in the capitalization table. The fair value of common stock to be issued in connection with services rendered was determined to be $87,497, based upon the evaluation of fair value made by the Board of Directors, which considered the values associated with securities offerings during the periods.

Note 10 – Stock Option Plan

On May 17, 2013, the Company adopted the 2013 Equity Incentive Plan (the “Plan”) and reserved 1,161,767 shares of common stock for issuance under the Plan, including stock options, stock award and stock bonus.  The maximum number of shares that may be granted under the Plan will be increased effective the first day of each of the Company’s fiscal quarters provided that the number of shares that may be granted under the Plan do not exceed 2,000,000 shares. The Plan is administered by the Company’s board of directors. The persons eligible to participate in the Plan are employees, non-employee members of the board of directors, consultants and other independent advisors who provide services to the Company.  Options issued under the Plan may have a term of up to ten years and may have variable vesting.

During the six months ended June 30, 2013, the Company did not grant any stock options. The following presents a summary of activity under the Company’s stock option plan for the six months ended June 30, 2013 (unaudited):

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Outstanding at January 1, 2013	376,455	$1.141	7.8
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired/Exchanged	-	-	-
Outstanding at June 30, 2013	376,455	$1.141	7.3
Exercisable at June 30, 2013	343,529	$0.995	7.4

 The following table sets forth additional information about stock options outstanding at June 30, 2013 (unaudited):

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Options Exercisable
$0.04 - $0.99	94,650	8.2	$0.1493	94,650
$1.00 - $1.99	236,650	7.1	1.2480	236,650
$2.00- $2.66	45,155	6.9	$2.6575	12,229
	376,455			343,529

The estimated aggregate pretax intrinsic value (the difference between the Company’s estimated stock price on the last day of the six months ended June 30, 2013 and the exercises price, multiplied by the number of in-the-money options) is approximately $383,000. This amount changes based on the fair value of the Company’s stock.

As of June 30, 2013, there was approximately $61,999 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 2.9 years.

Note 11 – Warrants

During the six months ended June 30, 2013 the Company did not issue any warrants.  A summary of the Company’s warrant activity and related information for the six months ended June 30, 2013 is as follows (unaudited):

	Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2013	2,809,483	$1.52
Granted	-	-
Exercised	-	-
Forfeited/Expired	-	-
Outstanding at June 30, 2013	2,809,483	$1.52

Note 12 – Commitments

Lease

The Company leases its facility in Spicewood, Texas under a non-cancelable operating lease expiring on May 31, 2014. Rent expense incurred for the six months ended June 30, 2013 and 2012 amounted to $18,172 and $17,178, respectively.

Future estimated lease payments are approximately $20,000 (2013) and $16,000 (2014).

Employment Agreement

The Company has entered into employment agreements with executive management personnel that provides for severance payments upon termination without cause. Consequently, if the Company had released executive management personnel without cause or due to a change in control, as defined in the employment agreement, the severance expense due would be a minimum six month salary of approximately $300,000, or the amount of compensation for the remaining term of their employment contract, whichever is higher, plus any pro-rated bonuses and vacation days earned.

The following table summarizes the Company’s minimum obligation in the event of no early termination under the employment agreements:

Year	Amount

2013	$300,000
2014	$486,000
2015	$150,000
$936,000

Note 13 – Consulting Services

During the six months ended June 30, 2013 and 2012, the Company incurred $36,800 and $14,184, respectively, on consulting services rendered by and fixed asset purchases from a company which is owned by one of the major shareholders of the Company, who from May 2007 to November 2012 was also a director of the Company.

Note 14 – Retirement Plan

The Company has adopted a defined contribution plan covering all of its employees.  Under the plan, the Company contributions are discretionary.  The Company did not make any discretionary contributions during the six months ended June 30, 2013 and 2012.

Note 15 - Unaudited Pro Forma Stockholders' Deficit

The Company has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed offering of its securities.  If the offering contemplated by the registration statement is consummated and the Company raises sufficient equity to meet the listing requirements of the NASDAQ Capital Market, the board of directors has been authorized by the Company's stockholders to effect a reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the offering.  The unaudited proforma stockholders' deficit as of June 30, 2013 gives effect to the assumed 1-for-2.381 reverse stock split (see Note 16).

Since the 1-for-2.381 reverse stock split is to be effected after the effectiveness of the registration statement, the historical share information included in the accompanying interim condensed financial statements and notes hereto does not assume the 1-for-2.381 reverse stock split, and accordingly has not been adjusted.

Note 16 – Reverse Stock Split

On June 13, 2013, the Company’s Board of Directors, and on July 5, 2013, stockholders holding a majority of the Company’s outstanding voting power, approved resolutions authorizing the Board of Directors to effect a reverse split of the Company’s common stock at an exchange ratio of between one-for-two and one-for-ten, with the Board of Directors retaining the discretion as to whether to implement the reverse split and which exchange ratio to implement.  The reverse stock split is intended to allow the Company to meet the minimum share price requirement of The Nasdaq Capital Market.  During August 2013, the Board of Directors determined that, following the effectiveness of the registration statement and prior to the closing of the offering, the Board of Directors will effect the reverse stock split at a ratio of one share for each 2.381 shares.

Note 17 – Subsequent Events

Convertible Promissory Notes

On July 29, 2013 the Company borrowed additional funds through convertible promissory notes aggregating $750,000 secured by substantially all assets of the Company with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code,  and maturing on the earlier of : 1) July 29, 2014, 2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock, at which time the notes will mandatorily convert into shares of the Company’s common stock. The promissory notes are convertible into 513,699 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The intrinsic value of embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $328,767 and will be recorded as debt discount.

In connection with these promissory notes, the Company issued warrants to purchase 256,849 shares of the Company’s common stock.  The fair value of the warrants was determined to be approximately $379,000 and will be recorded as debt discount.

Stock Options

On July 19, 2013, the Company granted 838,756 stock options to various employees to purchase shares of common stock at an exercise price that will equal the price to the public in the Company’s initial public offering.  (See “Registration Statement” below.)  The options vest over a period of 2.5 years commencing from the date of grant.  The options were valued at $1,275,000 using the Black-Scholes option pricing model.

Advisory and Placement Agent Warrants

On July 10, 2013, the Company and the Company’s Placement Agent executed an Addendum to a common stock warrant covering 477,135 shares of common stock issued on November 21, 2012, for strategic advisory services rendered by the Placement Agent and another Addendum to a common stock warrant covering 222,603 shares of common stock issued on November 21, 2012, in connection with a private placement of the Company’s senior secured convertible promissory notes.  The purpose of each Addendum was to clarify certain ambiguities relating to the time that each common stock warrant becomes exercisable.  The number of shares covered by the warrant, the exercise price and the term of the common stock warrants were not amended.

Registration Statement

On August 6, 2013, the Company filed a registration statement with the Securities and Exchange Commission (the “SEC”) providing for the registration of 2,500,000 shares of the Company’s common stock to be offered to the public for up to $12,500,000 in gross proceeds (net $11,062,500 after expenses).  The proceeds from the offering are expected to be used for new and existing product research and development; protection of intellectual property; the purchase of equipment and software; and general and administrative expenses.  The registration statement is subject to review by the SEC before it is declared effective.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Ideal Power Inc.

We have audited the accompanying balance sheets of Ideal Power Inc. (the “Company”) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2012. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company is subject to the risks and uncertainties associated with a new business and has incurred significant losses from operations since inception.  The Company’s operations are dependent upon it raising additional funds through an equity offering or debt financing.  The Company is also obligated to pay or convert $5,142,000 in promissory notes due in November and December 2013.  The Company has no committed sources of capital and is not certain whether additional financing will be available when needed on terms that are acceptable, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gumbiner Savett Inc.

July 16, 2013, except for Notes 17 and 18 as to which the date is August 2, 2013
Santa Monica, California

IDEAL POWER INC.
Balance Sheets
	December 31,			Pro Forma Stockholders' Deficit as of December 31, 2012 (unaudited)
	2012	2011		(Note 17)
ASSETS
Current assets:
Cash and cash equivalents	$1,972,301	$100,675	$
Certificate of deposit	-	20,000
Accounts receivable, net	485,674	103,360
Inventories, net	217,867	130,018
Prepayments and other current assets	28,468	-
Total current assets	2,704,310	354,053

Property and equipment, net	27,903	72,425

Patents, net	474,790	153,375

Total Assets	$3,207,003	$579,853	$

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Revolving line of credit	$-	$20,000	$
Current portion of long-term debt, net of debt discount of $3,828,711 at December 31, 2012	1,313,146	-
Accounts payable	684,558	248,666
Accrued expenses	178,003	146,824
Total current liabilities	2,175,707	415,490

Long-term debt, net of debt discount of $0 and $77,430 at December 31, 2012 and 2011, respectively	1,132,690	1,335,260

Commitments

Stockholders’ deficit:
Common stock, $0.001 par value; 50,000,000 shares authorized; 3,524,505 and 3,460,091 shares issued and outstanding at December 31, 2012 and 2011, respectively	3,525	3,460		1,480
Additional paid-in capital	7,098,252	1,381,595		7,100,297
Treasury stock	(2,657)	(2,657)		(2,657)
Accumulated deficit	(7,200,514)	(2,553,295)		(7,200,514)
Total stockholders’ deficit	(101,394)	(1,170,897)		(101,394)
Total Liabilities and Stockholders’ Deficit	$3,207,003	$579,853	$

The accompanying notes are an integral part of these financial statements.

IDEAL POWER INC.
Statements of Operations

	For the Year Ended December 31,
	2012	2011
Revenues:
Products and services	$319,550	$814,190
Royalties	100,000	20,000
Grants	707,357	26,581
Total revenue	1,126,907	860,771

Cost of revenues	957,641	757,393
Gross profit	169,266	103,378

Operating expenses:
General and administrative	1,916,911	633,348
Research and development	1,127,192	914,851
Sales and marketing	163,470	67,861
Total operating expenses	3,207,573	1,616,060

Loss from operations	(3,038,307)	(1,512,682)

Interest expense, net (including amortization of debt discount of $1,472,904 and $176,984 for the years ended December 31, 2012 and 2011, respectively)	1,608,912	238,257

Net loss	$(4,647,219)	$(1,750,939)

Net loss per share – basic and fully diluted	$(1.33)	$(0.53)

Weighted average number of shares outstanding – basic and fully diluted	3,489,963	3,282,520

The accompanying notes are an integral part of these financial statements.

IDEAL POWER INC.
Statement of Stockholders’ Deficit
For the Years Ended December 31, 2012 and 2011

								Total
	Common Stock		Preferred Stock		Additional			Stockholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Treasury Stock	Accumulated Deficit	Equity (Deficit)
Balances at December 31, 2010	3,223,457	$3,223	122,175	$122	$821,126	$-	$(802,356)	$22,115
Issuance of common stock	70,741	71	-	-	187,931	-	-	188,002
Issuance of common stock for services	44,718	45	-	-	118,795	-	-	118,840
Conversion of Series Seed Preferred stock to common stock	122,175	122	(122,175)	(122)	-	-	-	-
Issuance of warrants in connection with debt	-	-	-	-	199,104	-	-	199,104
Stock-based compensation	-	-	-	-	54,639	-	-	54,639
Repurchase of common stock	(1,000)	(1)	-	-	-	(2,657)	-	(2,658)
Net loss for the year ended December 31, 2011	-	-	-	-	-	-	(1,750,939)	(1,750,939)
Balances at December 31, 2011	3,460,091	3,460	-	-	1,381,595	(2,657)	(2,553,295)	(1,170,897)
Issuance of common stock	19,568	20	-	-	51,980	-	-	52,000
Issuance of common stock for services	44,846	45	-	-	78,949	-	-	78,994
Fair value of warrants issued in connection with promissory notes	-	-	-	-	3,088,944	-	-	3,088,944
Beneficial conversion feature – convertible promissory notes	-	-	-	-	1,761,241	-	-	1,761,241
Fair value of warrants issued in connection with consulting services	-	-	-	-	670,947	-	-	670,947
Stock-based compensation in	-	-	-	-	64,596	-	-	64,596
Net loss for the year ended December 31, 2012	-	-	-	-	-	-	(4,647,219)	(4,647,219)
Balances at December 31, 2012	3,524,505	$3,525	-	$-	$7,098,252	$(2,657)	$(7,200,514)	$(101,394)

The accompanying notes are an integral part of these financial statements.

IDEAL POWER INC.
Statements of Cash Flows
	For the Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(4,647,219)	$(1,750,939)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	52,139	40,859
Stock-based compensation	64,596	54,639
Issuance of common stock for services	78,994	118,840
Amortization of debt discount	1,472,904	176,984
Issuance of note payable in connection with services	86,707	-
Fair value of warrants issued for consulting services	670,947	-
Increase in operating assets:
Accounts receivable	(382,314)	(103,360)
Inventories	(87,849)	(130,018)
Prepaid expenses	(27,468)	-
Increase in operating liabilities:
Accounts payable	435,892	101,077
Accrued expenses	31,182	136,275
Net cash used in operating activities	(2,251,489)	(1,355,643)

Cash flows from investing activities:
Purchase of property and equipment	(5,961)	(74,381)
Acquisition of patents	(323,074)	(56,430)
Certificate of deposit	20,000	(20,000)
Net cash used in investing activities	(309,035)	(150,811)

Cash flows from financing activities:
(Repayment) borrowings on line of credit	(20,000)	20,000
Borrowings on notes payable, net of debt raising costs	4,400,150	1,158,032
Proceeds from issuance of common stock	52,000	188,002
Repurchase of common stock	-	(2,658)
Net cash provided by financing activities	4,432,150	1,363,376

Net increase (decrease) in cash and cash equivalents	1,871,626	(143,078)
Cash and cash equivalents at beginning of year	100,675	243,753
Cash and cash equivalents at end of year	$1,972,301	$100,675

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$212	$4,152
		(Continued)

The accompanying notes are an integral part of these financial statements.

IDEAL POWER INC.

Statements of Cash Flows (Continued)

Non cash activities for the year ended December 31, 2012:

The Company issued 2,110,897 warrants valued at $3,088,944 in connection with notes payable.

The Company recorded $1,761,241 as additional paid-in capital in connection with the beneficial conversion feature of convertible promissory notes.

Non cash activities for the year ended December 31, 2011:

The Company issued 101,626 warrants valued at $199,104 in connection with a note payable.

The accompanying notes are an integral part of these financial statements.

Ideal Power Inc.
Notes to Financial Statements

Note 1 – Organization and Description of Business

Ideal Power Inc. (the “Company”) was incorporated in Texas on May 17, 2007 under the name Ideal Power Converters, Inc.  The Company changed its name to Ideal Power Inc. on July 8, 2013 and re-incorporated in Delaware on July 15, 2013.  With headquarters in Austin, Texas, it develops power converter solutions for photovoltaic generation, grid-storage and electric vehicle charging. The principal products of the Company are photovoltaic inverters and battery converters.  The Company is developing technology to build electric vehicle chargers, wind converters and variable frequency drives. The Company also renders services to customers for developing a technological platform similar to that of the Company.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States (US GAAP) which contemplate continuation of the Company as a going concern. However, the Company is subject to the risks and uncertainties associated with a new business and has incurred significant losses from operations since inception. The Company’s operations are dependent upon it raising additional funds through private offering of its stock or debt financing. The Company is obligated to pay or convert $5,142,000 in promissory notes due in 2013. The Company has no committed sources of capital and is not certain whether additional financing will be available when needed on terms that are acceptable, if at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that could result from the outcome of this uncertainty. The report from the Company’s independent registered public accounting firm states that there is substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts.  The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers or interest on past due amounts.  Management estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. There was no allowance for doubtful accounts at December 31, 2012 and 2011.

Inventories

Inventories are stated at the lower of cost (first in, first out method) or market value. Inventory quantities on hand are reviewed regularly and a write-down for excess and obsolete inventory is recorded based primarily on an estimated forecast of product demand, market conditions and anticipated production requirements in the near future. There was no reserve for excess and obsolete inventory at December 31, 2012 and 2011.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation and amortization. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the asset or the related leases. Estimated useful lives of the principal classes of assets are as follows:

Leasehold improvements	2 years
Machinery and equipment	5 years
Furniture, fixtures and computers	3-5 years

Patents

Patents are recorded at cost. Once the patents are awarded the amortization is computed using the straight-line method over the estimated useful lives of the patents of 20 years commencing from the date of filing of patents.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. Management has determined that there was no impairment in the value of long-lived assets during the years ended December 31, 2012 and 2011.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, certificate of deposit, notes payable, line of credit and accounts payable. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheets. This is primarily attributed to the short maturities of these instruments. The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value.

Convertible Promissory Notes and Warrants

The warrants and embedded conversion feature of convertible promissory notes are classified as equity under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity”. The Company allocates the proceeds of the convertible promissory notes between convertible promissory notes and the financial instruments related to warrants associated with convertible promissory notes based on their relative fair values at the commitment date. The fair value of the financial instruments related to warrants associated with convertible promissory notes is determined utilizing the Black-Scholes option pricing model and the respective allocated proceeds to the warrants is recorded in additional paid-in capital. The embedded beneficial conversion feature associated with convertible promissory notes is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital in accordance with ASC Topic 470-20 “Debt – Debt with Conversion and Other Options”.

The portion of debt discount resulting from the allocation of proceeds to the financial instruments related to warrants associated with convertible promissory notes is being amortized over the life of the convertible promissory notes. For the portion of debt discount resulting from the allocation of proceeds to the beneficial conversion feature, it is amortized over the term of the notes from the respective dates of issuance.

Revenue Recognition

Revenue from product sales is recognized when the risks of loss and title pass to the customer, as specified in (1) the respective sales agreements and (2) other revenue recognition criteria as prescribed by Staff Accounting Bulletin (“SAB”) No. 101 (SAB 101), “Revenue Recognition in Financial Statements,” as amended by SAB No. 104, “Revenue Recognition”. The Company generally sells its products FOB shipping and recognizes revenue when products are shipped.  Revenue from service contracts is recognized using the completed-performance or proportional-performance method depending on the terms of the service agreement. When there are acceptance provisions based on customer-specified subjective criteria, the completed-performance method is used. For contracts where the services performed in the last series of acts is very significant, in relation to the entire contract, performance is not deemed to have occurred until the final act is completed. Once customer acceptance has been received, or the last significant act is performed, revenue is recognized.  The Company uses the proportional-performance method when a service contract specifies a number of acts to be performed and the Company has the ability to determine the pattern and related value in which service is provided to the customer.

The Company receives payments from government entities in the form of government grants.  Government grants are agreements that generally provide the Company with cost reimbursement for certain type of research and development activities over a contractually defined period.  Revenues from government grants are recognized in the period during which the related costs are incurred, provided that the conditions under which the government grants were provided have been met.  Government grants amounted to $707,357 and $26,581 for the years ended December 31, 2012 and 2011, respectively. At December 31, 2012, grants receivable amounted to $348,647 and were included in accounts receivable. At December 31, 2011, there were no grants receivable.

Royalty income is recognized as earned based on the terms of the contractual agreements.

Product Warranties

The Company provides a ten year manufacturer’s warranty covering product defects. Accruals for product warranties are estimated based upon historical warranty experience and are recorded in cost of sales at the time revenue is recognized in order to match revenues with related expenses. The Company assesses the adequacy of its warranty liability quarterly and adjusts the reserve, included in accrued expenses, as necessary.

Research and Development

Research and development costs are expensed as incurred.  Research and development costs incurred during the years ended December 31, 2012 and 2011 amounted to $1,127,192 and $914,851, respectively.

Income Taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. At December 31, 2012 and 2011, the Company has established a full reserve against all deferred tax assets.

Tax benefits from an uncertain tax position are recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate resolution.

Net Loss Per Share

The Company applies FASB ASC 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include additional common shares available upon exercise of stock options and warrants using the treasury stock method, except for periods for which no common share equivalents are included because their effect would be anti-dilutive.

Stock Based Compensation

The Company applies FASB ASC 718, “Stock Compensation,” when recording stock based compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The Company accounts for stock issued to non-employees in accordance with the provisions of FASB ASC 505-50 “Equity Based Payments to Non-Employees.” FASB ASC 505-50 states that equity instruments that are issued in exchange for the receipt of goods or services should be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date occurs as of the earlier of (a) the date at which a performance commitment is reached or (b) absent a performance commitment, the date at which the performance necessary to earn the equity instruments is complete (that is, the vesting date).

Presentation of sales taxes

Certain states impose a sales tax on the Company’s sales to nonexempt customers.  The Company collects that sales tax from customers and remits the entire amount to the states.  The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenues and cost of revenues.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable and short term debt. The Company maintains its cash with a major financial institution located in the United States. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. Periodically throughout the year, the Company maintains balances in excess of federally insured limits. The Company encounters a certain amount of risk as a result of a concentration of revenue from a few significant customers. Credit is extended to customers based on an evaluation of their financial condition. The Company generally does not require collateral or other security to support accounts receivable. The Company performs ongoing credit evaluations of its customers and records an allowance for potential bad debts based on available information. The Company had two customers that accounted for 75% and 85% of net revenue for the years ended December 31, 2012 and 2011, respectively.  The loss of one of these customers could cause an adverse effect on the Company’s operations. The Company had an accounts receivable balance from one customer that accounted for 72% and 100% of total accounts receivable at December 31, 2012 and 2011, respectively.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if adopted, will have a material effect on the financial statements.

Note 3 - Inventories

Inventories consisted of the following:

	December 31,
	2012	2011
Raw materials	$144,842	$130,018
Finished goods	73,025	-
	$217,867	$130,018

Note 4 – Prepayment and Other Current Assets

At December 31, 2012, prepayment and other current assets consisted of the following:

Prepaid insurance	$22,186
Prepaid subscription	4,282
Others	2,000
$28,468

Note 5 – Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2012	2011
Machinery and Equipment	$19,670	$19,670
Building leasehold improvements	46,850	46,850
Furniture, fixtures and computers	58,379	52,422
	124,899	118,942
Accumulated depreciation and amortization	(96,996)	(46,517)
	$27,903	$72,425

Note 6 – Patents

Patents consisted of the following:

	December 31,
	2012	2011
Patents	$479,256	$156,182
Accumulated amortization	(4,466)	(2,807)
	$474,790	$153,375

Amortization expense related to patents amounted to $1,659 and $1,443 for the years ended December 31, 2012 and 2011, respectively.  Estimated amortization expense for the succeeding five years and thereafter is $ 2,700(2013); $2,700 (2014); $2,700 (2015); $2,700 (2016); $2,700 (2017); and $35,000 (thereafter).

At December 31, 2012 and 2011, the Company had capitalized approximately $426,000 and $127,000, respectively, for costs related to patents that have not been awarded.

Note 7 – Line of Credit

The Company had a credit agreement with a bank under which it could borrow up to $20,000 through March 16, 2012. Borrowings under the credit agreement were collateralized by a certificate of deposit of equal amount and guaranteed by officers of the Company.  Interest was payable at a rate of 2.75% per annum. Amount outstanding under this credit agreement amounted to $20,000 at December 31, 2011, and was repaid in April 2012.

Note 8 – Long-term Debt
December 31,
2012	2011
1)  The Company entered into the Texas Emerging Technology Fund (the “ETF”) Award and Security Agreement (the “Agreement”) with the State of Texas (the “State”) on October 1, 2010 subsequently amended on May 20, 2011 and April 16, 2013. Under the Agreement, the Company received an initial award totaling $250,000 during the year ended December 31, 2010 and received an additional award totaling $750,000 during the year ended December 31, 2011 (collectively, the “Promissory Note”). The proceeds from the award must be used to expedite commercialization intended to increase high-quality jobs in Texas through expenditures on working capital or development or acquisition of capital assets used to produce income and in meeting the Company’s goal of introducing a 30KW solar inverter to the market. The Company is also required to meet certain milestones by specific dates, use Texas-based suppliers and establish a substantial percentage of its commercialization and manufacturing activities in Texas. The awards are collateralized by all owned or acquired assets of the Company.  The ETF in a subordination agreement dated August 30, 2012, agreed to subordinate the Promissory Note to secured convertible promissory notes to be issued by the Company of up to $5,000,000.  At December 31, 2012 the Company had secured convertible promissory notes aggregating $4,000,000.  See 4) and 5) below.

       The Promissory Note accrues interest at an annual rate of 8% and could be repaid at the option of the Company after April 1, 2012. The Promissory Note will be cancelled and the debt, including accrued interest, will be forgiven upon the earlier of: 1) October 1, 2020 or 2) the date the ETF receives a return of cash or public securities equal to the proceeds from the Promissory Note plus accrued interest in connection with a qualifying liquidation event, as defined in the agreement. Upon note repayment or forgiveness, the agreement will terminate and the Company will be released from all obligations under the Agreement.

       In connection with the Promissory Note, in October 2010 and July 2011, the Company issued warrants to purchase 33,875 and 101,626 shares of the Company’s common stock, respectively.  The fair value of the warrants was determined to be $66,372 and $199,104, respectively, and was recorded as debt discount. During the years ended December 31, 2012 and 2011, the Company incurred interest expense amounting to $77,430 and $176,984 related to the accretion of the debt discount.  Interest on the Promissory Note, including accretion of debt discount, amounted to $157,430 and $225,017 for the years ended December 31, 2012 and 2011, respectively.  Unamortized debt discount amounted to $0 and $77,430 at December 31, 2012 and 2011, respectively. Effective interest rate on this Promissory Note was 16% and 36% per annum for the years ended December 31, 2012 and 2011, respectively.  Accrued interest amounted to $132,690 and $52,690 at December 31, 2012 and 2011, respectively, and is included in the outstanding amount of Promissory note.
$1,132,690	$975,260

2)    Unsecured convertible promissory notes with principal and interest due at maturity at 6% per annum, subordinate to the line of credit, and maturing  on the earlier of: 1) December 31, 2013, or 2) closing of initial public offering of the Company’s common stock in which the Company raises at least $10million, or 3) closing of qualified financing, as defined in the promissory notes, or 4) occurrence of event of default, as defined in the promissory notes . The promissory notes are convertible into 172,249 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The embedded beneficial conversion feature associated with these convertible promissory notes had no intrinsic value. Of the total amount outstanding, $40,000 was due to an officer of the Company at December 31, 2012 and 2011, respectively.  Interest on these notes amounted to $21,600 and $9,146 for the years ended December 31, 2012 and 2011, respectively.
360,000	360,000

3)    Unsecured convertible promissory notes aggregating $695,150 with principal and interest due at maturity at 6% per annum and maturing  on the earlier of : 1) December 31, 2013 , or 2) closing of initial public offering of the Company’s common stock in which the Company raises at least $10 million, or 3) closing of qualified financing, as defined in the promissory notes, or 4) occurrence of event of default, as defined in the promissory notes .Of the total amount outstanding, $389,575 was due to an officer, employee  and directors of the Company. The promissory notes are convertible into 332,608 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The embedded beneficial conversion feature associated with these convertible promissory notes had no intrinsic value.

       In connection with these promissory notes, the Company issued warrants to purchase 261,581 shares of the Company’s common stock.  The fair value of the warrants was determined to be $419,840 and was recorded as debt discount. During the year ended December 31, 2012, the Company incurred interest expense amounting to $157,711 related to the accretion of the debt discount.  Interest on these promissory notes, including accretion of debt discount, amounted to $185,874 for the year ended December 31, 2012. Unamortized debt discount amounted to $262,129 at December 31, 2012. Effective interest rate on these notes was 35% per annum for the year ended December 31, 2012.
433,021	-

4)    Convertible promissory notes aggregating $750,000 secured by substantially all assets of the Company with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code,  and maturing on the earlier of : 1) November 21, 2013,  2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock. Of the total amount outstanding, $100,000 was due to one of the directors of the Company. The promissory notes are convertible into 512,645 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The intrinsic value of embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $321,429 and was recorded as debt discount.

       In connection with these promissory notes, the Company issued warrants to purchase 513,699 shares of the Company’s common stock.  The fair value of the warrants was determined to be $749,846 and was recorded as debt discount.

       During the year ended December 31, 2012, the Company incurred interest expense amounting to $521,275 related to the accretion of the debt discount.  Interest on these promissory notes, including accretion of debt discount, amounted to $523,796 for the year ended December 31, 2012.  Unamortized debt discount amounted to $550,000 at December 31, 2012. Effective interest rate on these notes was 210% per annum for the year ended December 31, 2012.
200,000	-

5)    Convertible promissory notes aggregating $3,250,000 secured by substantially all assets of the Company with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code, and maturing on the earlier of : 1) November 21, 2013,  2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock.  Of the total amount outstanding, $200,000 was due to two directors of the Company. The promissory notes are convertible into 2,226,027 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory notes. The intrinsic value of the embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $1,402,397 and was recorded as debt discount.

       In connection with these promissory notes, the Company issued warrants to purchase 1,113,014 shares of the Company’s common stock.  The fair value of the warrants was determined to be $1,625,890 and was recorded as debt discount.

       In connection with these promissory notes the Company issued underwriter warrants to purchase 222,603 shares of the Company’s common stock.  The fair value of the warrants was determined to be $292,368 and was recorded as debt discount. The Company also incurred debt raising cost of $375,000 in connection with these promissory notes which has been recorded as debt discount.

       During the year ended December 31, 2012, the Company incurred interest expense amounting to $716,488 related to the accretion of the debt discount.  Interest expense on these promissory notes, including accretion of debt discount, amounted to $720,099 for the year ended December 31, 2012.  Unamortized debt discount amounted to $2,979,167 at December 31, 2012. The effective interest rate on these notes was 133% per annum for the year ended December 31, 2012
	270,833	-

6)    Unsecured convertible promissory note amounting to $86,707 with principal and interest due at maturity at the higher of: a) 1% per annum or b) at the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code, and maturing on the earlier of: 1) December 31, 2013, 2) event of default, as defined in the agreement, or 3) the closing of an initial public offering of the Company’s common stock.   The promissory note is convertible into 59,388 shares of the Company’s common stock at the option of the note holder upon occurrence of certain events, as defined in the promissory note. The intrinsic value of embedded beneficial conversion feature associated with these convertible promissory notes was determined to be $37,415 and was recorded as debt discount.  Unamortized debt discount amounted to $37,415 at December 31, 2012.
	49,292	-
	2,445,836	1,335,260
Less current portion of long-term debt, net of debt discount of $3,828,711 at December 31, 2012	1,313,146	-
Long-term debt, net of debt discount of $0 and $77,430 at December 31, 2012 and 2011, respectively	$1,132,690	$1,335,260

Maturities of the long-term debt over the succeeding year and thereafter is approximately $5,142,000 (2013); and $1,133,000 (thereafter). The unamortized debt discount of $3,828,711 at December 31, 2012 will be amortized during the year ended December 31, 2013.

Note 9 – Warranty Reserve

The changes in warranty reserve, included in accrued expenses, were as follows:

	2012	2011
Balance, beginning of the year	$123,979	$-
Provisions for warranty and beta replacements	18,900	123,979
Warranty payments or beta replacements	(39,750)	-
Balance, end of the year	$103,129	$123,979

Note 10 – Common and Preferred Stock

All shares of common and preferred stock have a par value of $0.001. Each holder of common stock is entitled to one vote per share outstanding.  Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted on the record date.  As of December 31, 2012 and 2011, there were no outstanding shares of preferred stock.

Common Stock

During the year ended December 31, 2012, stockholders’ equity activity consisted of the following common stock transactions: (1) the issuance to investors in a private placement, in consideration of $52,000, of an aggregate of 19,568 shares of the Company’s common stock, (2) the issuance of an aggregate 44,846 shares of the Company’s common stock with a fair value of $78,994 for services, (3) the issuance of 2,110,897  warrants with a value of $3,088,944  in connection with debt, (4) the issuance of 477,135 warrants with a fair value of $670,947 in connection with consulting services.

During the year ended December 31, 2011, stockholders’ equity activity consisted of the following common stock transactions: (1) the issuance to investors in private placement, in consideration of $188,002, of an aggregate 70,741 shares, including 9,783 shares to an executive employee, of the Company’s common stock (2) the issuance of an aggregate 44,718 shares, including 13,170 shares to an executive employee, of the Company’s common stock with a fair value of $118,840 for services, (3) the issuance of 101,626 warrants with a fair value of $199,104 in connection with debt, (4) repurchase of 1,000  shares of the Company’s common stock for $2,658.

Preferred Stock

During the year ended December 31, 2011, the Company converted 122,175 shares of Series Seed Preferred stock into an equal number of shares of the Company’s common stock.

Note 11 – Stock Option Plan

In 2011, the Company adopted the 2011 Stock Option/Stock Issuance Plan (the “Plan”) and reserved 371,000 shares of common stock for issuance under the Plan.  The Plan is administered by the Company’s board of directors and is divided into two separate equity programs:  1) the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock, and (ii) the Stock Issuance Program, under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company.  The persons eligible to participate in the Plan are employees, non-employee members of the board of directors, consultants and other independent advisors who provide services to the Company.  Options issued under the Plan may have a term of up to ten years and may have variable vesting.

During the year ended December 31, 2012, the Company did not grant any awards of common stock or options to purchase common stock from the Plan.

During the year ended December 31, 2011, the Company granted option awards to various employees for the purchase of 38,756 shares of common stock from the Plan at an exercise price of $2.658.  The options were to vest over a period of 4 years commencing from the date of grant.    The options were valued at approximately $83,000 using the Black-Scholes option pricing model.  Pursuant to the terms of the Plan, if stockholder approval was not obtained within 12 months after the date of the board’s adoption of the Plan, then all options previously granted under the Plan would terminate and cease to be outstanding, and no further options could be granted and no shares could be issued under the Plan.  The Plan was not approved by the Company’s stockholders on or before November 5, 2012 and the option grants terminated on that date.

Awards Granted Outside the Plan

During the year ended December 31, 2012, the Company granted 45,155 stock options to purchase shares of common stock at an exercise price of $2.658 to an executive employee. The options vest over a period of 4 years commencing from the date of grant. As permitted by SAB 107, due to the Company’s insufficient history of option activity, management utilized the simplified approach to estimate the options expected term, which represents the period of time that options granted are expected to be outstanding.  The risk free interest rate for periods within the contractual life of the option is based on the U.S. treasury yield in effect at the time of grant.  The Company has never declared or paid dividends and has no plans to do so in the foreseeable future. The options were valued at approximately $85,000 using the Black-Scholes option pricing model. Amount of approximately $12,400 relating to these options was charged to expense during the year ended December 31, 2012.

The assumptions used in the Black-Scholes model are as follows:

	For the year ended December 31,
	2012	2011
Risk-free interest rate	1.41%	1.41%
Expected dividend yield	0%	0%
Expected lives	5.25 years	9 years
Expected volatility	90%	90%

A summary of the Company’s stock option activity and related information is as follows:

	2012			2011
	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Life (in years)
Outstanding at January 1	370,056	$1.115	8.9	331,300	$0.934	9.9
Granted	45,155	2.658		38,756	2.658
Exercised	-	-		-	-
Forfeited/Expired/Exchanged	(38,756)	2.658		-	-
Outstanding at December 31	376,455	$1.141	7.8	370,056	$1.115	8.9
Exercisable at December 31	326,570	$0.958	8.0	279,095	$0.884	9.0

The following table sets forth additional information about stock options outstanding at December 31, 2012:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Options Exercisable
$0.04 - $0.99	94,650	8.7	$0.1493	94,650
$1.00 - $1.99	236,650	7.6	$1.2480	225,335
$2.00- $2.66	45,155	7.4	$2.6575	6,585
	376,455			326,570

The estimated aggregate pretax intrinsic value (the difference between the Company’s estimated stock price on the last day of the year ended December 31, 2012 and the exercises price, multiplied by the number of in-the-money options) is approximately $373,000. This amount changes based on the fair value of the Company’s stock.

As of December 31, 2012, there was $79,371 of unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.4 years.

Note 12 – Warrants

During the year ended December 31, 2012, the Company issued 2,110,897 warrants to purchase shares of the Company’s common stock to various promissory note holders with exercise prices ranging from $0.001 to $2.658. The warrants vest through November 2013. The warrants were valued at approximately $3,089,000 using the Black-Scholes option pricing model. See Note 8.

During the year ended December 31, 2012, the Company issued 477,135 warrants to purchase shares of the Company’s common stock to a consultant in connection with consulting services.  The warrants have an exercise price of $1.46. The warrants vested immediately. The warrants were valued at approximately $671,000 using the Black-Scholes option pricing model which was charged to expense during 2012.

During the year ended December 31, 2011, the Company issued 101,626 warrants to purchase shares of the Company’s common stock in connection with Promissory Note with an exercise price of $0.001. The warrants vested over a period of 9 months from the date of issuance. The warrants were valued at approximately $199,000 using the Black-Scholes option pricing model. See Note 8.

The assumptions used in the Black-Scholes model are as follows:

	For the year ended December 31,
	2012	2011
Risk-free interest rate	0.46% -0.69%	1.41%
Expected dividend yield	0%	0%
Expected lives	3.5 – 4 years	10 years
Expected volatility	90%	90%

A summary of the Company’s warrant activity and related information is as follows:

	2012		2011
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price
Outstanding at January 1	221,451	$0.00072	119,825	$0.00043
Granted	2,588,032	1.87	101,626	0.0010
Exercised	-	-	-	-
Forfeited/Expired	-	-	-	-
Outstanding at December 31	2,809,483	$1.52	221,451	$0.00072

Note 13 – Income Taxes

Income taxes are disproportionate to income due to net operating loss carryforwards, which are fully reserved. As of December 31, 2012, the Company has federal net operating loss carryforwards of approximately $5,313,000 which will begin to expire in 2031.  Management has concluded that it is more likely than not that the Company will not have sufficient taxable income within the carryforward period permitted by current law to allow for the utilization of certain of the deductible amounts generating the deferred tax assets; therefore, a full valuation allowance has been established to reduce the net deferred tax assets to zero at December 31, 2012 and 2011.

The following is a summary of the significant components of the Company’s net deferred income tax assets and liabilities as of December 31, 2012 and 2011:

	Year ended December 31,
	2012	2011
Current deferred income tax assets:
Inventory – uniform capitalization	$18,000	$10,000
Less valuation allowance	(18,000)	(10,000)
	$-	$-
Non-current deferred income tax assets and (liabilities):
Net operating loss	$1,806,000	$675,000
Research and development credit	18,000	18,000
Warrant reserve	35,000	42,000
Depreciation and amortization	7,000	1,000
Other	(139,000)	(29,000)
Less valuation allowance	(1,727,000)	(707,000)
Net non-current deferred tax assets	$-	$-

The Company has applied the provisions of FASB ASC 740, “Income Tax” which clarifies the accounting for uncertainty in tax positions. FASB ASC 740 requires the recognition of the impact of a tax position in the financial statements if that position is more likely than not of being sustained on a tax return upon examination by the relevant taxing authority, based on the technical merits of the position.  At December 31, 2012 and 2011, the Company had no unrecognized tax benefits.

The Company recognizes interest and penalties related to income tax matters in interest expense and operating expenses, respectively. As of December 31, 2012 and 2011, the Company has no accrued interest and penalties related to uncertain tax positions.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction.  The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2008. The Company currently is not under examination by any tax authority.

The reconciliation between the statutory income tax rate and the effective tax rate is as follows:

	For the year ended December 31,
	2012		2011
Statutory federal income tax rate	(34	) %	(34	) %
Debt discount	12		4
Other	-		1
Valuation allowance	22		29
	-%		-%

Note 14 – Commitments

Lease

The Company leases its facility in Spicewood, Texas under a non-cancelable operating lease expiring on May 31, 2014. Rent expense incurred for the years ended December 31, 2012 and 2011 amounted to $34,932 and $31,833, respectively.

Future estimated lease payments are as follows:

Year ending December 31,
2013	$38,000
2014	16,000
$54,000

Employment Agreement

The Company has entered into an employment agreement, subsequently amended on May 8, 2013, with executive management personnel that provides for severance payments upon termination without cause. Consequently, if the Company had released executive management personnel without cause or due to a change in control, as defined in the employment agreement, the severance expense due would be a minimum six month salary of approximately $88,000, plus any pro-rated bonuses and vacation days earned.

Note 15 – Consulting Services

During the years ended December 31, 2112 and 2011, the Company incurred $50,069, and $75,823 respectively, on account of consulting services and fixed asset purchases from a company which is owned by one of the major shareholders of the company who from May 2007 to November 2012 was also a director of the Company.

Note 16 – Retirement Plan

The Company has adopted a defined contribution retirement plan covering all of its employees. Under the plan, the Company contributions are discretionary. The Company’s discretionary contributions amounted to $4,198 and $1,939 for the years ended December 31, 2012 and 2011, respectively.

Note 17 - Unaudited Pro Forma Stockholders' Deficit

The Company is in the process of filing a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed offering of its securities.  If the offering contemplated by the registration statement is consummated and the Company raises sufficient equity to meet the listing requirements of the NASDAQ Capital Market, the board of directors has been authorized by the Company's stockholders to effect a reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the offering.  The unaudited proforma stockholders' deficit as of December 31, 2012 gives effect to the assumed 1-for-2.381 reverse stock split (see Note 18).

Since the 1-for-2.381 reverse stock split is to be effected after the effectiveness of the registration statement, the historical share information included in the accompanying financial statements and notes hereto does not assume the 1-for-2.381 reverse stock split, and accordingly has not been adjusted.
Note 18 – Reverse Stock Split

On June 13, 2013, the Company’s Board of Directors, and on July 5, 2013, stockholders holding a majority of the Company’s outstanding voting power, approved resolutions authorizing the Board of Directors to effect a reverse split of the Company’s common stock at an exchange ratio of between one-for-two and one-for-ten, with the Board of Directors retaining the discretion as to whether to implement the reverse split and which exchange ratio to implement.  The reverse stock split is intended to allow the Company to meet the minimum share price requirement of The Nasdaq Capital Market.  During August 2013, the Board of Directors determined that, following the effectiveness of the registration statement and prior to the closing of the offering, the Board of Directors will effect the reverse stock split at a ratio of one share for each 2.381 shares.

Note 19 - Subsequent Events

Consulting Agreement

On April 19, 2013, the Company entered into an agreement effective May 1, 2013 with an unrelated party to provide public relations services for a monthly fee of $7,500 for a period of 12 months.

Employment Agreements

On May 8, 2013, the Company entered into employment agreements with the Chief Technology Officer and Chief Executive Officer of the Company that provide for severance payments upon termination without cause. Consequently, if the Company had released executive management personnel without cause or due to a change in control, as defined in the employment agreements, the severance expense due would be a minimum six month salary of approximately $212,000, plus any pro-rated bonuses and vacation days earned.